  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1998.

                                                     REGISTRATION NO. 333-49397
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       FOCAL COMMUNICATIONS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     4812                    36-4167094
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

         200 NORTH LASALLE STREET, SUITE 800, CHICAGO, ILLINOIS 60601
                                (312) 895-8400
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH A. BEATTY
       EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, AND TREASURER
                       FOCAL COMMUNICATIONS CORPORATION
                      200 NORTH LASALLE STREET, SUITE 800
                            CHICAGO, ILLINOIS 60601
                                (312) 895-8400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                               SCOTT HODES, ESQ.
                              DAVID S. GUIN, ESQ.
                                ROSS & HARDIES
                           150 NORTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60601
                                (312) 558-1000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]


                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                SUBJECT TO COMPLETION--DATED JULY 13, 1998

PROSPECTUS

                                 $270,000,000

                       FOCAL COMMUNICATIONS CORPORATION

OFFER TO EXCHANGE ITS 12.125% SENIOR DISCOUNT NOTES DUE 2008, SERIES B FOR ANY
       AND ALL OF ITS OUTSTANDING 12.125% SENIOR DISCOUNT NOTES DUE 2008

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     ,
                            1998, UNLESS EXTENDED.

  Focal Communications Corporation, a Delaware corporation ("Focal" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time) and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange $1,000 stated principal amount at maturity of its 12.125% Senior Discount Notes due February 15, 2008, Series B (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount at maturity of its outstanding unregistered 12.125% Senior Discount Notes due February 15, 2008, of which $270,000,000 in aggregate principal amount at maturity is outstanding as of the date hereof (the "Senior Notes" and, together with the Exchange Notes, the "Notes").

  The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Agreement dated February 15, 1998 (the "Registration Agreement") among the Company and Salomon Brothers Inc, Morgan Stanley & Co. Incorporated and NationsBanc Montgomery Securities LLC (the "Initial Purchasers"). The Exchange Notes will evidence the same indebtedness as the Senior Notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, an indenture dated as of February 18, 1998 between the Company and the Harris Trust and Savings Bank, as trustee (the "Trustee"), governing the Senior Notes and the Exchange Notes (the "Indenture").

  The Exchange Notes will mature on February 15, 2008. In the period prior to February 15, 2003, interest at a rate of 12.125% per annum will accrue on the Exchange Notes but will not be payable in cash ("Deferred Interest"). From February 15, 2003, interest at a rate of 12.125% per annum ("Current Interest") on the stated principal amount at maturity of the Exchange Notes will be payable in cash semiannually on August 15 and February 15 of each year, beginning on August 15, 2003. For U.S. federal income tax purposes, the Exchange Notes will be considered to bear original issue discount. Accordingly, holders of the Notes will be required to report income for tax purposes in advance of the receipt of current payments to which such income is attributable. See "Description of the Exchange Notes" and "Certain United States Federal Income Tax Considerations."

  The Exchange Notes will be redeemable, at the option of the Company at any time, in whole or in part, on or after February 15, 2003, at the redemption prices set forth herein plus accrued and unpaid Current Interest, if any, to the redemption date. In the event of one or more Public Equity Offerings (as defined herein), following which there is a Public Market (as defined herein), on or before February 15, 2001, the Company may, at its option, use all or a portion of the net cash proceeds therefrom to redeem up to 35% of the aggregate stated principal amount at maturity of the Exchange Notes at a redemption price equal to 112.125% of the Accreted Value (as defined herein) thereof plus accrued and unpaid Current Interest, if any, and Additional Interest (as defined herein), if any, to the redemption date. See "Description of the Exchange Notes--Optional Redemption." In the event of a Change of Control (as defined herein) each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid Current Interest, if any, to the repurchase date (the "Change of Control Purchase Price"). If after giving effect to a Change of Control Offer (as defined herein) at least 95% of the original aggregate stated principal amount at maturity of the Exchange Notes has been redeemed or repurchased, the Company shall have the right to redeem the balance of the Exchange Notes at a redemption price equal to 101% of the Accreted Value thereof plus accrued and unpaid Current Interest, if any, and Additional Interest, if any, to the redemption date. See "Description of the Exchange Notes--Repurchase at the Option of Holders upon a Change of Control." There can be no assurance that the Company will have the financial resources necessary to repurchase the Exchange Notes in such circumstances.
                                                       (continued on next page)

                               ---------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

                               ---------------

  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
     AND EXCHANGE  COMMISSION  NOR  HAS THE  COMMISSION  PASSED  UPON THE
       ACCURACY  OR ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO
          THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is     , 1998.

(continued from previous page)

  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with the Senior Notes and all other existing and future senior unsecured indebtedness of the Company, if any, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any. Holders of secured indebtedness of the Company, however, will have claims that are prior to the claims of the holders of the Exchange Notes with respect to the assets securing such indebtedness. The Company is a holding company that conducts all of its operations through its subsidiaries. The Notes will therefore be effectively subordinated to the claims of creditors and holders of preferred stock of the Company's subsidiaries. See "Risk Factors--Holding Company Structure; Effective Subordination of the Exchange Notes" and "Description of the Exchange Notes-- Ranking." As of December 31, 1997, on a pro forma basis after giving effect to the Offering (as defined herein) and the application of the net proceeds therefrom, the Company would have had no outstanding indebtedness other than the Notes.

  The Senior Notes were originally issued and sold on February 18, 1998 in a transaction not registered under the Securities Act (the "Offering"). Accordingly, the Senior Notes may not be offered for resale, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities, or (ii) a broker-dealer that acquired Senior Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act ("Rule 144A") or another available exemption under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such holders are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

  By tendering Senior Notes in exchange for Exchange Notes, each holder will represent to the Company, among other things, that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) at the time of the commencement of the Exchange Offer, such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; and (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act). Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The Senior Notes, however, have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Notes remain outstanding, a holder's ability to sell such Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Notes, except under limited circumstances. See "Description of the Exchange Notes--Exchange Offer; Registration Rights." No assurance can be given as to the liquidity of either the Senior Notes or the Exchange Notes.

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SENIOR NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER.

  Senior Notes may be tendered for exchange prior to 5:00 p.m., New York City
time, on     , 1998 (such time on such date being hereinafter called the
"Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer--Expiration Date; Extensions; Amendments." Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange. The Exchange Offer is, however, subject to certain events and conditions and to the terms of the Registration Agreement. Senior Notes may be tendered only in integral multiples of aggregate stated principal amount at maturity of $1,000. The Company has agreed to pay all expenses of the Exchange Offer. This Prospectus, together with the Letter of Transmittal, is being sent
to all registered holders of Senior Notes as of     , 1998.

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                               ----------------

  The Company has registered or applied to register the following trademarks which may appear in this Prospectus: Focal(TM) and its logo, Focal Communications Corporation(TM), Focused on Local Communications(TM), Functionally Equivalent, Technically Superior, Low Cost(TM), The Third Generation CLEC(TM), and Multi-Exchange Service(TM).

                               ----------------

  Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information, including the Company's Consolidated Financial Statements and notes thereto, contained herein. Unless otherwise indicated, references to "Focal" or the "Company" include Focal Communications Corporation, a Delaware corporation, and its consolidated subsidiaries.

                                  THE COMPANY

  Focal began operations during 1996 and has operated in Chicago since May 1997 and New York since January 1998, currently serving a total of 6 MSAs (metropolitan statistical areas). The Company plans to offer services in 37 additional MSAs by the end of 1999, reaching a total of 43 MSAs in ten metropolitan markets. As of March 31, 1998, the Company had 21,082 access lines sold, of which 14,528 were installed and in service. This compares to 13,411 lines sold and 7,394 lines installed as of December 31, 1997.

FOCAL'S NETWORK

  The Company has chosen to pursue a network design approach which involves purchasing and maintaining its own switches while leasing fiber optic transmission facilities on an incremental basis as demand dictates. This approach is made possible by the availability of fiber optic transmission facilities from multiple vendors in each of the markets it serves or intends to serve. The Company's network design allows it to (i) reduce the capital investments necessary to provide services to its customers by focusing capital expenditures on switches and related technology (the most critical component of its network), (ii) avoid the construction of fiber optic facilities and the "stranded" capital sometimes associated with such construction, (iii) better match the commitment of capital to the acquisition of revenue generating customers and (iv) generate revenue and cash flow more quickly than if the Company constructed its own fiber optic transmission facilities. The Company leases transmission facilities from at least three vendors in each market in which it conducts business, providing the Company with added negotiating leverage and allowing the Company to offer its customers enhanced redundancy and diversity. To satisfy the needs of its high-volume corporate customer base the Company has engineered its network to be virtually non-blocking, thereby maximizing call completion.

FOCAL'S MARKETS

  Focal selects its target geographical markets based on several primary criteria: sufficient market size; favorable state regulatory environment; the pre-existence of well-developed interconnection agreements and processes with the incumbent local exchange carrier ("ILEC"); and the existence of multiple fiber providers with extensive networks. Based primarily on these factors, the Company began offering service in Chicago and New York and intends to expand into eight additional Tier I metropolitan markets by the end of 1999, including: Los Angeles, San Francisco, Washington, D.C., Philadelphia, Boston, Detroit, Miami and Seattle. Focal expects to generate incremental business from its existing customer base as it expands into new markets. Many of the Company's existing customers have operations in Focal's targeted cities and the Company believes the opportunity to leverage its relationships with these customers is significant. Management estimates total expenditures for local telecommunications service in the business segment for its ten target markets to be approximately $12.2 billion per year.

  The Company believes a significant demand for its services exists because the telecommunications-intensive users in Tier I markets are inadequately served with regard to highly reliable, local switched telecommunications services. The Company believes that large telecommunications-intensive users will increasingly demand diversity in providers of local telecommunications service as they have already done in long distance and private-line telecommunications services. Most second generation CLECs initially chose to compete in Tier II and Tier III markets, effectively ceding the Tier I markets to the first generation CLECs (i.e., MFS Communications Company, Inc. ("MFS") and Teleport Communications Group ("TCG")). Moreover, the vast majority of CLECs, both first and second generation, have more expertise in providing leased transport facilities, as opposed to switched services, and provide bundled communications services to small and medium sized business customers. Focal is The Third Generation CLEC(TM) that focuses on providing value-added, switched local services to large telecommunications-intensive users in Tier I markets. Management believes that the Company's focus on providing a limited number of services to a defined market allows it to outperform its competitors in terms of service quality, reliability, and responsiveness.

MANAGEMENT AND SPONSORSHIP

  Focal believes that its management and operations team is a critical component of its initial success and will continue to be a key element of differentiation. The Company has built a skilled and experienced management team headed by the Company's Chief Executive Officer, Robert C. Taylor, Jr., and Chief Operating Officer, John R. Barnicle, who were most recently senior executives at MFS. Overall, the founding management team has extensive prior work experience at well known ILECs, CLECs and other telecommunications companies. See "Management." Furthermore, Madison Dearborn Capital Partners, L.P. ("MDCP"), Frontenac VI, L.P. ("Frontenac") and Battery Ventures III, L.P. ("Battery," with MDCP, Frontenac and Battery being hereinafter sometimes individually referred to as an "Equity Investor" and collectively referred to as the "Equity Investors") have invested, together with management and certain other investors, an aggregate of $26.1 million of equity in the Company. As a result of such investments, the Equity Investors own, in the aggregate, approximately 80% of the Company's outstanding equity and each Equity Investor has appointed one or more representatives to the Company's board of directors. See "Security Ownership of Certain Beneficial Owners and Management."

                                    STRATEGY

  The Company's objective is to become the local provider of choice to telecommunications-intensive customers in Tier I markets. Key strategies in the development and fulfillment of the Company's objective are discussed below.

BUSINESS STRATEGY

  Principal Focus on Local Service. The Company offers a focused set of value-added local switched services to its customers, which management believes differentiates the Company from a majority of competitors who are seeking to provide "one-stop" telecommunications services. See "Business--Business Strategy."

  Design and Install a Highly Capital-Efficient Network. Management believes the Company can generate a substantially greater return on invested capital by concentrating its investment in switching, information, billing and support systems, while leasing its transport facilities. See "Business--Business Strategy."

  Build a More Robust Network than ILECs or CLECs. The Company has designed and built its network to meet the demanding traffic and reliability requirements of its target customers. Focal utilizes Nortel, DMS-500 SuperNode central office switches that have been engineered by the Company to be virtually non-blocking, thereby maximizing call completion. Focal also designs its leased fiber facilities to avoid blocking. See "Business--Business Strategy."

  Minimize Dependence on Deregulation. While the Telecommunications Act of 1996 (the "Telecom Act") is likely to benefit CLECs in the long-term, Focal believes the tangible benefits from the Telecom Act are limited in the short-term. Accordingly, Focal's business strategy allows it to minimize its reliance on provisions of the Telecom Act to achieve its objectives. See "Business-- Business Strategy."

MARKETING STRATEGY

  Penetrate Corporate Accounts. The Company emphasizes the diversity, reliability and sophistication of its network and services in order to earn its selection as the local provider of choice for its customers. Focal has developed a number of products and services which it believes provide it with a competitive advantage when attempting to penetrate new corporate accounts, including Focal Virtual Office and 800 service. See "Business--Products and Services." See "Business--Business Strategy."

  Take Advantage of the Significant and Growing ISP Opportunity. The dramatic increase in dial-up access to the Internet has created a particularly strong demand for local access lines by ISPs. CLECs are generally well-positioned to satisfy this demand as the only alternative source of access lines. Focal offers advantages to ISPs that certain of its competitors are currently unable to provide, such as environmentally conditioned colocation space, virtually non-blocking switching and transport facilities, guaranteed installation times and modified foreign exchange service (which allows certain calls which would otherwise be toll calls to be made as local calls). See "Business--Business Strategy."

  Maximize Network Utilization through VAR and Other Wholesale Arrangements. To further maximize network utilization while minimizing cost of sales, Focal distributes service to other customer segments through VARs and other wholesale arrangements. See "Business--Business Strategy."

                                ----------------

  The Company's principal executive offices are located at 200 North LaSalle Street, Suite 800, Chicago, Illinois 60601 and its phone number is (312) 895-8400.

                               THE EXCHANGE OFFER

The Exchange Offer........  Up to $270,000,000 aggregate stated principal amount at maturity of Exchange Notes are being offered in exchange for a like aggregate principal amount at maturity of Senior Notes. Senior Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 stated principal amount at maturity. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Agreement relating to the Senior Notes. For a description of the procedures for tendering Senior Notes, see "The Exchange Offer--Procedures for Tendering Senior Notes."

Expiration Date...........  5:00 p.m., New York City time, on     , 1998 unless
                            the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange
                            Offer is extended). See "The Exchange Offer--
                            Expiration Date; Extensions; Amendments."

Conditions to the           The Exchange Offer is subject to certain
 Exchange Offer...........  conditions, which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Senior Notes being tendered.
                            See "The Exchange Offer--Conditions to the Exchange
                            Offer."

                            The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time: (i) to delay the acceptance of the Senior Notes; (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied; (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Notes to withdraw their tendered Senior Notes; and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Withdrawal Rights.........  Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures as set forth below under "The Exchange Offer--Withdrawal Rights."

Procedures for Tendering
 Senior Notes.............  Tendering holders of Senior Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile transmission or hand delivery, together with any other required documents, to the Exchange Agent, either with the Senior Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Senior Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Senior Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Senior Notes pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Senior Notes."

                            Letters of Transmittal and certificates
                            representing Senior Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer-- Exchange Agent."

Resales of Exchange
 Notes....................  Based on interpretations by the staff of the
                            Commission, as set forth in no-action letters issued to third parties unrelated to the Company (e.g., Exxon Capital Holdings Corporation, publicly available May 13, 1988; K-III Communications Corporation, publicly available May 14, 1993; Brown & Wood LLP, publicly available February 7, 1997; Warnaco, Inc., publicly available October 2, 1991; and Mary Kay Cosmetics, Inc., publicly available June 5, 1991), the Company believes that holders of Senior Notes (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities, or (ii) a broker-dealer that acquired Senior Notes directly from the Company for resale pursuant to Rule 144A or another available exemption under the Securities Act) who exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such holders are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Exchange Agent............  The exchange agent with respect to the Exchange
                            Offer is Harris Trust and Savings Bank (the
                            "Exchange Agent"). The address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds...........  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

Certain United States
 Federal Income Tax         The exchange of the Exchange Notes for the Senior
 Considerations...........  Notes will not be a taxable exchange for U.S.
                            federal income tax purposes, and holders of Senior
                            Notes should not recognize any taxable gain or loss of any interest income as a result of such exchange. See "Certain United States Federal Income
                            Tax Considerations--The Exchange."

                               THE EXCHANGE NOTES

Securities Offered........  $270,000,000 aggregate stated principal amount at maturity of 12.125% Senior Discount Notes due February 15, 2008. The terms of the Exchange Notes will be identical in all material respects to the terms of the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Agreement. The Exchange Notes will evidence the same debt as the Senior Notes and will be issued pursuant to and entitled to the benefits of the Indenture.

Issue Price...............  $555.6578 per $1,000 stated principal amount at maturity.

Maturity..................  February 15, 2008.

Yield and Interest........  12.125% per annum (computed on a semiannual bond equivalent basis). In the period prior to February 15, 2003, interest will accrue but will not be payable in cash. From February 15, 2003, interest on the stated principal amount at maturity of the Notes will be payable in cash semiannually on August 15 and February 15 of each year, beginning on August 15, 2003. See "Description of the Exchange Notes."

Original Issue Discount...  For U.S. federal income tax purposes, the Exchange
                            Notes will be considered to bear original issue discount ("OID"). Although Current Interest on the Notes will not be payable prior to August 15, 2003, a U.S. Holder (as defined herein) of Exchange Notes will be required to include OID in such holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations."

Ranking...................  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with the Senior Notes and all other existing and future senior indebtedness of the Company, if any, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any. Holders of secured indebtedness of the Company, however, will have claims that are prior to the claims of the holders of the Exchange Notes with respect to the assets securing such other indebtedness. As of March 31, 1998, the Company had no outstanding indebtedness other than the Notes. The Exchange Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries (including trade payables). See "Description of the Exchange Notes--Ranking."

Optional Redemption.......  The Exchange Notes will be redeemable, at the
                            Company's option, in whole or in part, at any time or from time to time, on or after February

                            15, 2003, at 106.063% of their stated principal amount at maturity, plus accrued and unpaid Current Interest, declining ratably to 100% of their stated principal amount at maturity, plus accrued and unpaid Current Interest, on or after 2006. In addition, at any time and from time to time, prior to February 15, 2001, the Company may redeem in the aggregate up to 35% of the original aggregate stated principal amount at maturity of the Exchange Notes with the proceeds from one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of Accreted Value on the redemption date) of 112.125%, plus Additional Interest, if any; provided that at least 65% of the original aggregate stated principal amount at maturity of the Exchange Notes remains outstanding after each such redemption. See "Description of the Exchange Notes--Optional Redemption."

Change of Control.........  Upon the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes pursuant to a Change of Control Offer (as defined herein) at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid Current Interest, if any, to but excluding the repurchase date. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all Exchange Notes tendered by holders seeking to accept the Change of Control Offer. Upon the occurrence of a Change of Control, if after giving effect to a Change of Control Offer at least 95% of the original aggregate stated principal amount at maturity of the Exchange Notes has been redeemed or repurchased, the Company shall have the right to redeem the balance of the Exchange Notes at a redemption price equal to 101% of the Accreted Value thereof plus accrued and unpaid Current Interest, if any, to but excluding the Change of Control Redemption Date (as defined herein). See "Description of the Exchange Notes--Repurchase at the Option of Holders upon a Change of Control."

Certain Covenants.........  The Indenture contains certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness (and, in the case of certain subsidiaries, issue preferred stock), pay dividends or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into sale and leaseback transactions, incur liens, cause encumbrances or restrictions to exist on the ability of certain subsidiaries to pay dividends or make distributions in respect of their capital stock, issue and sell capital stock of certain subsidiaries, enter into transactions with affiliates, sell assets, or amalgamate, consolidate, merge or sell or otherwise dispose of all or substantially all of their property and assets. These covenants are subject to important exceptions and qualifications. See "Description of the Exchange Notes--Certain Covenants."

  For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. However, upon the original issuance of the Senior Notes, the net proceeds received by the Company, after deducting the discount to the Initial Purchasers and other expenses payable by the Company, was approximately $144 million. The Company used or will use the net proceeds
(i) to fund the cost of acquiring and installing telecommunications switches and related infrastructure, (ii) to fund operating losses, (iii) to repay approximately $3.5 million principal amount of outstanding indebtedness of a subsidiary, (iv) for potential, selected acquisitions (although none have been negotiated or contemplated), and (v) for general corporate purposes. Prior to using the net proceeds for such purposes, the Company has invested the net proceeds in short-term money market and other market-rate, investment-grade instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Use of Proceeds."

                                  RISK FACTORS

  POTENTIAL PARTICIPANTS IN THE EXCHANGE OFFER SHOULD CONSIDER CAREFULLY CERTAIN FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS." SEE "RISK FACTORS." These risk factors are generally applicable to the Senior Notes as well as the Exchange Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary consolidated financial data presented below as of and for the seven month period ended December 31, 1996, and the year ended December 31, 1997, have been derived from the Consolidated Financial Statements of the Company, and the notes related thereto, included elsewhere in this Prospectus. The Financial Statements of the Company for the seven month period ended December 31, 1996 and for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent auditors. The summary financial data for the three month periods ended March 31, 1997 and 1998 have been derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes related thereto, and the other financial data appearing elsewhere in this Prospectus.

                            PERIOD FROM
                           COMMENCEMENT
                           OF OPERATIONS                    THREE MONTHS ENDED
                         (MAY 31, 1996) TO  YEAR ENDED   -------------------------
                           DECEMBER 31,    DECEMBER 31,   MARCH 31,    MARCH 31,
                               1996            1997         1997          1998
                         ----------------- ------------  -----------  ------------
                                                         (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................    $      --      $  4,023,690  $       --   $  5,102,448
Expenses:
 Customer service and
  network operations....           --         2,154,980        8,697     1,826,893
 Selling, general
  and administrative....       421,777        2,887,372      416,492     1,307,625
 Depreciation and
  amortization..........         1,150          615,817        7,337       890,871
                            ----------     ------------  -----------  ------------
Operating income
 (loss).................      (422,927)      (1,634,479)    (432,526)    1,077,059
Interest income
 (expense), net.........        17,626           67,626       42,925    (1,093,250)
                            ----------     ------------  -----------  ------------
Net income (loss).......    $ (405,301)    $ (1,566,853) $  (389,601) $    (16,191)
                            ==========     ============  ===========  ============
                                           DECEMBER 31,   MARCH 31,    MARCH 31,
                         DECEMBER 31, 1996     1997         1997          1998
                         ----------------- ------------  -----------  ------------
                                                         (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Current Assets..........    $3,807,004     $  4,737,808  $ 5,069,167  $158,404,803
Fixed Assets, net.......        81,153       11,176,774    2,318,202    18,125,851
Total Assets............     3,888,157       15,914,582    7,387,369   182,228,022
Long-term debt..........           --         3,536,886          --    152,093,513
Redeemable Class A Com-
 mon Stock(1)...........     4,024,653       12,403,218    8,024,653           --
Total stockholders' eq-
 uity (deficit).........      (404,954)      (2,075,372)   7,230,097    24,111,655
OTHER FINANCIAL DATA:
EBITDA(2)...............    $ (421,777)    $ (1,018,662) $  (425,189) $  1,967,930
Capital expenditures....        82,303       11,655,524    2,244,385     7,593,061
Deficiency of earnings
 to fixed charges(3)....       405,301        1,566,853      389,601        16,191
SUMMARY CASH FLOW DATA:
Net cash provided by
 (used in) operating
 activities.............    $ (152,576)    $ (1,634,017) $  (522,595) $  3,745,255
Net cash used in
 investing activities...       (82,303)     (11,655,524)  (2,244,385)  (13,537,316)
Net cash provided by
 financing activities...     4,025,000       11,755,972    3,999,514   160,294,453
OPERATING DATA:
Access lines in
 service(4).............           --             7,394          --         14,528
Minutes of use
 (millions).............           --             281.7          --          401.6

--------
(1) See "Capitalization" and "Description of Capital Stock."
(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures for other companies. See "Consolidated Statements of Cash Flows."

(3) The ratio of earnings to fixed charges is calculated by dividing (i) income
    (loss) before provision for income taxes, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, plus the estimated component of rental expense deemed by the Company to be representative of the interest factor.
(4) Represents the number of access lines in service (at a DSO level) and excludes the signaling channel of primary rate ISDN-based connections.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, holders of Senior Notes should carefully consider the risk factors set forth below before tendering their Senior Notes for Exchange Notes.

LIMITED HISTORY OF OPERATIONS; NEGATIVE CASH FLOW

  The Company began operations in May 1996. Accordingly, prospective participants in the Exchange Offer have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt obligations (including the Senior Notes and the Exchange Notes) or to compete successfully in the telecommunications business.

  The development of the Company's businesses and the acquisition, installation and expansion of its networks require significant expenditures, a portion of which are made before any revenues may be realized. Such capital expenditures are expected to increase as the Company grows its customer base in existing markets and expands into additional markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Business--Market Potential." These expenditures, together with the associated early service costs, will result in negative cash flow and operating losses until an adequate revenue base may be established. There can be no assurance that an adequate revenue base will be established. Management believes the Company may produce negative consolidated cash flow for a period of at least 18 months from the date of this Prospectus. The Company will continue to make expenditures in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient cash flow to service its debt obligations (including the Senior Notes and the Exchange Notes), to meet working capital requirements or to compete successfully in the telecommunications business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  The Company is highly leveraged following the issuance of the Notes. As of March 31, 1998, the Company had no outstanding indebtedness other than the Notes. The Indenture permits, subject to certain conditions, the incurrence of additional indebtedness. The Company may incur substantial additional indebtedness (including secured indebtedness) following the issuance of the Senior Notes and Exchange Notes for the construction or acquisition and expansion of networks, the purchase of transmission and switching equipment, and the introduction of new service offerings. See "--Future Capital Requirements," and "--Holding Company Structure; Effective Subordination of the Exchange Notes."

  The Company's ability to make principal and interest payments on the Notes will be dependent upon, among other things, the Company's future operating performance and anticipated cash flow and its ability to obtain additional debt or equity financing. Factors affecting the ability of the Company to achieve the foregoing include prevailing economic, financial, competitive and regulatory conditions and other factors affecting the Company's business and operations, including the Company's ability to implement its business strategy in new markets on a timely and cost-effective basis. There can be no assurance that the Company will have adequate sources of liquidity to make required payments of principal and interest on its indebtedness (including the Notes), whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements. If the Company does not have sufficient available resources to repay its outstanding indebtedness when it becomes due and payable, the Company may find it necessary to refinance such indebtedness; there can be no assurance however that refinancing will be available, or if available, that it will be available on reasonable terms. Any failure by the Company to satisfy its obligations with respect to its indebtedness at maturity or prior thereto would constitute a default under such indebtedness and could cause a default under agreements governing other indebtedness, if any, of the Company. Such defaults could result in a default under the Indenture and could delay or preclude payment of interest or principal on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." If the Company were unable to obtain adequate financing or refinancing on satisfactory terms, it would have to consider various other options such as the sale of certain assets or additional equity to meet its debt service requirements or other options available to it under law. There can be no assurance that such options would be permitted under the terms of the Company's indebtedness or other agreements or that such options would be available on terms acceptable to the Company, if at all. See "Description of the Exchange Notes--Certain Covenants."

  The Company's high degree of leverage could have important consequences, including: (i) a substantial portion of the Company's sources of capital and cash flow from operations must be dedicated to debt service payments, thereby reducing the funds available to the Company for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, repayment of indebtedness or other purposes may be impaired, whether as a result of the covenants and other terms of its debt instruments or otherwise; (iii) the Company is substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's high degree of leverage may limit its ability to expand capacity and otherwise meet its growth objectives; and (v) the Company's high degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, the Company's operating and financial flexibility is limited by the Indenture and may be limited by covenants contained in agreements governing future indebtedness of the Company and its subsidiaries. Such covenants will impose significant operating and financial restrictions on the Company and its subsidiaries and will restrict, limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets, make investments, engage in transactions with affiliates, create liens or engage in mergers or acquisitions. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interest of the Company. See "Description of the Exchange Notes."

FUTURE CAPITAL REQUIREMENTS

  Expansion of the Company's existing networks and services, the acquisition and development of new networks and services and the funding of initial operating losses will require significant capital expenditures. The Company plans to have operations in ten cities by the end of 1999. The Company currently intends to fund the expansion of its networks and the deployment of switches in all of such networks with full capabilities for local dial tone and switched access termination and origination services with its existing cash balances and the net proceeds of additional financings, if required. See "Use of Proceeds." If the Company requires additional capital to complete the planned build out of its networks, or if customer demand in such markets exceeds current expectations, the Company's funding needs may increase. In addition, the Company will continue to evaluate additional revenue opportunities in each of its markets and, as attractive additional opportunities may develop, the Company plans to make additional capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet such additional capital needs with additional borrowings under credit facilities, proceeds from the sale of additional debt or equity securities and joint ventures. The Company's network design strategy of leasing its transmission facilities may result in EBITDA (as defined in footnote 2 on page 10) levels lower than other CLECs that own their transport facilities. Such differences may, in the absence of other factors that management believes should increase its EBITDA (as defined in footnote 2 on page 10) relative to its competitors, make it more difficult for the Company to obtain debt financing relative to other CLECs of similar size. There can be no assurance, however, that the Company will be successful in raising sufficient additional debt or equity capital on terms that it will consider acceptable or that the Company's operations will produce cash flow in sufficient amounts. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications industry.

The Company's expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not be significantly higher or lower.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF THE EXCHANGE NOTES

  The Company is a holding company which derives all of its revenues from the operation of its subsidiaries. The holders of the Exchange Notes will have no direct claim against the subsidiaries for payment under the Exchange Notes. As such, the Company is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its cash obligations, including the payment of principal and interest on the Exchange Notes. The ability of the Company to obtain such dividend payments from its subsidiaries may be limited or restricted by, among other things, the profitability and cash flow of such subsidiaries, the terms of such subsidiaries' indebtedness and applicable laws, including state corporate laws which in certain circumstances limit the ability of a corporation to pay dividends. Although there are currently no such limitations or restrictions on the Company's ability to obtain dividend payments from its subsidiaries, future debt securities, loan agreements or other agreements may contain such limitations or restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Claims of creditors of the Company's subsidiaries and holders of preferred stock of such subsidiaries will have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Exchange Notes, except to the extent that such subsidiaries have provided guarantees of the Company's indebtedness and except to the extent that loans made by the Company to its subsidiaries are recognized as indebtedness. Therefore, the Exchange Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including trade payables. See "Use of Proceeds" and "Description of the Exchange Notes--Ranking."

  The Exchange Notes will be effectively subordinated to any secured indebtedness of the Company because holders of such indebtedness will have claims that are prior to the claims of the holders of the Exchange Notes with respect to the assets securing such indebtedness except to the extent the Exchange Notes are equally and ratably secured by such assets. As of March 31, 1998, the Company had no outstanding indebtedness other than the Notes. The Indenture limits, but does not prohibit, the incurrence of certain other secured and unsecured indebtedness by the Company and its subsidiaries. See "Description of the Exchange Notes--Certain Covenants--Limitation on Consolidated Indebtedness." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

IMPLEMENTATION OF GROWTH STRATEGY

  The expansion and development of the Company's operations will depend, among other things, on the Company's ability to assess markets, install and operate switches, recruit and hire personnel, install facilities, implement and improve its operating and administrative systems and obtain any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that the Company will be able successfully to expand its existing networks or acquire or develop new networks in a timely manner in accordance with its strategic objectives. As a result of the Company's strategy to achieve rapid growth, the operating complexity of the Company may increase. The Company's ability to manage its expansion effectively will depend on, among other things, the expansion, training and management of the Company's employee base and the Company's successful development of operational, financial and management plans, systems and controls. Given the Company's limited operating history, there can be no assurance that the Company will be able to satisfy these requirements or otherwise manage its growth effectively. Such failures could have a material adverse effect on the Company's financial condition. See "Business."

  An essential element of the Company's strategy is the provision of switched local service. There can be no assurance that the installation of the required switches and associated electronics necessary to implement the Company's business plan will continue to be completed on time or that, during the testing of these switches and related equipment, the Company will not experience technological problems that cannot be resolved. The failure of the Company to install and operate successfully additional switches and other network equipment could have a material adverse effect upon the Company's ability to enter additional markets.

  The Company has agreements for the interconnection of its networks with the networks of the ILEC covering each market in which it is currently operating. The U.S. Court of Appeals for the Eighth Circuit vacated Federal Communications Commission ("FCC") rules governing, among other things, pricing in interconnection agreements and providing "most favored nation" treatment. This decision has been appealed to the Supreme Court, and the Supreme Court has granted certiorari. The outcome of those appeals cannot be predicted at this time. The Eighth Circuit decision creates uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiation and enforcement of such agreements more difficult and protracted, and may require renegotiation of existing agreements. There can be no assurance that the Company will successfully negotiate such other agreements for interconnection with the ILEC or renewals of existing interconnection agreements. The failure to negotiate required interconnection agreements could have a material adverse effect upon the Company's ability to enter additional markets. See "--Regulation."

  The Company has developed processes and procedures in the implementation of customer orders for services, the provisioning, installation and delivery of such services and monthly billing for those services. In connection with its development of a comprehensive information technology platform, the Company is developing automated internal systems for processing customer orders, provisioning and billing. The failure to develop effective internal processes and systems for these service elements could have a material adverse effect upon the Company's ability to achieve its growth strategy.

COMPETITION

  In each of the cities anticipated to be served by the Company's networks, the services offered by the Company compete or will compete principally with the services offered by the ILEC serving that area. ILECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues and benefit from favorable state and federal regulations. While the FCC's interconnection decisions and the Telecom Act provide increased business opportunities to CLECs such as the Company, they also provide the ILECs with increased pricing flexibility for their services and other regulatory relief, which could have a material adverse effect on CLECs, including the Company. If the ILECs are allowed by regulators to lower their rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge CLECs substantial fees for interconnection to the ILECs' networks, the income of CLECs, including the Company, could be materially adversely affected.

  ILECs can also adversely affect the pace at which CLECs add new customers by prolonging the process of providing unbundled network elements, colocations, intercompany trunks, and operations support system ("OSS") interfaces, which allow the electronic transfer between ILECs and CLECs of needed information about customer accounts, service orders and repairs. Although the Telecom Act requires ILECs to provide the unbundled network elements, interconnections and OSS interfaces needed to allow the customers of CLECs and other new entrants to the local exchange market to obtain service comparable to that provided by the ILECs in terms of installation time, repair response time, billing and other administrative functions, in many cases the ILECs may not have fully complied with the mandates of the Telecom Act. In addition, the interconnection regulations may be affected by the outcome of the pending Supreme Court review of the Eighth Circuit's decision. See "--Regulation."

  The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including other CLECs, interexchange carriers ("IXCs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. A continuing trend toward combinations and strategic alliances in the telecommunications industry, including potential consolidation among existing telecommunications providers in the same or different market segments, or among telephone companies and other types of companies not currently providing telecommunications services, could give rise to significant new competition.

  The Company believes that various legislative initiatives, including the Telecom Act, as well as a recent series of completed and proposed transactions between ILECs, IXCs and cable companies, increase the likelihood that barriers to local exchange competition will be removed more quickly than had earlier been anticipated. The introduction of such competition, however, also means that the Company may face new or increased competition from entities who do not currently compete with the Company in any significant way.

  Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Business-- Competition" for more detailed information on the competitive environment faced by the Company.

REGULATION

  The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. While the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, should no longer be required to file interstate tariffs, that decision has been stayed. Thus, carriers currently are required to continue filing such tariffs for long-distance service. The Company's subsidiaries that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Although the trend in federal and state regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's ability to compete in the segments of the local exchange market recently opened to CLEC competition depends upon continued favorable pro-competitive regulatory changes and may be adversely affected by the greater pricing flexibility and other regulatory relief granted to ILECs under the Telecom Act. The Company's ability to compete also may be affected by the recent decision of a U.S. District Court in Texas (which has been stayed pending appeal) invalidating certain provisions of the Telecom Act which prohibit the Regional Bell Operating Companies ("RBOCs") from providing certain services or engaging in other activity until such time as they have demonstrated that their local market has been opened to competition. In addition, the Eighth Circuit's decision vacating the FCC's interconnection pricing rules (which will be reviewed by the United States Supreme Court during its 1998-99 term) may slow the pace of open competition initiatives and result in individual states having a more prominent role in the opening of local exchange markets to competition. Notwithstanding the uncertainty of the interconnection pricing rules, the Company has in effect or expects to have in effect interconnection agreements with the ILECs for all of its operating networks. These agreements are subject to review and approval by the respective states. While the Company believes its agreements will be approved, there can be no assurance that the agreements will be approved. In addition, one or both parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory and judicial rulings occurring subsequent to the date of the agreements. There can be no assurances that the outcome, or any resultant modified agreements, will not adversely affect the Company. See "Business--Regulation."

RELIANCE ON LEASED TRANSPORT FACILITIES AND ILEC INTERCONNECTION

  Because the Company has elected to lease transport capacity, it is dependent upon the availability of fiber optic transmission facilities owned by ILECs, CLECs and other fiber optic transport providers whose fiber optic networks are being leased by the Company. The risks inherent in this approach include, but are not limited to, negotiating and renewing favorable supply agreements, and timeliness of the ILECs, CLECs or other fiber optic transport providers in processing the Company's orders for customers who seek to utilize the Company's service. The Company currently leases a majority of its transport facilities from WorldCom and, although the Company believes that adequate alternative sources of transport facilities exist, should WorldCom's facilities become unavailable it could prove disruptive to the Company's business. In addition, although the Company believes it has adequate protection against unexpected increases in the cost of leased transport facilities, should there be an unexpected material increase in such costs, it could have a material adverse impact on the Company's results of operations.

  In addition to transport providers, the Company is reliant on executing interconnection agreements with the ILECs operating in its target markets. The Company's interconnection agreements currently provide that the Company's connection and maintenance orders will receive attention at parity with the ILECs' customers and the ILEC will provide adequate trunking capacity to keep blockage within industry standards. Accordingly, the Company and its customers are dependent on the ILECs to assure uninterrupted service. Blocked calls result in customer dissatisfaction and risk the loss of Company business. There can be no assurance ILECs will comply with their network provisioning requirements. Furthermore, there can be no assurance the rates to be charged to the Company under the interconnection agreements will allow the Company to offer low enough usage rates to attract a sufficient number of customers and to operate the business profitably.

RECIPROCAL COMPENSATION FOR INTERNET ACCESS

  The Company expects to receive a majority of its initial revenue in a given market from the ILEC in the form of reciprocal compensation payments. This is a result of the Company's ISP and corporate customers receiving more calls than they make due to the initial mix of applications typically sold. Certain ILECs have refused to pay that portion of reciprocal compensation that they estimate is the result of inbound ISP traffic since they believe such traffic to be interstate in nature and not covered under the interconnection agreements. For example, Illinois Bell Telephone Company ("Ameritech") has disputed that portion of the reciprocal compensation charges billed to it by Focal which it believes are related to Internet access services. The Company has recorded revenues and related accounts receivable totaling $3.2 million from inception to March 31, 1998 which are the subject of such dispute. On March 11, 1998, the ICC issued an order stating that Ameritech is required to pay reciprocal compensation with respect to calls made to ISPs. On March 15, 1998, Ameritech filed a motion with the ICC to stay the order pending an appeal, which was denied by the ICC on March 23, 1998. On March 27, 1998, Ameritech filed suit in the United States District Court for the Northern District of Illinois seeking reversal of the ICC order. Oral arguments in this matter were held on June 25, 1998, and a ruling is expected shortly. The Company anticipates that, regardless of the decision reached by the District Court, such decision will be appealed. This dispute may take an extended time to resolve in the federal court system. Reciprocal compensation payments from Ameritech currently comprise a majority of the Company's revenues. As such, the ultimate resolution of this matter in Ameritech's favor would have a material adverse effect on the Company.

  While some states in which the Company is providing, or proposes to provide, service have ordered ILECs to pay reciprocal compensation for such calls, other states have not considered the issue. States which have not considered the issue could determine that no reciprocal compensation is due with respect to calls made to ISPs. In addition, the FCC also is considering this matter in response to a request for a declaratory ruling. There can be no assurance that the payment of reciprocal compensation for ISP or other traffic types will be maintained. A change in the type of traffic eligible for reciprocal compensation payments would have a material adverse effect on the Company. See "Business--Legal and Administrative Proceedings."

CONTROL BY LIMITED NUMBER OF STOCKHOLDERS; POTENTIAL CONFLICT OF INTEREST

  The Equity Investors control approximately 80% of the total voting power in the Company. As a result of such control and pursuant to the terms of certain agreements among the Company's stockholders, the Equity Investors and the Company's management will continue to have the ability to effectively control the future operations of the Company. See "Security Ownership of Certain Beneficial Owners and Management." Certain decisions concerning the operations or financial structure of the Company may present a conflict of interest between the Company's stockholders and the holders of the Exchange Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interest of the Company's stockholders may conflict with those of the holders of Exchange Notes. In addition, these investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment could enhance their equity investment in the Company, even though such transactions might involve increased risk to the holders of the Exchange Notes. In addition to their investment in the Company, the Equity Investors or their affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses (including entities engaged in business in areas in which the Company operates). As a result, the Equity Investors have, and may develop, relationships with businesses that are or may be competitive with the Company. In addition, the Company and these investors have agreed that such investors are under no obligation to bring the Company any investment or business opportunities of which they become aware, even if such opportunities are within the primary objectives of the Company. See "Certain Transactions." Finally, Mr. Crawford, Mr. Finnegan, Mr. Frisbie and Mr. Perry, each of whom are principals of the Equity Investors and directors of the Company, also serve as directors of other telecommunications companies and other private companies. As a result of these additional directorships, Mr. Crawford, Mr. Finnegan, Mr. Frisbie and Mr. Perry may be subject to conflicts of interest during their tenure as directors of the Company. Because of these potential conflicts, Mr. Crawford, Mr. Finnegan, Mr. Frisbie and Mr. Perry may be required, from time to time, to disclose certain financial or business opportunities to the Company and to the other companies to which they owe fiduciary duties. However, the Company does not believe these conflicts of interest will be a detriment to the Company's growth or ability to operate its business. Currently the Company does not have any standard procedures for resolving potential conflicts of interest relating to corporate opportunities or otherwise.

POTENTIAL NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

  If the Company decides at a later date to acquire and develop its own fiber optic transmission facilities, the Company may be required to obtain local franchises and other permits, as well as rights to utilize underground conduit and pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecom Act requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford CLECs access to their poles and conduits and rights-of-way at reasonable rates on nondiscriminatory terms and conditions. The failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under construction, may affect the Company's ability to develop that network. See "Business--Network."

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

  A portion of the Company's future growth may come from acquisitions of other companies. The acquisition of additional businesses will depend on the Company's ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance any such acquisitions. The Company will also be subject to competition for suitable acquisition candidates. Any acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. As a result, there can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be made in a timely manner or on terms favorable to the Company or would be successfully integrated into the Company's operations.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of the Company's time-division multiplexed, circuit switching systems nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

  The Company's businesses are managed by a relatively small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. See "Management" for detailed information on the Company's management and directors. There can be no assurances that the Company will be able to retain its key employees or that the Company can attract or retain other skilled personnel in the future.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF NOTE PRICE

  The Senior Notes have been designated for trading by qualified buyers in the PORTAL Market. The Senior Notes have not been registered under the Securities Act or any state securities laws, however, and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. Furthermore, the Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Senior Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market of the Senior Notes following the Exchange Offer.

  Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders thereof (other than any holder that is:
(i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities; or (iii) a broker-dealer that acquired Senior Notes directly from the Company for resale pursuant to Rule 144A or another available exemption under the Securities Act) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities for which there is currently no established trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount, depending upon prevailing interest rates, the market for similar securities, the financial condition of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to apply for a listing or quotation of the Exchange Notes. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Exchange Notes.

  Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES

  The Senior Notes were issued at a substantial discount from the stated principal amount at maturity. Consequently, potential participants in the Exchange Offer should be aware that there will be no periodic payments of cash interest on the Exchange Notes prior to August 15, 2003 for U.S. federal income tax purposes; however, OID (that is, the difference between the stated redemption price at maturity and the issue price of the Senior Notes) will accrue from February 18, 1998 and will be includible as interest income periodically (including for periods ending prior to February 15, 2003) in a holder's gross income in advance of receipt of the cash payments to which the income is attributable. Similar results may apply under state and other tax laws. The Notes constitute "applicable high yield discount obligations" ("AHYDOs"). As a result, for U.S. federal income tax purposes, a small portion of the OID (the "Disqualified Portion") will not be deductible by the Company and the balance of OID will not be deductible by the Company until payments are made with respect thereto. Accordingly, during the term of the Notes, the Company's after-tax cash flow (or its net operating loss carryforward, as the case may be) will be less than it would be if the OID on the Notes was deductible when accrued. For certain corporate holders of the Notes, the Disqualified Portion may be treated for some U.S. federal income tax purposes, as dividends to the holders (to the extent that such amounts would have been treated as dividends to the holders of the Notes if they had been distributions with respect to shares of stock of the Company) and thereby may be subject to a dividends received deduction. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the holders regarding the purchase, ownership and disposition of the Exchange Notes.

  If a bankruptcy case is commenced by or against the Company under U.S. federal bankruptcy laws after the issuance of the Notes, the claim of a holder of Exchange Notes with respect to the stated principal amount at maturity thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Senior Notes and (ii) that portion of the OID which is not deemed to constitute "unmatured interest" for purposes of U.S. federal bankruptcy law. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest." To the extent the U.S. federal bankruptcy law differs from the Internal Revenue Code of 1986, as amended, in determining the method of amortization of OID, a holder of Notes may realize taxable gain or loss upon payment of such holder's claim in bankruptcy. See "Certain United States Federal Income Tax Considerations."

CONSEQUENCES OF A FAILURE TO EXCHANGE SENIOR NOTES

  The Senior Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Senior Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Senior Notes which remain outstanding will not be entitled to any right to have such Senior Notes registered under the Securities Act, except under certain limited circumstances. The Company does not intend to register under the Securities Act any Senior Notes which remain outstanding after consummation of the Exchange Offer. See "The Exchange Offer."

  To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the aggregate stated principal amount at maturity of outstanding Senior Notes will decrease, which will result in a decrease in the liquidity of the Senior Notes. Any trading market for Senior Notes which remain outstanding after the Exchange Offer could be adversely affected.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Senior Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of: (i) such Senior Notes or a book-entry confirmation of a book-entry transfer of the Senior Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"); (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Holders of the Senior Notes desiring to tender such Senior Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company and the Exchange Agent are under no duty to give notification of defects or irregularities with respect to the tenders of Senior Notes for exchange. See "The Exchange Offer."

VARIABILITY OF QUARTERLY OPERATING RESULTS

  As a result of the significant expenses associated with the expansion and development of its networks and services and the variability of the level of revenues generated through sales of its services, the Company anticipates that its operating results could vary significantly from period to period. Such variability could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITATIONS ON REPURCHASE OF NOTES

  Upon a Change of Control, each holder of Exchange Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Exchange Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Exchange Notes tendered by the holders thereof. In addition, the Company's repurchase of Exchange Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including senior indebtedness. See "Description of the Exchange Notes-- Repurchase at the Option of Holders upon a Change of Control."

INVESTOR RIGHTS

  In the event that the Company has not consummated a public offering of its common stock prior to November 27, 2003, the Equity Investors will each have the right to require the Company to liquidate and distribute the proceeds of the liquidation to the Company's creditors and stockholders in the priority of their claims and as required by applicable law. In the event that the Equity Investors were to exercise such right, the Company would be forced to cease operations and liquidate, and there can be no assurance that the Company would have sufficient cash to pay all or any portion of the principal of or other amounts due with respect to the Notes.

IMPACT OF THE YEAR 2000 ISSUE

  The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurance from its major software vendors that the products used by the Company are year 2000 compliant and will function adequately. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could have a material adverse effect on the Company.

  The Company will continue its year 2000 issue assessment and, if it comes to the attention of the Company's management that any of its systems, or the systems of those on whom the Company relies, are not year 2000 compliant, the Company intends to develop an action plan, and assess the resources it would be required to devote, to address such problem. There can be no assurance that devoting further resources of the Company to the year 2000 issue, if one were to occur, would not have a material adverse effect on the Company.

RISKS REGARDING FORWARD-LOOKING STATEMENTS

  The statements contained in this Prospectus which are not historical facts are "forward-looking statements", which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as its anticipation of revenues from designated markets, and statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, access markets, install switching electronics, and obtain the use of leased fiber transport facilities and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  In connection with the sale of the Senior Notes, the Company entered into the Registration Agreement with the Initial Purchasers, pursuant to which the Company agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Senior Notes for Exchange Notes with terms identical in all material respects to the terms of the Senior Notes. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Agreement.

  By tendering Senior Notes in exchange for Exchange Notes, each holder will represent to the Company that: (i) any Exchange Notes to be received by such holder are being acquired in the ordinary course of such holder's business;
(ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes; (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (iv) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Senior Notes; (v) the Company will acquire good, marketable and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances; and (vi) the Senior Notes tendered for exchange are not subject to any adverse claims or proxies. Each tendering holder also will warrant and agree that such holder will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Senior Notes tendered pursuant to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Senior Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Senior Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Senior Notes (which, for purposes of the Exchange Offer, include beneficial interests in the Senior Notes held by direct or indirect participants in DTC and Senior Notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 stated principal amount at maturity of Exchange Notes for each $1,000 stated principal amount at maturity of Senior Notes properly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. Holders may tender their Senior Notes in whole or in part in integral multiples of $1,000 stated principal amount at maturity.

  The form and terms of the Exchange Notes will be the same as the form and terms of the Senior Notes except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Agreement. The Exchange Notes will evidence the same indebtedness as the Senior Notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the Indenture.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange. The Company reserves the right in its sole discretion to purchase or make offers for any Senior Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Senior Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer. As of the date of this Prospectus, $270,000,000 aggregate stated principal amount at maturity of Senior Notes is outstanding.

  Holders of Senior Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Senior Notes which are not tendered for, or are tendered but not accepted in connection with, the Exchange Offer will remain outstanding. See "Risk Factors--Failure to Exchange Senior Notes."

  If any tendered Senior Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Senior Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

  Holders who tender Senior Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Senior Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

  THE BOARD OF DIRECTORS OF THE COMPANY MAKES NO RECOMMENDATION TO HOLDERS OF SENIOR NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF SENIOR NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF SENIOR NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" means 5:00 p.m., New York City time, on   , 1998
unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

  The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time: (i) to delay the acceptance of the Senior Notes for exchange; (ii) to terminate the Exchange Offer (whether or not any Senior Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied; (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Notes to withdraw their tendered Senior Notes as described under "--Withdrawal Rights;" and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Senior Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

  Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, and subject to applicable laws, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Senior Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

  In all cases, delivery of Exchange Notes in exchange for Senior Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of: (i) Senior Notes or a book-entry confirmation of a book-entry transfer of Senior Notes into the Exchange Agent's account at DTC; (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Senior Notes, book-entry confirmations with respect to Senior Notes and other required documents are received by the Exchange Agent.

  The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Senior Notes into the Exchange Agent's account at DTC.

  Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Senior Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent (any such oral notice to be promptly confirmed in writing) of the Company's acceptance of such Senior Notes for exchange pursuant to the Exchange Offer. The Company's acceptance for exchange of Senior Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Senior Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Senior Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to holders who validly tendered Senior Notes. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever the acceptance for exchange or the exchange of any Senior Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Senior Notes), or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Senior Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Senior Notes and such Senior Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

PROCEDURES FOR TENDERING SENIOR NOTES

  Valid Tender. Except as set forth below, in order for Senior Notes to be validly tendered pursuant to the Exchange Offer, either: (i) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at the address set forth under "--Exchange Agent" prior to the Expiration Date and (b) tendered Senior Notes must be received by the Exchange Agent, or such Senior Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case prior to the Expiration Date; or (ii) the guaranteed delivery procedures set forth below must be complied with.

  If less than all of the Senior Notes are tendered, a tendering holder should fill in the amount of Senior Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Senior Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

  Any beneficial owner of Senior Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

  THE METHOD OF DELIVERY OF SENIOR NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR SENIOR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Senior Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Senior Notes by causing DTC to transfer such Senior Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Senior Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE
EXCHANGE AGENT.

  Signature Guarantees. Certificates for Senior Notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for Senior Notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Senior Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  Guaranteed Delivery. If a holder desires to tender Senior Notes pursuant to the Exchange Offer and the certificates for such Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Senior Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

    (i) such tenders are made by or through an Eligible Institution;

    (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, setting forth the name and address of the holder of Senior Notes and the amount of Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Senior Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

    (iii) the certificates (or book-entry confirmation) representing all tendered Senior Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Senior Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any defect or irregularity in any tender of Senior Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

  The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Senior Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALES OF EXCHANGE NOTES

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to the Company (e.g., Exxon Capital Holdings Corporation, publicly available May 13, 1988; K-III Communications Corporation, publicly available May 14, 1993; Brown & Wood LLP, publicly available February 7, 1997; Warnaco, Inc., publicly available October 2, 1991; and Mary Kay Cosmetics, Inc., publicly available June 5, 1991), the Company believes that holders of Senior Notes (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities, or (ii) a broker-dealer that acquired Senior Notes directly from the Company for resale pursuant to Rule 144A or another available exemption under the Securities Act) who exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such holders are not "affiliates" of the Company (within the meaning of Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

  Except as otherwise provided herein, tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date.

  In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Senior Notes to be withdrawn, the aggregate principal amount of Senior Notes to be withdrawn, and (if certificates for such Senior Notes have been tendered) the name of the registered holder of the Senior Notes as set forth on the Senior Notes, if different from that of the person who tendered such Senior Notes. If certificates for Senior Notes have been delivered or otherwise identified to the Exchange Agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the Senior Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Senior Notes tendered for the account of an Eligible Institution. If Senior Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Senior Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Senior Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Senior Notes may not be rescinded. Senior Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Senior Notes."

  All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company, any affiliates of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Senior Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

  The Senior Notes and the Exchange Notes will accrete from February 18, 1998 at a rate of 12.125% per annum, compounded semiannually, to an aggregate stated principal amount of $270,000,000 by February 15, 2003. Interest will not be payable on the Exchange Notes prior to February 15, 2003. Thereafter, interest on the Exchange Notes will accrue at the rate of 12.125% per annum and will be payable in cash semiannually on August 15 and February 15, commencing August 15, 2003.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Senior Notes for any Exchange Notes, and, as described below, may terminate the Exchange Offer (whether or not any Senior Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

    (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than (i) broker-dealers that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) broker-dealers that acquired Senior Notes directly from the Company for resale pursuant to Rule 144A or another available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such holders are not "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act);

    (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

    (c) any law, statute, rule or regulation shall have been adopted or enacted which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

    (d) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose;

    (e) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

    (f) any change, or any development involving a prospective change, in the business or financial affairs of the Company has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Senior Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Senior Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

  Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent as follows:

  By Mail

  Harris Trust and Savings Bank
  c/o Harris Trust Company of New York
  Wall Street Station
  P.O. Box 1010
  New York, New York 10268-1010
  Attention: Reorganization Dept.

  By Overnight Courier or Hand

  Harris Trust and Savings Bank
  c/o Harris Trust Company of New York
  Wall Street Plaza
  88 Pine Street, 19th Floor
  New York, New York 10005
  Attention: Reorganization Dept.

  By Facsimile (for Eligible Institutions only)

  (212) 701-7636
  (212) 701-7637

  Confirm by telephone: (212) 701-7624

  DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of the Company.

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Senior Notes, and in handling or tendering for their customers.

  Holders who tender their Senior Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Senior Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Senior Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. However, upon the original issuance of the Senior Notes, the net proceeds received by the Company, after deducting the discount to the Initial Purchasers and other expenses payable by the Company, was approximately $144 million. The Company used or will use the net proceeds (i) to fund the cost of acquiring and installing telecommunications switches and related infrastructure, (ii) to fund operating losses, (iii) to repay approximately $3.5 million principal amount of outstanding indebtedness of a subsidiary, (iv) for potential, selected acquisitions (although none have been negotiated or contemplated), and (v) for general corporate purposes. Prior to using the net proceeds for such purposes, the Company has invested the net proceeds in short-term money market and other market-rate, investment-grade instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, an equal number of Senior Notes in like principal amount. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Senior Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

                                CAPITALIZATION

  The following table sets forth the total capitalization of the Company as of March 31, 1998, and the total capitalization of the Company as of December 31, 1997. Because the Company will not receive any proceeds for the issuance of the Exchange Notes offered hereby, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables which was not previously accounted for in the Offering. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and notes related thereto included elsewhere in this Prospectus. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Description of Capital Stock."

                                                        AS OF         AS OF
                                                     DECEMBER 31,   MARCH 31,
                                                         1997          1998
                                                     ------------  ------------
                                                                   (UNAUDITED)
   Cash and cash equivalents........................ $ 2,256,552   $152,758,944
                                                     ===========   ============
   Long-term debt...................................   3,536,886    152,093,513
   Redeemable Common Stock Class A, $.01 par value,
    85,567 Shares authorized and 80,307 issued and
    outstanding at December 31, 1997................  12,403,218            --
   Stockholders' equity (deficit):
     Common stock, Class A..........................         --             803
     Common stock, Class B, par value $0.01; 35,000
      shares authorized; 20,000 shares issued and
      outstanding...................................         200            200
     Common stock, Class C, par value $0.01; 15,000
      shares authorized; 14,711 shares issued and
      outstanding...................................         147            147
     Additional paid-in capital.....................    (103,565)    26,098,850
     Accumulated deficit............................  (1,972,154)    (1,988,345)
                                                     -----------   ------------
       Total stockholders' equity (deficit).........  (2,075,372)    24,111,655
                                                     -----------   ------------
       Total capitalization......................... $13,864,732   $176,205,168
                                                     ===========   ============

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected consolidated financial data presented below as of and for the seven month period ended December 31, 1996, and the year ended December 31, 1997, have been derived from the Consolidated Financial Statements of the Company, included elsewhere in this Prospectus. The Consolidated Financial Statements of the Company as of and for the seven month period ended December 31, 1996 and for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent auditors. The selected financial data as of and for the three month periods ended March 31, 1997 and 1998, have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations for the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes related thereto, and the other financial data appearing elsewhere in this Prospectus.

                            PERIOD FROM
                           COMMENCEMENT
                           OF OPERATIONS                    THREE MONTHS ENDED
                         (MAY 31, 1996) TO  YEAR ENDED   -------------------------
                           DECEMBER 31,    DECEMBER 31,   MARCH 31,    MARCH 31,
                               1996            1997         1997          1998
                         ----------------- ------------  -----------  ------------
                                                         (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................    $      --      $  4,023,690  $       --   $  5,102,448
Expenses:
 Customer service and
  network operations....           --         2,154,980        8,697     1,826,893
 Selling, general
  and administrative....       421,777        2,887,372      416,492     1,307,625
 Depreciation and
  amortization..........         1,150          615,817        7,337       890,871
                            ----------     ------------  -----------  ------------
Operating Income
 (loss).................      (422,927)      (1,634,479)    (432,526)    1,077,059
Interest income
 (expense), net.........        17,626           67,626       42,925    (1,093,250)
                            ----------     ------------  -----------  ------------
Net Income (loss).......    $ (405,301)    $ (1,566,853) $  (389,601) $    (16,191)
                            ==========     ============  ===========  ============
                                           DECEMBER 31,   MARCH 31,    MARCH 31,
                         DECEMBER 31, 1996     1997         1997          1998
                         ----------------- ------------  -----------  ------------
                                                         (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Current Assets..........    $3,807,004     $  4,737,808  $ 5,069,167  $158,404,803
Fixed Assets, net.......        81,153       11,176,774    2,318,202    18,125,851
Total Assets............     3,888,157       15,914,582    7,387,369   182,228,022
Long-term debt..........           --         3,536,886          --    152,093,513
Redeemable Class A Com-
 mon Stock(1)...........     4,024,653       12,403,218    8,024,653           --
Total stockholders' eq-
 uity (deficit).........      (404,954)      (2,075,372)   7,230,097    24,111,655
OTHER FINANCIAL DATA:
EBITDA(2)...............    $ (421,777)    $ (1,018,662) $  (425,189) $  1,967,930
Capital expenditures....        82,303       11,655,524    2,244,385     7,593,061
Deficiency of earnings
 to fixed charges(3)....       405,301        1,566,853      389,601        16,191
SUMMARY CASH FLOW DATA:
Net cash provided by
 (used in) operating
 activities.............    $ (152,576)    $ (1,634,017) $  (522,595) $  3,745,255
Net cash used in
 investing activities...       (82,303)     (11,655,524)  (2,244,385)  (13,537,316)
Net cash provided by
 financing activities...     4,025,000       11,755,972    3,999,514   160,294,453
OPERATING DATA:
Access lines in
 service(4).............           --             7,394          --         14,528
Minutes of use
 (millions).............           --             281.7          --          401.6

--------
(1) See "Capitalization" and "Description of Capital Stock."
(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures for other companies. See "Consolidated Statements of Cash Flows."

(3) The ratio of earnings to fixed charges is calculated by dividing (i) income (loss) before provision for income taxes, plus fixed charges by
    (ii) fixed charges. Fixed charges consist of interest on indebtedness, plus the estimated component of rental expense deemed by the Company to be representative of the interest factor.
(4) Represents the number of access lines in service (at a DSO level) and excludes the signaling channel of primary rate ISDN-based connections.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  General: The Company began operations during 1996 and has operated in Chicago since May 1997 and New York since January 1998, currently serving a total of 6 MSAs (metropolitan statistical areas). The Company plans to offer services in 37 additional MSAs by the end of 1999, reaching a total of 43 MSAs in ten metropolitan markets. As of March 31, 1998, the Company had 21,082 access lines sold, of which 14,528 were installed and in service. This compares to 13,411 lines sold and 7,394 lines installed as of December 31, 1997.

  The Company's plan to expand into 37 additional MSAs requires significant expenditures to fund operating losses and the purchase of capital equipment. The Company believes it can lower its initial capital requirements and generate a substantially greater return on invested capital by concentrating its investment in switching and information, billing, and support systems, while leasing transport facilities. This network investment strategy differs from many other competitive local exchange carries (CLECs) who build and maintain their own transport facilities.

  The Company targets its services to telecommunications-intensive customers and, as a result, expects to generate revenue per line in excess of the industry average. In addition, the Company's cost structure is anticipated to be below the industry average. Consequently, the Company expects to more rapidly generate positive operating cash flow from its new networks as compared to other CLECs. Nevertheless, the simultaneous development of a number of new networks may result in negative consolidated operating cash flow.

  Revenues: The Company's revenue is comprised of monthly recurring charges, usage charges, and initial, non-recurring charges. Monthly recurring charges include the fees paid by customers for lines in service, additional features on those lines, and colocation space. Monthly recurring charges are derived only from end user customers. Usage charges consist of fees paid by end users for each call made, fees paid by the incumbent local exchange carrier (ILEC) and other CLECs as reciprocal compensation (which results from the Company terminating calls made by ILEC customers or other CLEC customers to Focal's customers), and access charges paid by the interexchange carriers (IXCs) for long distance traffic originated and terminated by the Company. Usage charges are derived from both end user customers and from other carriers. Initial non-recurring charges are paid by end users, if applicable, for the installation of service by the Company.

  Reciprocal compensation is currently a significant component of the Company's total revenue, representing 76.5% of total revenue recorded during the first quarter of 1998. This is the result of an imbalance of inbound and outbound traffic due to the preponderance of inbound applications utilized by the Company's customers. Such inbound applications include Focal Virtual Office service which is used by Focal's corporate customers and Focal Multi-Exchange Service which is used by Focal's Information Service Provider (ISP) customers. The Company expects the proportion of revenue represented by reciprocal compensation to decline over time as the percentage of lines sold for outbound applications increases as each given market matures.

  End user invoices are sent monthly with recurring charges being billed in advance and usage charges being billed in arrears. Reciprocal compensation and carrier access invoices are sent monthly to the appropriate ILECs and IXCs according to industry standard practices and in industry standard formats.

  Operating Expenses: The Company's operating expenses are categorized as customer service and network operations; selling, general and administrative; and depreciation and amortization expense. Settlement costs are a significant portion of customer service and network operations expense and are comprised of leased transport charges and reciprocal compensation payments. Leased transport charges are the lease payments incurred by Focal for the fiber optic transmission facilities used to connect the Company's customers to its switch and to connect to the ILEC and other CLEC networks. The Company's strategy of leasing rather than building its own fiber transport facilities results in the Company's cost of service being a significant component of total costs.

The Company has to date been successful in negotiating lease agreements which match the duration of its customer contracts, thereby allowing the Company to avoid the risk of continuing expenses associated with transmission facilities that are not being used by revenue generating customers. The Company pays reciprocal compensation to ILECs and other CLECs for terminating calls made by Focal's customers to customers of the ILEC or CLEC.

 Other customer service and network operations expense consists of the costs to operate the Company's network and the costs of providing customer care activities. Major components include: wages, rent, power, equipment maintenance, supplies, and contract employees.

  Selling, general and administrative expenses consist of sales force compensation and promotional expenses as well as the cost of corporate activities related to regulatory, finance, human resources, legal, executive, and other administrative activities.

  The Company's strategy of leasing, rather than building, its transport network results in capital expenditures which are proportionately lower than most fiber-based CLECs. In addition, the proportion of capital expenditures which are "success-based" are higher than most fiber-based CLECs. In contrast, the Company incurs operating expenses for leased facilities, which are proportionately higher than fiber-based CLECs. The margin impact of these higher, anticipated operating expenses is expected to be mitigated, in part, by a higher revenue per line, which the Company anticipates as a result of its focus on telecommunications-intensive users.

RESULTS OF OPERATIONS

  Although the Company began operations on May 31, 1996, the Company did not generate any revenue in the year 1996, and did not begin to generate any revenue until May of 1997. Therefore, any comparison of operating results between the years 1996 and 1997, or between the three months ended March 31, 1997 and three months ended March 31, 1998 would not be meaningful.

 Three Months Ended March 31, 1998

  During the three months ended March 31, 1998, the Company generated $5,102,448 in operating revenues. Customer service and network operations expense totaled $1,826,893, and selling, general and administrative expense during the period was $1,307,625. Customer service and network operations expenses consisted primarily of leased transport charges, payroll and rent costs. Selling, general and administrative expenses were largely comprised of payroll and legal and accounting costs.

  Depreciation and amortization expense during the period was $890,871, resulting primarily from network assets placed in service in the Company's operational markets. In addition, a portion of the amount is attributable to the amortization of expenses incurred from the Company's offering of $270,000,000 stated principal amount at maturity of 12.125% senior discount notes due 2008. The offering was consummated on February 18, 1998 and the Company received $150,027,606 in gross proceeds.

  Interest income for the three months ended March 31, 1998 was $1,015,902 and interest expense was $2,109,152. The Company's net loss for the period totaled $16,191. This loss was largely due to increased interest expense accrued by the Company as a result of the completion of its senior discount note offering.

  For the three months ended March 31, 1998, the Company's Chicago operating subsidiary had 11,535 access lines in service and generated revenues of $4,781,132. The subsidiary recorded positive EBITDA, (earnings before interest, taxes, depreciation and amortization) or $2,834,462, which includes a pro-rata allocation of central operations and corporate expenses. EBITDA is not a substitute for net income or cash flow as determined in accordance with generally accepted accounting principles. The Company believes EBITDA is commonly used by investors to analyze and compare companies in the telecommunications industry.

 Three Months Ended March 31, 1997

  During the three months ended March 31, 1997, the Company did not generate operating revenue due to the fact that service did not commence until May 1997. Customer service and network operations expenses were $8,692. Selling, general and administrative expenses were $416,492, resulting primarily from payroll costs. Depreciation and amortization expense was $7,337 for the three months ended March 31, 1997. The Company earned $43,055 in interest income and paid a negligible amount of interest expense. For the three months ended March 31, 1997, the Company had a net loss of $389,601, resulting from the incurrence of operating expenses for the initial development of the Company's business.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's existing operations have required, and its planned operations will require, significant capital to fund the purchase and installation of telecommunications switches, equipment, infrastructure, and the operating losses expected during the start-up phase of each new market. Capital expenditures were $7,593,061 for the three months ended March 31, 1998 and $2,244,385 for the three months ended March 31, 1997. The Company expects total capital expenditures for the year ended December 31, 1998 to be approximately $50 million. Total capital expenditures for the buildout of the ten city plan are currently estimated to be $110 million. Prior to the completion of the senior discount note offering, the Company funded a substantial portion of its capital expenditures through the private sale of equity securities. In November 1996, the Company entered into a stock purchase agreement which provided for the contribution over time of approximately $26.1 million of equity funding by a group of investors. As of February 13, 1998, the equity investors have contributed the entire $26.1 million to the Company. In addition, in 1997, the Company's Illinois subsidiary borrowed approximately $3.5 million under a bank credit facility. The Company used a portion of the net proceeds from the senior discount note offering to prepay this indebtedness and cancel the facility.

  On February 18, 1998, the Company received gross proceeds of $150,027,606 from the completion of its 12.125% senior discount note offering. The notes will accrete to an aggregate stated principal amount of $270,000,000 by February 15, 2003. No interest will be payable on the Notes prior to August 15, 2003. Thereafter, interest will be payable semiannually on August 15 and February 15 of each year.

  With the exception of the fourth quarter of 1997, the Company has incurred net losses. A portion of the prior equity investments and debt proceeds have been used to fund the Company's negative cash flow and net losses. Management believes the Company may produce negative operating cash flow on a consolidated basis as it completes the buildout of its ten city plan. There can be no assurance the Company will realize positive consolidated operating cash flow in subsequent periods. Until sufficient cash flow is generated, the Company will continue to rely on cash on hand and outside capital to meet its cash requirements.

  The Company's cash flows for the period from May 31, 1996 (the Company's commencement of operations) to December 31, 1996, was $3,790,121. During this period, net cash used in operating activities consisted of $152,576; net cash used in investing activities consisted of $82,303; and net cash provided by financing activities consisted of $4,025,000. The Company's cash flows for the year ended December 31, 1997 was $2,256,552. During this period, net cash used in operating activities consisted of $1,634,017; net cash used in investing activities consisted of $11,655,524; and net cash provided by financing activities consisted of $11,755,972. The Company's cash flows for the three months ended March 31, 1998 was $152,758,944. During this period, net cash used in operating activities consisted of $3,745,255; net cash used in investing activities consisted of $13,537,316; and net cash provided by financing activities consisted of $160,294,453.

  The Company expects its available cash, including the net proceeds from the sale of its senior discount notes, will be sufficient to fund its capital requirements through 1999. However, if the Company's expansion occurs more rapidly than currently anticipated or if its operating results are below expectations, the Company may require additional capital. The Company may decide to raise additional capital before such time. The Company may secure additional funding through the sale of public or private debt and/or equity securities or enter into a future bank credit facility. There can be no assurance, however, that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts to meet its debt obligations. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications industry.

  The foregoing discussion contains forward-looking statements. The Company's future performance is subject to numerous risks and uncertainties that could cause actual results to deviate substantially from those discussed in these forward-looking statements. Factors that could impact the variability of future results include: the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls; successful execution of the Company's expansion activities into new geographic markets on a timely and cost-effective basis; the pace at which new competitors enter the Company's existing and planned markets; competitive responses of the incumbent local exchange carriers; execution of interconnection agreements with incumbent local exchange carriers on terms satisfactory to the Company; maintenance of the Company's supply agreements for transmission facilities; continued acceptance of the Company's services by new and existing customers; and the ability to attract and retain talented employees. Investors are encouraged to examine the Company's SEC filing on form S-4, which more fully describes the risks and uncertainties associated with the Company's business.

                                   BUSINESS

INTRODUCTION

  Focal began operations during 1996 and has operated in Chicago since May 1997 and New York since January 1998, currently serving a total of 6 MSAs (metropolitan statistical areas.) The Company plans to offer services in 37 additional MSAs by the end of 1999, reaching a total of 43 MSAs in ten metropolitan markets. As of March 31, 1998, the Company had 21,082 access lines sold, of which 14,528 were installed and in service. This compares to 13,411 lines sold and 7,394 lines installed as of December 31, 1997.

MARKET POTENTIAL

  The Company believes the telecommunications-intensive users in Tier I markets are inadequately served for highly reliable, local switched telecommunications services. Historically, the emergence of competition in the telecommunications industry has created demand where none previously existed. The Company believes that large telecommunications-intensive users will increasingly demand diversity in local telecommunications providers as they have already done in long distance and private-line telecommunications services. The market potential for CLECs is large and growing. According to data published by the FCC, total revenue from local telecommunications services in 1996 was $101 billion. While this revenue figure represents total local usage from residential and all business customers, the Company has estimated that approximately $45.5 billion of the total $101 billion represents local usage by businesses. Using further statistical data, the Company has estimated that the total local usage revenues from the business segment in the ten Tier I markets in which the Company intends to offer service is approximately $12.2 billion per year.

  The Company believes that its primary competitor in each of its target markets is the ILEC. Most second generation CLECs initially chose to compete in Tier II and Tier III markets, effectively ceding the Tier I markets to the first generation CLECs (i.e., MFS and TCG). Moreover, the vast majority of CLECs, both first and second generation, provide bundled communications services to small and medium sized business customers. The Company's experience to date has supported its belief that, unlike residential and small to medium sized businesses who may prefer "one-stop" telecommunications providers, large telecommunications-intensive users will purchase different types of telecommunications services from different providers. As such, Focal believes that there are few competitors offering telecommunications-intensive users a stand-alone alternative to ILEC switched local services. Focal represents The Third Generation CLEC(TM) that focuses on the provision of value-added, switched local services to large telecommunications-intensive users in Tier I markets. Management believes that it has a competitive advantage over other local service providers as a result of its decision to provide primarily local service to this significant and underserved market segment.

BUSINESS STRATEGY

  Principal Focus on Local Service. The Company offers a focused set of value-added local switched services to its customers, which management believes differentiates the Company from a majority of competitors who are seeking to provide "one-stop" telecommunications services. This focus allows the Company to outperform its competitors in the areas of network provisioning, maintenance and customer care. For example, Focal guarantees its customers that service will be turned-up within a specified period (typically less than 20 calendar days) or the first month fixed line charge is waived. To date, the Company has met all of its installation commitments on time. Focal believes its target customers prefer to purchase local telecommunications services from multiple vendors, as they typically do with equipment, long distance and private-line services. Management believes that the Company's customers will seek to distribute an increasing portion of their switched local traffic to one or more CLECs to secure redundancy and competitive pricing.

  Design and Install a Highly Capital-Efficient Network. Management believes the Company can generate a substantially greater return on invested capital by concentrating its investment in switching, information, billing and support systems, while leasing its transport facilities. Management also believes that excess fiber capacity and multiple vendors in its target markets will satisfy the Company's leasing needs and permit Focal to obtain such facilities at competitive prices for the foreseeable future. Moreover, Focal's network investment strategy results in a substantially lower, less risky initial capital requirement than CLECs who build their own fiber facilities due to a greater proportion of Focal's ultimate capital requirement being "success-based." Utilizing existing fiber networks allows the Company to enter markets more quickly, generate revenue and positive cash flows faster, avoid the need for franchise and right-of-way agreements, and focus on providing switched services.

  Build a More Robust Network than ILECs or CLECs. The Company has designed and built its network to meet the demanding traffic and reliability requirements of its target customers. Focal utilizes Nortel, DMS-500 SuperNode central office switches that have been engineered by the Company to be virtually non-blocking, thereby maximizing call completion. Focal also designs its leased fiber facilities to avoid blocking. The Company typically connects to every local tandem switch in operation by the ILEC and directly connects to numerous high-use end offices. By connecting to so many points in the ILEC's network, the Company can improve call completion even if blockage occurs in portions of the ILEC trunking network. To optimize the entire configuration, Focal implements overflow routing among the various trunk connections between itself and the ILEC. Management believes this design is unique among ILECs and CLECs and is attractive to its telecommunications-intensive customer base. Moreover, the Company's transport-neutral design allows it to deliver service from its switch to customers over the fiber transport systems maintained by each of its several fiber optic transport facility providers.

  Minimize Dependence on Deregulation. While the Telecom Act is likely to benefit CLECs in the long-term, Focal believes the tangible benefits from the Telecom Act are limited in the short-term. Accordingly, Focal's business strategy is focused on customers and markets which allow it to minimize its reliance on provisions of the Telecom Act to achieve its objectives. For example, while the unbundling of network elements is mandated by the Telecom Act, the Company believes the ability of a CLEC to obtain unbundled loops of acceptable transmission quality and in reasonable volumes is not yet practicable in most ILEC jurisdictions. However, due to its target customer base and the existence of high capacity transmission facilities to such customers in the major markets, Focal is able to limit its leased transport network to facilities of T-1 capacity or greater. Similarly, while number portability is mandated by the Telecom Act, Focal believes the interim number portability methods utilized today are unreliable and perform poorly. Consequently, Focal has concentrated on providing outbound and incremental inbound (i.e., inbound traffic using new numbers) calling applications rather than expose its customers to the potential loss of inbound calls on existing numbers due to the poor performance of remote call forwarding applications currently used to achieve number portability.

  Penetrate Corporate Accounts. The Company emphasizes the diversity, reliability and sophistication of its network and services in order to earn its selection as the local provider of choice for its customers. Focal has developed a number of products and services which it believes provide it with a competitive advantage when attempting to penetrate new corporate accounts, including Focal Virtual Office and 800 service. See "Business--Products and Services." Focal's initial sale to a corporate account typically involves installing incremental lines for specialized inbound applications or supplanting only a limited number of outbound lines. Management believes that the Company will thereafter be able to increase its overall penetration of local service from the customer based on the quality of its service.

  Take Advantage of the Significant and Growing ISP Opportunity. The dramatic increase in dial-up access to the Internet has created a particularly strong demand for local access lines by ISPs. CLECs are generally well-positioned to satisfy this demand as the only alternative source of access lines. Focal offers advantages to ISPs that certain of its competitors are currently unable to provide, such as environmentally conditioned colocation space, virtually non-blocking switching and transport facilities, guaranteed installation times and modified foreign exchange service (which allows certain calls which would otherwise be toll calls to be made as local calls). Focal does not offer its own Internet access service and is, therefore, not viewed as a direct competitor of the ISPs which it serves. ISP traffic also helps maximize network utilization by bringing traffic onto the network typically during off-peak periods, such as evenings and weekends.

  Maximize Network Utilization through VAR and Other Wholesale
Arrangements. To further maximize network utilization while minimizing cost of sales, Focal distributes service to other customer segments through VARs and other wholesale arrangements. Management believes that many telecommunications service providers, including long distance companies and wireless licenseholders, will seek to provide bundled telecommunications services in Tier I markets. The Company does not currently intend to offer bundled telecommunications services or directly distribute its services to residential or small to medium sized business customers--the most attractive segment to bundled service providers. Because the Company does not intend to offer bundled services or offer services to customers these entities are likely to serve, Management believes that entities intending to offer bundled services are more likely to purchase local service from Focal than its ILEC or CLEC competitors who may compete with these entities.

NETWORK

  The Company has chosen to pursue a network design approach which involves purchasing and maintaining its own switches while leasing fiber optic transmission facilities on an incremental basis as demand dictates. This approach is made possible by the availability of fiber optic transmission facilities from multiple vendors in each of the markets it intends to serve. This switch-based, leased transport network architecture allows the Company to
(i) reduce the capital investments necessary to provide services to its customers by focusing its capital expenditures on its switches, the most critical component of its network, (ii) avoid the construction of speculative fiber optic facilities and the "stranded" capital sometimes associated with such construction, (iii) better match the commitment of capital to the acquisition of revenue generating customers and (iv) generate revenue and cash flow more quickly than if the Company constructed its own fiber optic facilities. The Company leases transmission facilities from at least three vendors in each market in which it conducts business, providing the Company with negotiating leverage and allowing the Company to offer its customers added redundancy and diversity. In addition, the Company's network has been specifically designed to satisfy the needs of its high-volume corporate customer base and has been engineered to be virtually non-blocking, thereby maximizing call completion.

  The Company believes the implementation of its network architecture represents a lower risk, demand-driven approach requiring less capital deployment than that required for the build out of a fiber optic infrastructure. The Company concludes that it can generate a substantially greater return on invested capital by concentrating its investment in switching, information, billing, and support systems, while leasing the transport facilities necessary to complete its full service offering. Focal's network investment strategy results in a substantially lower, less risky initial capital requirement than CLECs who build their own fiber facilities due to a greater proportion of Focal's ultimate capital requirement being "success-based."

  Focal has the flexibility to add or subtract transport capacity on an incremental basis with the addition or loss of customers. The Company believes that the quantity of existing and planned fiber transport facilities and its distribution among numerous owners will be sufficient to satisfy the Company's need for leased transport facilities and permit Focal to obtain such facilities at competitive prices for the foreseeable future. The ability of the Company to consider the option of leasing its transport is the result of the relative maturity of the competitive access market and the high operating leverage associated with such networks. For these reasons, the fiber transport providers which own and operate such fiber networks in the major metropolitan markets compete for the Company's transport business in order to maximize the return on their fixed-asset fiber networks. In many cases, this occurs despite the fiber transport provider marketing its own switched services in competition with Focal.

  While the Company expects the fiber transport providers will continue to find it in their best interest to compete for Focal's transport business, the fact that they are common carriers requires that they make their transport services available to Focal on terms no worse than those provided to any similarly situated customer. In each market, Focal has or anticipates having multiple fiber transport providers available for transport including the ILEC and at least two CLECs. The Company expects that over time it may become optimal to construct a portion of its own transport facilities as the traffic volume in certain geographic areas reaches critical mass.

PRODUCTS AND SERVICES

  Focal primarily offers local services to its customers. These services can generally be segmented into inbound and outbound calling services.

  Inbound Services. The Company's basic, inbound service allows for the completion of calls to a new phone number supplied to the customer by the Company. Focal believes the interim number portability methods utilized today are unreliable and perform poorly. In addition, Focal has no control over such number portability methods. Rather than migrating a customer's existing telephone number to the Focal network, Focal has concentrated on providing incremental inbound (i.e., inbound traffic using new numbers) calling applications. In this way, its customers are not exposed to the potential loss of inbound calls on existing numbers due to the poor performance of remote call forwarding applications which are currently used to achieve number portability.

  The Company offers a number of inbound calling applications. Direct inward dial ("DID") service allows inbound calls to reach a particular station on a customer's telephone system without operator intervention. Focal markets DID service to corporations as both a primary service and as a backup service. As a primary service, the customer uses Focal numbers in instances where a new line and number are necessary such as when a customer hires a new employee. As a backup service, Focal can implement an alternative numbering plan for the customer should the customer's primary service from the ILEC be interrupted.

  Focal Virtual Office is designed to allow a company's employees to dial-in to the company's local area network ("LAN") via a telephone number within that employee's untimed local calling area. As such, the employee can access the LAN without incurring time sensitive charges and the company avoids maintaining relatively expensive, region-wide 800 service for LAN access. Future enhancements to these inbound services are planned which will increase the screening capabilities and provide an added layer of security to a company's LAN, remote access functionality.

  Focal Multi-Exchange Service, a variant of the Focal Virtual Office service, is sold to ISPs and allows the ISPs' customers to cost-effectively access the ISPs' remote access servers. The combination of the multi-exchange service capability, a single point of exchange of the traffic, and Focal's high level of customer care has resulted in strong demand for such services by the ISPs.

  Outbound Services. The Company's basic outbound services allow for the completion of local and toll calls within a metropolitan region. Such direct outward dial ("DOD") service is utilized by end users in several ways. As a primary service, a customer uses Focal as a replacement for the ILEC in originating calls bound for destinations within the region. In the least cost routing ("LCR") application, a customer can utilize Focal service in conjunction with its existing ILEC service to route calls using whichever carrier is least expensive for that given call type. LCR has been implemented for long distance calling by large corporate users for a number of years.

  Other outbound applications in which Focal service is utilized include outbound 800 calling and long distance overflow service. In the 800 calling application, Focal de-loads a customer's outbound, local lines and provides an incentive to the customer to handle that customer's outbound 800 calls. In the case of long distance overflow service, Focal acts as a backup to the customer's existing long distance carrier in order to optimize the number of direct, special access lines installed from the customer's premises to the long distance carrier's point of presence.

  All of the services described above are commonly provisioned over a T-1 facility and interface the customer's private branch exchange equipment ("PBX") directly, thereby averting the need for Focal to provision premises-based multiplexing equipment. This is possible due to the high traffic volume characteristic of the large telecommunications-intensive accounts which the Company targets. The ability to directly interface existing customer premises equipment ("CPE") further minimizes the Company's capital investment requirements and maximizes overall return on capital.

  Focal also offers its customers the ability to colocate equipment in the Company's switching and operations center. Equipment colocation benefits the customer by allowing it to inexpensively deploy its equipment without having to maintain environmentally controlled space. In addition, customers that colocate qualify for special discounts on the monthly line rates for Focal's switched services. From the Company's perspective, it is less costly to deliver service within its own space since no leased transport is required to reach the customer. This service is particularly well suited to Focal's ISP customers, who frequently operate remote access servers and routers in conjunction with the Company's switched services.

SALES AND MARKETING

  Focal's objective is to satisfy the need for highly reliable, local switched telecommunications services for telecommunications-intensive users in Tier I markets by providing diverse, reliable and sophisticated service. Focal believes it has a competitive advantage in satisfying this need since the Company, from network architecture to customer service, is focused on delivering a limited number of value-added services to its target customers.

  Diversity. Focal provides diversity to telecommunications-intensive users by delivering highly reliable, local switched telecommunications services as an alternative to the ILEC in a multi-vendor environment. Such diversity already exists with respect to other telecommunications services. Telecommunications-intensive users clearly embrace the benefits that diversity brings; principally, that redundancy minimizes the effects of facilities failures and maximizes competitive pricing. As a result, the majority of Focal's target customers typically have multiple long distance vendors, multiple equipment providers, and multiple local private-line vendors. Because of its focused strategy, the Company is uniquely positioned to become the preferred provider of choice for local switched telecommunications services for large corporate accounts, ISPs and VARs. The Company's focused strategy is predicated on its ability to deliver the superior level of reliable, sophisticated and competitive services that its customers require.

  Reliability. Focal provides reliable service to telecommunications-intensive users, who are highly sensitive to the potential effects of facilities failures, by designing its own network around the same theme of diversity that it advocates for its customers. Although local switched services are perceived as simple, basic services, the delivery of highly reliable local switched services requires sophisticated systems. Focal has designed and built its switching and transport network to meet the demanding traffic and reliability requirements of its target customers. The Company's network strategy is based on developing and operating a highly robust, reliable, and high-throughput, local network relative to the ILECs and other CLECs. Because Focal is a new entrant to the market, the Company acknowledges that it must meet or exceed the performance characteristics of the existing local networks in order to attract telecommunications-intensive users to its service. Unlike smaller users which tend to pre-qualify vendors based on price, the Company believes that telecommunications-intensive users qualify potential vendors based on the performance characteristics of their networks, particularly noting the reliability aspects. Therefore, the design and operation of the network is a key success factor in the business development process.

  From an equipment standpoint, the Company conducted an exhaustive research effort to identify the best hardware for the high-volume users that Focal intends to serve. The result of such research led Focal to select Nortel, DMS-500 SuperNode central office switches which the Company has engineered to be virtually non-blocking. As such, customers are unlikely to find themselves unable to complete or receive calls due to limitations inherent in Focal's switches. In addition to engineering its switches to avoid blocking, Focal also designs its leased fiber facilities to avoid blocking. The Company typically connects to every local tandem switch in operation by the ILEC and directly connects to numerous high-use end offices. By increasing the number of connections to the ILEC's network, the Company can improve call completion even if blockage occurs in portions of the ILEC trunking network. In order to optimize the entire configuration, Focal implements overflow routing among the various trunk connections between itself and the ILEC. Focal specifically engineered its entire network to accommodate a volume per customer far in excess of that which the ILECs or other CLECs would anticipate given the much broader range of user volumes they serve. The Company believes its design is unique among ILECs and CLECs and is attractive to its telecommunications-intensive customer base. Moreover, reliability is further enhanced by the Company's transport-neutral design which allows it to deliver service from its switch to customers over the multiple fiber transport systems maintained by each of its several fiber optic transport facility providers.

  In every aspect of network design, Focal has implemented safeguards to maximize reliability. Because of its distributed architecture, the DMS-500 switch allows the Company to automatically migrate customer traffic across multiple bays of equipment, protecting against a line card failure. In addition, the switch was engineered by Nortel with fully redundant processors and memory in the event of a temporary failure. Focal's disaster prevention strategy includes service from multiple power grids, on-site battery backup, and diesel generator power at each switching facility to protect against failures in its electrical service.

  Sophistication. The Company recognizes that its target customers are knowledgeable, sophisticated buyers that demand a high level of professionalism throughout a vendor's organization. Focal believes that the technical sophistication of its management and operations team is a critical factor for its initial success and will continue to be a key element of differentiation for the Company among its target customers. Focal requires a well-experienced team of sales professionals to execute its strategy of penetrating the telecommunications-intensive accounts. Therefore, attracting and retaining experienced sales professionals is important to the Company's overall success. The compensation of the Company's sales professionals is structured to retain these valuable employees (through stock ownership) and provides cash compensation incentives which bind the success of the sales team members to the Company's revenue and operating cash flow objectives.

  The Company has divided its direct sales force into three groups: (i) the Corporate Services Group ("CSG"), responsible for selling to large, corporate users; (ii) the Internet Services Group ("ISG"), responsible for selling to Internet service providers; and (iii) the Telecom Services Group ("TSG"), responsible for selling services on a wholesale basis to VARs and other carriers. This segmentation permits each sales group to develop the particular knowledge base and product focus necessary to gain credibility in each market niche.

  Focal's sales strategy for a corporate account sold through the CSG is to complement the customer's existing service from the ILEC. Unlike other CLECs, the Company does not offer a comprehensive bundle of telecommunications services to corporate customers. Rather, the Company believes that there is a specific demand for high quality, cost effective local switched service as a stand-alone product. Focal's initial sale to a corporate account typically involves installing incremental lines for specialized inbound applications or supplanting only a limited number of outbound lines. After building the service relationship, Focal anticipates increasing its overall penetration of local service from the customer such that over a period of time, the Company expects to dominate a corporate customer's local switched traffic. The Company emphasizes its diversity, reliability and sophistication of service in order to earn its selection as the local provider of choice for its customers.

  Focal's ISG is able to offer several value-added services to ISPs, such as environmentally conditioned colocation space, virtually non-blocking switching and transport facilities, guaranteed rapid installation times and modified foreign exchange service, which allows certain calls that would otherwise be toll calls to be made as local calls. In addition, Focal's ISG can highlight to the ISPs that the Company does not offer its own Internet access service and is, therefore, an attractive, non-threatening service provider. Serving the ISP segment also maximizes Focal's network utilization by bringing traffic onto the network during periods, such as during evenings or on weekends, in which the network would be otherwise underutilized.

  Focal's TSG direct markets to other carriers and VARs by positioning the Company as a highly reliable, responsive, and cost-effective source of wholesale local switched telecommunications services. The Company believes a wide array of telecommunications service providers, including long distance companies and wireless licenseholders, will seek to provide bundled telecommunications services in Tier I markets. Focal is well positioned to be the provider of choice for re-bundled local service. The Company does not intend to offer bundled telecommunications services or directly distribute its services to residential or small to medium sized business customers--the segment which is most attractive to the "bundled" service providers. Consequently, the Company believes that entities which might wish to "purchase" the local service portion of their bundled offering on a wholesale basis are more likely to purchase that service from Focal than its ILEC or CLEC competitors.

  Superior customer service is critical to achieving Focal's goal of capturing market share. The Company is continually enhancing its service approach which utilizes a trained team of customer sales and service representatives to coordinate customer installation, billing and service. A comprehensive support system is also a critical component of the Company's service delivery. The Company has installed an integrated system which is designed to provide comprehensive features addressing all aspects of its business, including service order, provisioning, end user and carrier billing, and trouble reporting. The efficiency of Focal's operating processes contributes to the Company's ability to rapidly initiate service to new accounts. The installation desk follows the customer's order, ensuring the installation date is met. Additionally, customer sales representatives respond to all other customer service inquiries, including billing questions or repair calls. The Company believes automation of internal processes contributes greatly to the overall success of a service provider and billing is a critical element of any telephone company's operation. The Company expects to be able to deliver billing information in a number of media besides paper including electronic files, Internet inquiry or on-line inquiry. The Company believes this system is readily adaptable to changing circumstances and is scaleable to support the Company's operations throughout its expected growth.

COMPETITION

  The primary competitor to the Company in each of its target markets is the ILEC, most often an RBOC and/or GTE Corporation. The ILECs are generally required to file their prices in tariffs with the public utilities commission in each state. Any price changes must be reflected in the tariffs. Generally, the ILECs have been given the flexibility to respond with lower pricing in competitive situations. In most cases, these proposals must also be filed as individual case basis tariffs and the pricing must be made available to other similarly situated customers. Thus, while the ILECs in many states have some pricing flexibility for local services, they must usually file any special pricing plans offered and make such plans available to other customers. Focal believes this provides a disincentive for the ILEC to significantly vary or discount prices even in competitive situations.

  The ILECs have substantially more resources than the Company and offer a wider array of services and in a broader geographic area than the Company. As a result, the ILECs may have an incentive to subsidize the pricing for services in which Focal competes with the profits from other services in which the ILEC remains the monopoly provider. Focal believes competition from various providers has limited the number of ILEC monopoly services and state regulators have exercised their enforcement powers such that it is unlikely the ILEC would be able to successfully pursue such a protective strategy for an extended period.

  A number of IXCs have introduced local telecommunications services in competition with the ILEC and Focal. These services include toll calling and other local calling services; often packaged with the company's long distance service. While Focal does not believe the packaging aspect of the service is particularly attractive to the telecommunications-intensive users which the Company targets, large IXCs enjoy certain competitive advantages over the Company due to their vast financial resources. In addition, the Company believes there is a risk that IXCs may subsidize the pricing of their local services with profits from long distance services. Focal anticipates the entry of the RBOCs into the long distance market will reduce the risk of such cross-subsidization by reducing the profitability of the IXCs' long distance minutes. Further, to the extent an IXC purchases Focal's service on a wholesale basis and rebundles it at a subsidized rate, Focal may benefit as the subsidized, wholesale service could result in a higher penetration than would otherwise have occurred. In addition, Focal has successfully displaced IXCs in customer accounts where the customer was dissatisfied with the quality of the IXCs' local service. Focal expects its reputation for exceptional service quality and customer care will continue to result in it displacing IXCs as the primary alternative to the ILEC in competitive situations.

  In addition to competition with the ILEC and IXCs, there are several CLECs with switching facilities in each city in which Focal intends to operate. In most cases, the stated target customer base for other CLECs is the small and medium size business customer. This differs from Focal's target customer base of telecommunications-intensive users. Despite the current difference in customer focus, the Company, at times, has competed against other CLECs for customer business in the telecommunications-intensive customer segment. The ongoing consolidation in the CLEC industry could change the nature of the Company's competitive environment. Although there can be no assurance, the Company does not expect that such consolidation will be detrimental to its business.

REGULATION

  The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state, and local regulation and legislation affecting the telecommunications industry. Existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company, can be predicted at this time.

  Overview. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers such as the Company, to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which review the Company is unable to predict.

  Federal Regulation. The Company must comply with the requirements of common carriage under the Communications Act of 1934, as amended (the "Communications Act"). Comprehensive amendments to the Communications Act were made by the Telecom Act, which was signed into law on February 8, 1996. The Telecom Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecom Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While management believes it will take years for the industry to feel the full impact of the Telecom Act, it is already clear the legislation provides the Company with both opportunities and challenges.

  The Telecom Act gives the FCC the authority to forebear from regulating companies if it finds such regulation does not serve the public interest, and directs the FCC to review its regulations for continued relevance on a regular basis. As a result of this directive, a number of the regulations that apply to CLECs have been and may continue to be eliminated in the future. While it is therefore expected that a number of regulations that were developed prior to the Telecom Act will be eliminated in time, those which apply to the Company at present are discussed below.

  The Telecom Act greatly expands the FCC's interconnection requirements on the ILECs. The Telecom Act requires the ILECs to: (i) provide physical colocation, which allows companies such as Focal and other interconnectors to install and maintain their own network termination equipment in ILEC central offices, and virtual colocation only if required or if physical colocation is impractical due to space limitations or due to technical infeasibility; (ii) unbundle and provide access to components of their local service networks to other providers of local service; and (iii) establish "wholesale" rates for the services they offer at retail to subscribers who are not telecommuications carriers to promote resale by CLECs and other competitors; and requires ILECs and CLECs, such as the Company, to: (i) establish number portability, which will allow a customer to retain its existing phone number if it switches service providers; (ii) establish dialing parity, which is intended to ensure customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (iii) provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the Telecom Act requires ILECs and CLECs to compensate each other for traffic originated by one and terminated on the network of the other.

  ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If a requesting carrier cannot reach an agreement within the prescribed time, either carrier may request binding arbitration by the state commission. Where an agreement cannot be reached, carriers remain subject to the interconnection obligations established by the FCC and state telecommunications regulatory commission.

  The Company has successfully negotiated interconnection agreements with Ameritech in Illinois and Indiana and with Bell Atlantic Corporation ("Bell Atlantic") in New York and has commenced negotiations with Bell Atlantic in New Jersey, Pennsylvania and Delaware and Pacific Bell Corporation ("Pacific Bell") and GTE in California. The Company also has been granted global authority by the FCC to provide facilities-based and resold international telecommunications services.

  The FCC is charged with establishing national guidelines to implement the Telecom Act. The FCC issued its Interconnection Orders on August 8, 1996, which established detailed rules regarding rates, terms and conditions for interconnection between CLECs and ILECs and for the implementation of dialing parity. The Interconnection Orders were appealed to the U.S. Court of Appeals for the Eighth Circuit. On July 18, 1997, the Court issued a final decision vacating the interconnection pricing rules and "most favored nation" rules as well as certain other interconnection rules. On October 14, 1997, the U.S. Court of Appeals for the Eighth Circuit ruled that ILECs are under no obligation to provide competing carriers, which would include the Company, with a rebundled package of individual network elements. The Eighth Circuit decision creates uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiation and enforcement of such agreements more difficult and protracted, and may require renegotiation of existing agreements. Several parties have appealed the Eighth Circuit decisions to the United States Supreme Court. The Supreme Court granted certiorari in several of those appeals. It is not possible at this time to determine how or when the Supreme Court will respond to these appeals.

  Since the Telecom Act's interconnection requirements also apply to IXCs and all other providers of telecommunications services, including the Company, it may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-ILECs, but may also cause the Company to incur additional administrative and regulatory expenses in responding to interconnection requests. At the same time, the Telecom Act also makes competitive entry into other services or geographic markets more attractive to RBOCs, other ILECs and IXCs and other companies, and likely will increase the level of competition the Company faces.

  While the Telecom Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the ILECs, and increases their ability to respond quickly to competition from the Company and others. For example, in accordance with the Telecom Act, the FCC has applied "streamlined" tariff regulation to the ILECs, which greatly accelerates the time prior to which changes to tariffed service rates may take effect, and eliminates the requirement that ILECs obtain FCC authorization before constructing new domestic facilities. These actions will allow ILECs to change service rates more quickly in response to competition. Similarly, the FCC has proposed affording significant new pricing flexibility to ILECs subject to price cap regulation. To the extent such increased pricing flexibility is provided, the Company's ability to compete with ILECs for certain service may be adversely affected. In addition, a U.S. District Court in Texas recently invalidated certain provisions of the Telecom Act which prohibited RBOC engagement in certain manufacturing and marketing activities and conditioned RBOC provision of in-region long distance service upon a demonstration that the local market had been opened to competition. The decision only directly applies to the RBOC parties to the proceeding. The decision has been stayed pending appeal. The outcome of any such appeals cannot be predicted at this time. There can be no assurances that the District Court's decision will be reversed and, if not reversed, that the decision will not have an adverse effect on the Company. While BellSouth Corp. ("BellSouth") is not a party to that proceeding, BellSouth has appealed the FCC's previous order denying BellSouth's request to provide in-region long distance service in South Carolina. BellSouth has challenged the order on the same grounds as Southwestern Bell Telephone Company challenged Sections 271 through 275 of the Telecom Act.

  The Company expects to receive a significant portion of its initial revenue in a given market from the ILEC in the form of reciprocal compensation payments. This is a result of the Company's ISP and corporate customers receiving more calls than they make due to the initial mix of applications typically sold. Certain ILECs have refused to pay that portion of reciprocal compensation that they estimate is the result of inbound ISP traffic since they believe such traffic to be interstate in nature and not covered under the interconnection agreements. While ILECs in all 19 states in which this issue has been decided, including states in which the Company operates or proposes to operate, have been ordered to pay reciprocal compensation for such calls, there can be no assurance that the payment of reciprocal compensation for ISP traffic will be maintained. The FCC is also considering this matter in response to a request for a declaratory ruling. A final determination that such traffic is not eligible for reciprocal compensation would have a material adverse effect on the Company. See "--Legal and Administrative Proceedings."

  On May 8, 1997, in compliance with the requirements of the Telecom Act, the FCC released an order establishing a new federal universal service support fund, which provides subsidies to carriers that provide service to under-served individuals and customers in high-cost or low-income areas, and to companies that provide telecommunications services and wiring for schools and libraries and to rural health care providers. The Company is required to contribute into the universal service fund and also is required to contribute to state universal service funds. The Company may also obtain subsidies from the universal service fund for certain services it provides. The new universal service rules will be administered jointly by the FCC, the fund administrator, and state regulatory authorities, many of which are still in the process of establishing their administrative rules. The net revenue effect of these regulations on the Company cannot be determined at this time.

  Non-dominant carriers, including the Company, must file tariffs with the FCC listing the rates, terms and conditions of interstate and international services provided by the carrier. On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers maintain tariffs on file with the FCC for domestic interstate services. The FCC's order was issued pursuant to authority granted in the Telecom Act to "forbear" from regulating any telecommunications services provider if certain statutory analyses are satisfied. The FCC's order, however, has been stayed by a federal court and thus, non-dominant interstate carriers currently must continue to file interstate tariffs with the FCC.

  In addition, periodic reports concerning carriers' interstate circuits and deployment of network facilities also are required to be filed. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non--dominant carriers, although it has the power to do so. The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. Fines or other penalties also may be imposed for violations of FCC rules or regulations.

  State Regulation. Most states regulate entry into the local exchange and other intrastate services, and states' regulation of CLECs vary in their regulatory intensity. The majority of states mandate that companies seeking to provide local exchange and other intrastate services apply for and obtain the requisite authorization from a state regulatory body, such as a state public utility commission or a state public service commission. This authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical, and managerial capabilities and that granting the authorization will serve the public interest. As of July 1, 1998, the Company had obtained local certification or was otherwise authorized to provide local service in California, Delaware, Florida, Illinois, Indiana, Maryland, Massachusetts, New Jersey, New York, Pennsylvania, and Virginia and had applications pending for local certification or other authorization in the District of Columbia, Michigan, and Washington. The Company also has authority to provide intrastate long distance (i.e. interexchange services) in California, Delaware, Illinois, Indiana, Maryland, Massachusetts, New Jersey, New York, Pennsylvania and Virginia. In addition, the Company has successfully negotiated interconnection agreements with Ameritech in Illinois and Indiana and with Bell Atlantic in New York, New Jersey, Pennsylvania and Delaware and Pacific Bell and GTE in California.

  As a CLEC, the Company is (and will be) subject to the regulatory directives of each state in which the Company is (and will be) certified. Most states require that CLECs charge just and reasonable rates and not discriminate among similarly situated customers. Some states also require the filing of periodic reports, the payment of various regulatory fees and surcharges, and compliance with service standards and consumer protection rules. States also often require prior approvals or notifications for certain transfers of assets, customers, or ownership of a CLEC. States generally retain the right to sanction a carrier or to revoke certifications if a carrier violates relevant-laws and/or regulations.

  In most states, certificated carriers such as the Company are required to file tariffs setting forth the terms, conditions, and prices for services which are classified as intrastate. In some states, the required tariff may list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company, however, may be required to file tariff addenda of the contract terms.

  Under the Telecom Act, implementation of the Company's plans to compete in local markets is and will continue to be, to a certain extent, controlled by the individual states. The states in which the Company operates or intends to operate have taken regulatory and legislative action to open local communications markets to various degrees of local exchange competition.

  Local Regulation. The Company is also subject to numerous local regulations, such as building code requirements. These regulations may vary greatly from state to state and from city to city.

EMPLOYEES

  As of May 28, 1998, the Company employed a total of 105 full-time employees, none of whom were unionized. The Company believes that its future success will depend on its continued ability to attract and retain the most highly skilled and qualified employees in the industry. The Company believes that its relations with its employees are good.

PROPERTY

  The Company leases office space in a number of locations, primarily for network equipment installations and sales and administrative space. The Company's headquarters is housed in approximately 22,300 square feet of rentable space in downtown Chicago, Illinois, under a lease expiring in May 2003. The Company's Chicago switching and network operations center is located in the same building as its headquarters and occupies approximately 10,500 square feet of rentable space. It is utilized under a ten-year lease that expires in 2007 and includes two five-year options for renewal. The Company's New York switching and network operations center occupies approximately 15,200 square feet of rentable space and is located in a commercial office building in the downtown business district. It is utilized under a fifteen-year lease that expires in 2012 and includes a five-year option for renewal. On January 26, 1998 the Company entered into a ten-year lease for an approximately 17,500 square foot space in a San Francisco, California office building. The space will be used to house the Company's San Francisco switching and network operations center. On March 10, 1998 the Company entered into a ten-year lease and includes two five-year options for renewal for an approximately 17,600 square foot rentable space in a Philadelphia, Pennsylvania office building. The space will be used to house the Company's Philadelphia switching and network operations center. On May 4, 1998, the Company entered into a fifteen-year lease for an approximately 19,500 square foot space in a Washington, D.C. office building. The space will be used to house the Company's Washington, D.C. switching and network operations center. On May 19, 1998, the Company entered into a nine and one-half year lease for an approximately 19,200 square foot space in a Los Angeles, California office building. The space will be used to house the Company's Los Angeles switching and network operations center.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

  With the exception of the matters discussed below, the Company is not aware of any litigation against the Company. The Company is involved in a number of regulatory proceedings before various public utilities commissions and the FCC.

  On September 16, 1997, Focal Communications Corporation of Illinois filed a complaint and request for temporary injunction against Illinois Bell Telephone Company d/b/a Ameritech Illinois with the ICC. The complaint was for breach of the terms of the interconnection agreement between the parties as Ameritech refused to pay compensation for the transport and termination of calls to Focal end users that it believed to be ISPs. The Company has recorded revenues and related accounts receivable totaling $3.2 million from inception to March 31, 1998 in relation to the disputed compensation. In the interests of a more timely judgment, Focal withdrew its complaint without prejudice on October 17, 1997, and filed to intervene in a consolidated docket which included similar complaints from several other CLECs. On March 11, 1998, the ICC issued an order stating that Ameritech is required to pay reciprocal compensation with respect to calls made to ISPs. On March 15, 1998, Ameritech filed a motion with the ICC to stay the order pending an appeal, which was denied by the ICC on March 23, 1998. On March 27, 1998, Ameritech filed suit in the United States District Court for the Northern District of Illinois seeking reversal of the ICC Order. Oral arguments in this matter were held on June 25, 1998 and a ruling is expected shortly. The Company anticipates that, regardless of the decision reached by the District Court, such decision will be appealed. Ameritech has obtained a stay of the ICC Order during the pendency of the proceeding. The Company believes that Ameritech will ultimately be required to pay such charges after exhausting the appeal process. However, there can be no assurance of this. Approximately eighteen other states which have previously considered this issue have ruled in favor of the Company's position. While the Company does not believe the long-term effects of an adverse decision would be material, an adverse decision would have a material adverse effect on the Company's near-term earnings. See "Risk Factors--Reciprocal Compensation for Internet Access" and "--Regulation." The Company's interconnection agreement with Ameritech has not been, and is not expected to be, amended as a result of this dispute.

  The Company was named as a defendant, along with other parties, in a case involving the wrongful death of an electrician who was killed while working on the building premises in New York (Paula Falkowski v. Signature Construction, Inc., Focal Communications Corporation of New York, and Hugh O'Kane Electric Company, Inc.; Index No. 122037/97, Supreme Court of the State of New York, County of New York, amended complaint filed 4/3/98). The decedent was not under contract with Focal, nor was he working at the request of Focal. The Company has tendered the defense of this claim, and it has been accepted by the insurance carrier. The Company believes that it was not the cause of the injuries and subsequent death which gave rise to this lawsuit, and that any liability it may have in this case would be covered by insurance and not be material.

                                  MANAGEMENT

  The following table sets forth certain information with respect to certain officers, key employees and directors of the Company as of March 31, 1998.

NAME                      AGE                    POSITION                    SERVED SINCE
----                      ---                    --------                    ------------
EXECUTIVE OFFICERS:
Robert C. Taylor, Jr....  38  Director, President, and Chief Executive        8/96
                               Officer
John R. Barnicle........  33  Director, Executive Vice President, Chief       6/96
                               Operating Officer, and Assistant Secretary
Joseph A. Beatty........  34  Executive Vice President, Chief Financial      11/96
                               Officer, Treasurer, and Assistant Secretary
Brian F. Addy...........  33  Executive Vice President--Market Development    5/96
Renee M. Martin.........  43  Senior Vice President, General Counsel, and     3/98
                               Secretary
Robert M. Junkroski.....  34  Controller                                      1/97
KEY EMPLOYEES:
Anthony J. Leggio.......  40  Vice President and General Manager, Focal      10/97
                               Communications Corporation of New York
Tony T. Lou.............  51  Vice President and General Manager, Focal       2/98
                               Communications Corporation of Illinois
Andrew K. Robitshek.....  30  Vice President and General Manager, Focal       1/97
                               Communications Corporation of California
Richard F. Knight.......  35  Director of Sales--Telecom Services Group      11/97
Patrick K. Kuchevar.....  33  Director of Data Product Development            1/97
Daniel Montgomery, Jr...  41  Director of Network Operations                  3/97
Gary D. Sloan...........  36  Director of Information Services                2/97
Jeffrey C. Wells........  40  Director of Network Planning                    2/97
David M. Cushing........  31  Director of Product Development and             6/97
                               Business Analysis
DIRECTORS:
James E. Crawford, III..  52  Director                                       11/96
Paul T. Finnegan........  44  Director                                       11/96
Richard D. Frisbie......  48  Director                                       11/96
James N. Perry, Jr......  37  Director                                       11/96
Paul G. Yovovich........  44  Director                                        3/97

  Robert C. Taylor, Jr. Mr. Taylor has been President, Chief Executive Officer, and Director since August 1996. Mr. Taylor is a co-founder of the Company. From 1994 to 1996, Mr. Taylor was the Vice President of Global Accounts for MFS Communications Company, where he was responsible for the operations and management of the Global Services Group, which included MFS' fifty largest customers, and where he focused on developing all activities in Mexico and Canada. From 1993 to 1994, Mr. Taylor was one of the original senior executives at McLeod Telecommunications Group, a Cedar Rapids, Iowa based CLEC. Mr. Taylor has also held management positions with MCI (1990-
1993), and Ameritech (1985-1990). Mr. Taylor also serves on the Executive Board of the Association for Local Telecommunications Services. Mr. Taylor received his M.B.A. from the University of Chicago Graduate School of Business and holds a Bachelor of Science degree in Mechanical Engineering.

  John R. Barnicle. Mr. Barnicle has been Executive Vice President, Chief Operating Officer, Assistant Secretary and Director since June 1996. Mr. Barnicle is a co-founder of the Company and is responsible for day-to-day operations, engineering, marketing and long term planning. In 1996, Mr. Barnicle was Vice President of Marketing for MFS Telecom Companies. From 1994 to 1996, Mr. Barnicle was a Vice President of Duff &

Phelps Credit Rating Company and prior thereto held various marketing, operations and engineering positions with MFS Telecom (1992-1994) and Centel Corporation (1986-1992). Mr. Barnicle received his M.B.A. with Distinction from DePaul University and holds a Bachelor of Science degree in Electrical Engineering.

  Joseph A. Beatty. Mr. Beatty has been Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary since November 1996. Mr. Beatty is a co-founder of the Company and is responsible for all financial operations and information systems. From 1994 to 1996, Mr. Beatty was a Vice President with NationsBanc Capital Markets where he was responsible for investment research coverage of the telecommunications industry. From 1992 to 1994, Mr. Beatty was a Vice President of Duff & Phelps Credit Rating Company with responsibility for credit ratings in the telecommunications and electric utility sectors. From 1985 to 1992, Mr. Beatty held various technical management positions with Centel Corporation's local exchange carrier division. Mr. Beatty received his M.B.A. with a concentration in Finance from the University of Chicago Graduate School of Business and is a Chartered Financial Analyst (CFA). In addition, Mr. Beatty holds a Bachelor of Science degree in Electrical Engineering.

  Brian F. Addy. Mr. Addy has been Executive Vice President of Market Development since May 1996. Mr. Addy is a co-founder of the Company and is responsible for national accounts sales and market development activities. From 1993 to 1996, Mr. Addy was a Vice President and Officer of Security Capital Industrial Trust, where he was responsible for acquisitions, development and national marketing. From 1986 to 1993, Mr. Addy held various management positions with Centel Corporation's cellular, paging, telephone and telephone systems operating units. Mr. Addy holds a Bachelor of Science degree in Electrical Engineering.

  Renee M. Martin. Ms. Martin has been Senior Vice President, General Counsel and Secretary since March 1998. Ms. Martin is responsible for legal, regulatory, and human resources functions within the Company. From 1984 to 1998, Ms. Martin held various executive positions at Ameritech, most recently as Vice President and General Counsel Small Business Services where she directed corporate legal resources to address contract negotiations, employment issues, regulatory affairs and litigation, as well as managing outside legal counsel. From 1982 to 1984, Ms. Martin was an attorney at Cook and Franke, S.C. where she concentrated on general business and corporate law. Ms. Martin received her J.D. from the University of Wisconsin and holds a Bachelor of Arts degree in Journalism.

  Robert M. Junkroski. Mr. Junkroski has been Controller since January 1997. Mr. Junkroski is responsible for all internal accounting operations. From 1995 to 1997, Mr. Junkroski was Controller for Brambles Equipment Services, Inc., where he was responsible for establishing and maintaining the divisional accounting, financial reporting, and budgeting function. From 1987 to 1994, Mr. Junkroski was Controller for Focus Group, Ltd., where he was responsible for the development and implementation of the accounting and financial reporting functions of several emerging companies. Mr. Junkroski is a Certified Public Accountant, received his M.B.A. with honors from Roosevelt University concentrating in Finance and Accounting and holds a Bachelor of Business Administration degree.

  Anthony J. Leggio. Mr. Leggio has been Vice President and General Manager, Focal Communications Corporation of New York since October 1997. Mr. Leggio is responsible for sales and customer service activities in the Company's New York operation. From 1996 to 1997, Mr. Leggio was Vice President Sales, Eastern Region for Sprint PCS where he was responsible for planning, development, organization and implementation of the Fortune 1000 sales and support organization. From 1988 to 1996, Mr. Leggio held various management positions with Sprint Corporation; most recently as Regional Director of national accounts for Sprint's long distance division in the New York area. Mr. Leggio received his M.B.A. from St. Joseph's University and holds a Bachelor of Science degree in Marketing.

  Tony T. Lou. Mr. Lou has been Vice President and General Manager, Focal Communications Corporation of Illinois since February, 1998. Mr. Lou is responsible for sales and customer service activities in the Company's Chicago operation. From 1996 to 1997, Mr. Lou was Vice President, Corporate Accounts for Safety-Kleen Corporation where he was responsible for developing a national accounts strategy, quotas, account plans and increasing sales throughout all product lines. From 1990 to 1996, Mr. Lou held various management positions with Sprint Corporation, most recently as Regional Director of national accounts for Sprint's long distance division in the Chicago area. Mr. Lou received his Masters in Management from the Kellogg Graduate School of Business at Northwestern University and holds a Bachelor of Commerce degree.

  Andrew K. Robitshek. Mr. Robitshek has been with the Company since January 1997 and has been Vice President and General Manager, Focal Communications Corporation of California since April 1998. Mr. Robitshek is responsible for sales and customer service activities in the Company's San Francisco operation. From 1994 to 1996, Mr. Robitshek was Director of Business Analysis for MFS Communications Company where he was responsible for determining the economics of local telephone service. From 1991 to 1993, Mr. Robitshek was with MCI where he was responsible for business analysis and VNET Marketing. Mr. Robitshek received his Masters in Management from the Kellogg Graduate School of Business at Northwestern University, a Masters of Science in Telecommunications from George Washington University and holds a Bachelor of Science degree in Industrial Management.

  Richard F. Knight. Mr. Knight has been Director of Sales-Telecom Services Group since November 1997. Mr. Knight is responsible for managing sales and service activities to other carriers on a nationwide basis. From 1988 to 1997, Mr. Knight held various management positions at MCI Telecommunications, most recently as Senior Manager-Carrier Product Marketing and Development. Mr. Knight received his M.B.A. from DePaul University and holds a Bachelor of Business Administration degree.

  Patrick K. Kuchevar. Mr. Kuchevar has been with the Company since January 1997, and has served as Director of Data Product Development since March 1998. Mr. Kuchevar is responsible for managing sales and service activities to large Internet service providers on a nationwide basis and for data product development across all customer groups. From 1992 to 1997, Mr. Kuchevar held various management positions at Sprint, most recently as Global Account Manager in the long-distance division. From 1988 to 1992, Mr. Kuchevar was responsible for the marketing of X.25-based data switching services for Sprint's local telecom division in Illinois. Mr. Kuchevar holds a Bachelor of Business Administration degree.

  Daniel Montgomery, Jr. Mr. Montgomery has been Director of Network Operations since March 1997. Mr. Montgomery is responsible for coordinating the implementation of Focal's transmission network. From 1988 to 1997, Mr. Montgomery held several management positions with MFS Communications Company including Director--Client Network Engineering and Senior Manager--Network Services. From 1987 to 1988, Mr. Montgomery was Senior Communications Analyst for Sears Communications Network, Inc. Mr. Montgomery received his Masters of Science in Computer Science with Distinction from DePaul University and holds a Bachelor of Arts degree in Economics.

  Gary D. Sloan. Mr. Sloan has been Director of Information Services since February 1997. Mr. Sloan is responsible for managing all aspects of the Company's information systems. From 1995 to 1997, Mr. Sloan was Director of Software Development, Billing Division, MIS for MFS Communications Company where he was responsible for implementing a new corporate billing platform. From 1988 to 1995, Mr. Sloan was Director of System Development, MIS for MFS Telecom where he was responsible for the implementation and operation of management information systems. From 1984 to 1988, Mr. Sloan was a consultant for Andersen Consulting. Mr. Sloan holds a Bachelor of Science degree in Computer Science.

  Jeffrey C. Wells. Mr. Wells has been Director of Network Planning since February 1997. Mr. Wells is responsible for implementing Focal's network interconnection with the ILECs and engineering the Company's switches for local network facilities. From 1995 to 1997, Mr. Wells was Senior Manager-- Local Network Planning/Implementation for MFS Communications Company where he was responsible for designing and implementing all phases of the local networks as well as overseeing interconnections with the ILECs. From 1985 to 1995, Mr. Wells held various technical management positions with Sprint/Centel, including Manager of Central Offices for Sprint's local telephone operations in Chicago. Mr. Wells holds an Associate in Electronic Technology degree.

  David M. Cushing. Mr. Cushing has been Director of Product Development and Business Analysis since June 1997. Mr. Cushing is responsible for all aspects of developing and implementing new products as well as the pricing and financial analysis of new services. From 1995 to 1997, Mr. Cushing held various management positions at WorldCom (MFS Communications Company) most recently as Senior Manager, Business Analysis. From 1988 to 1995, Mr. Cushing held several positions at GTE/Contel most recently as Budget and Performance Analyst where he initiated performance analyses and designed reports to monitor customer service performance. Mr. Cushing received his M.B.A. from the University of Chicago and holds a Bachelor of Science degree in General Engineering.

  James E. Crawford, III. Mr. Crawford is a Director. Mr. Crawford has served as a Director of the Company since November, 1996. He is a general partner of Frontenac Company, a venture capital firm that he joined in August, 1992. From February, 1984 to August, 1992, Mr. Crawford was a general partner of William Blair Venture Management Co., the general partner of William Blair Venture Partners III, a venture capital fund. He was also a general partner of William Blair & Company, an investment bank and brokerage affiliated with William Blair Venture Management Co., from January, 1987 to August, 1992. Mr. Crawford serves as a director of Optika Imaging Systems, Inc., Cornerstone Imaging, Inc., Allegiance Telecom, Inc. and several other private companies.

  Paul J. Finnegan. Mr. Finnegan is a Director. Mr. Finnegan has served as a Director of the Company since November, 1996. Since January, 1993, Mr. Finnegan has been Vice President of Madison Dearborn Partners, Inc., the general partner of Madison Dearborn Capital Partners, L.P. Previously, he served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Finnegan currently serves on the Board of Trustees of The Skyline Fund, the Board of Advisors of Falcon Cable Holding Group, L.P., the Board of Directors of Omnipoint Corporation, and the Board of Directors of Allegiance Telecom Inc.

  Richard D. Frisbie. Mr. Frisbie is a Director. Mr. Frisbie has served as a Director of the Company since November, 1996. Mr. Frisbie is a founder and Managing Partner of Battery Ventures. He is responsible for management of the Battery Funds and focuses principally on communications and software opportunities. From 1976 to 1983, Mr. Frisbie was a principal at UNC Ventures ("UNC"), where he was instrumental in developing and implementing its high technology investment strategy. Prior to joining UNC, Mr. Frisbie was employed at Hutchins & Wheeler (1974-1976), a Boston law firm. Mr. Frisbie serves as a director of Allegiance Telecom, PCS Development, Phoenix Wireless and UniSite and is a member of the Board of Directors of the National Venture Capital Association.

  James N. Perry, Jr. Mr. Perry is a Director. Mr. Perry has been a Director of the Company since November, 1996. In January, 1993, he became Vice President of Madison Dearborn Partners, Inc. Previously, Mr. Perry served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Perry currently serves as a director of Clearnet Communications, Inc., Omnipoint Corporation, and Allegiance Telecom Inc.

  Paul G. Yovovich. Mr. Yovovich is a Director. Mr. Yovovich has served as a Director of the Company since March 1997. Mr. Yovovich served as President of Advance Ross Corporation from 1993 to 1996. He served in several executive positions with Centel Corporation from 1982 to 1992, where his last position was that of President of its Central Telephone Company unit. Before joining Centel, he was a Vice President in the investment banking unit of Dean Witter. Mr. Yovovich also serves as a director of 3Com Corporation, APAC TeleServices, Inc., May & Speh, Inc., Comarco, Inc., and Mastering, Inc.

TERM OF OFFICE FOR DIRECTORS AND OFFICERS

  Pursuant to Article II, Section 1 of the Company's By-laws (the "By-laws"), the stockholders of the Company shall elect the members of the Board of Directors at the annual meeting of the stockholders to be held each year within 180 days after the close of the immediately preceding fiscal year of the Company. Pursuant to

Article III, Section 2 of the By-laws, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors. Each director elected shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

  Pursuant to Article IV, Sections 1 and 2 of the By-laws, the Board of Directors shall annually elect the officers of the Company at its first meeting held after each annual meeting of the stockholders. Each officer elected shall hold office until his or her successor is duly elected and qualified or until his or her earlier, death, resignation or removal.

POTENTIAL CONFLICTS OF INTEREST

  In addition to serving as members of the Board of the Company, Messrs. Crawford, Finnegan, Frisbie and Perry each serve as directors of other telecommunications companies and other private companies. As a result of these additional directorships, Messrs. Crawford, Finnegan, Frisbie and Perry may be subject to conflicts of interest during their tenure as directors of the Company. Because of these potential conflicts, Messrs. Crawford, Finnegan, Frisbie and Perry may be required, from time to time, to disclose certain financial or business opportunities to the Company and to the other companies to which they owe fiduciary duties. However, the Company does not believe these conflicts of interest will be a detriment to the Company's growth or ability to operate its business. Currently the Corporation does not have any standard procedures for resolving potential conflicts of interest relating to corporate opportunities or otherwise.

BOARD COMMITTEES

  The Board has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, executive officers and key employees of the Company and administers the Company's 1997 Non-Qualified Stock Option Plan (the "Stock Option Plan") and other incentive and benefit plans. Members of the Compensation Committee are Messrs. Taylor, Perry, Finnegan, Crawford, Frisbie, and Yovovich. The Audit Committee oversees the work performed by the Company's independent auditors, and reviews internal audit controls. Members of the Audit Committee are Messrs. Perry, Finnegan, Crawford, and Frisbie. The Nominating Committee has been charged with the responsibility of identifying nominees to stand for election to the Company's Board of Directors. Members of the Nominating Committee are Messrs. Barnicle, Perry, Crawford and Yovovich.

COMPENSATION OF DIRECTORS

  Except for Mr. Yovovich, outside directors do not currently receive cash fees or option grants for serving as directors or for attending meetings. On April 1, 1997, Mr. Yovovich was awarded an option to purchase 260 shares of the Company's Class A Common (as defined herein), with such option to immediately vest as to 10% of such shares and to vest as to an additional 15% of such shares each six months thereafter. The Company reimburses directors for out-of-pocket expenses incurred in connection with attendance at meetings.

EXECUTIVE COMPENSATION

  The Summary Compensation Table below sets forth certain information concerning compensation paid or accrued for services rendered to the Company in all capacities for the seven months ended December 31, 1996 and the year ended December 31, 1997 by the Chief Executive Officer and each of the four other most highly compensated officers or key employees of the Company whose combined salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                    ANNUAL COMPENSATION            AWARDS
                               -------------------------------- ------------
                                                                 NUMBER OF
                                                      OTHER      SECURITIES
NAME AND                                              ANNUAL     UNDERLYING   ALL OTHER
PRINCIPAL POSITION        YEAR  SALARY   BONUS     COMPENSATION   OPTIONS    COMPENSATION
------------------        ---- -------- -------    ------------ ------------ ------------
Robert C. Taylor, Jr. ..  1997 $120,000 $50,000(2)    $  --         --          $ --
 Chief Executive Officer  1996   20,000     --           --         --            --
 and President
John R. Barnicle........  1997  120,000  47,000(2)       --         --            --
 Executive Vice           1996   20,000     --           --         --            --
 President and Chief
 Operating Officer
Joseph A. Beatty........  1997  120,000  45,000(2)    25,000(1)     --            --
 Executive Vice           1996   20,000     --           --         --            --
 President, Chief
 Financial Officer,
 Treasurer, and
 Secretary
Brian F. Addy...........  1997  120,000  38,000(2)       --         --            --
 Executive Vice           1996   20,000     --           --         --            --
 President of Market
 Development
Patrick K. Kuchevar.....  1997   63,333  87,000(3)       --          80(4)        --
 Director of Data         1996      --      --           --         --            --
 Product Development

--------
(1) Reimbursement for moving expenses.
(2) Discretionary bonuses are granted by the Board of Directors.
(3) Performance Based Sales Compensation Plan.
(4) Granted pursuant to the Company's Stock Option Plan.

  Mr. Kuchevar is not an officer of the Company. Except for Mr. Kuchevar, none of the Named Executive Officers (as defined) owns any options to purchase shares of the Company's Common Stock.

STOCK OPTION PLAN

  The Company's Stock Option Plan was adopted on February 27, 1997 by Focal Communications Corporation of Illinois and pursuant to a Plan of Reorganization and an Assignment of Interest Agreement, dated August 18, 1997, such plan was adopted by the Company. The Stock Option Plan provides for the grant of options to purchase up to an aggregate of 5,260 shares of Common Stock. The Plan is administered by the Board of Directors which makes discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of the Company) and directors.

  Options granted pursuant to the plan are to be non-qualified options and are not intended to be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

  The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options are determined by the Board, in its sole discretion. Options are exercisable for a period of up to ten years. The per share exercise price of options must be no less than 100% of the fair market value of the Common Stock on the date of grant. As of June 1, 1998, the Board had granted options to purchase a net total of 2,926 shares of the Company's Class A Common to 77 employees and directors pursuant to the Stock Option Plan, after taking into account forfeited option grants. As of December 31, 1997, the Board had granted options to purchase 1,222 shares of Class A Common at prices ranging from $290 to $320 per share. On January 1, 1998, the Board granted additional options to purchase 677 shares of Class A Common at $333 per share. On April 1, 1998, the Board granted additional options to purchase 1,057 shares of Class A Common at $1,050 per share.

  Options granted under the Stock Option Plan are nontransferable, other than by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by the optionee, or in the event of optionee's legal incapacity to do so, by the optionee's guardian or legal representative.

  The following table sets forth certain information with respect to options granted to the Named Executive Officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                         --------------------------------------------------------------
                          NUMBER OF
                         SECURITIES  PERCENT OF TOTAL
                         UNDERLYING  OPTIONS GRANTED  EXERCISE              GRANT
                           OPTIONS     TO EMPLOYEES     PRICE   EXPIRATION   DATE
NAME                     GRANTED (#)     IN 1997      ($/SH)(1)    DATE    VALUE(2)
----                     ----------- ---------------- --------- ---------- --------
Robert C. Taylor, Jr....      --              0%        $--           --   $   --
John R. Barnicle........      --              0%         --           --       --
Joseph A. Beatty........      --              0%         --           --       --
Brian F. Addy...........      --              0%         --           --       --
Patrick Kuchevar........      80           6.55%         290     04/01/07   13,600

--------
(1) Options were granted under the Stock Option Plan at an exercise price equal to the fair market value of the Company's Class A Common on the date of grant, as determined by the Board.
(2)Calculation based on the Black-Scholes model.

  The following table sets forth certain information with respect to the unexercised options held by the Named Executive Officers as of December 31, 1997. No options were exercised by the Named Executive Officers during 1997.

                            YEAR-END OPTION VALUES

                                                     NUMBER OF
                                                     SECURITIES        VALUE OF
                                                     UNDERLYING     UNEXERCISED IN-
                                                    UNEXERCISED        THE-MONEY
                                                  OPTIONS AT YEAR- OPTIONS AT YEAR-
                                                    END 1997(#)       END 1997($)
                         SHARES ACQUIRED  VALUE     EXERCISABLE/     EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED  UNEXERCISABLE   UNEXERCISABLE (1)
----                     --------------- -------- ---------------- -----------------
Robert C. Taylor, Jr....        --         $--           --             $   --
John R. Barnicle........        --          --           --                 --
Joseph A. Beatty........        --          --           --                 --
Brian F. Addy...........        --          --           --                 --
Patrick Kuchevar........         0           0          0/80            0/3,600

--------
(1) As of the end of fiscal year 1997, none of the options held by the Named Executive Officers had been exercised.

EMPLOYMENT AGREEMENTS

  The Company entered into continuing Executive Stock Agreement and Employment Agreements (the "Employment Agreements") with each of the Executive Investors (as defined herein) on of November 27, 1996 upon the same terms and conditions. The Employment Agreements provide that each Executive Investor shall receive a minimum base salary of $120,000 and bonuses based upon the Company achieving certain performance goals set in advance of each year in the sole discretion of the Board of Directors. Each Executive Investor is entitled to severance payments if he is terminated other than for cause. In addition to provisions relating to each Executive Investor's duties and compensation, the Employment Agreements require each Executive Investor to assign all inventions he develops in the course of his employment with the Company to the Company, maintain the confidentiality of the Company's proprietary information and refrain from competing with and soliciting employees from the Company during his employment with the Company and for a period of up to eighteen months thereafter. Each Executive Investor is entitled to certain Noncompete Compensation. The Company entered into an employment agreement with Ms. Martin on March 20, 1998 on substantially the same employment terms as the Executive Investors.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of June 1, 1998 for (i) each of the Company's Officers and others included within the Named Executive Officers, (ii) each director of the Company, (iii) all of the persons named in (i) or (ii) as a group, and (iv) each stockholder of the Company who beneficially owns 5% or more of the Company's Common Stock.

                                                  NUMBER OF SHARES PERCENT OF
                                                    BENEFICIALLY   OUTSTANDING
NAME                                                  OWNED(1)       SHARES
----                                              ---------------- -----------
OFFICERS OR KEY EMPLOYEES:
Robert C. Taylor, Jr.(2).........................      5,230.77        4.54%
John R. Barnicle(3)..............................      5,230.77        4.54%
Joseph A. Beatty(4)..............................      5,230.77        4.54%
Brian F. Addy(5).................................      5,230.77        4.54%
Robert M. Junkroski(6)...........................         17.50           *
Renee M. Martin..................................          0.00           *
Patrick Kuchevar(7)..............................         20.00           *
DIRECTORS:
James N. Perry Jr.(8)............................     54,807.70       47.55%
Paul Finnegan(9).................................     54,807.70       47.55%
James Crawford(10)...............................     25,576.92       22.19%
Richard Frisbie(11)..............................     12,788.46       11.10%
Paul G. Yovovich(12).............................        334.77           *
ALL OFFICERS AND DIRECTORS AS A GROUP (10 STOCK-
 HOLDERS)........................................    114,450.93       99.30%
5% STOCKHOLDERS:
Madison Dearborn Capital Partnership, L.P.(13)...     54,807.70       47.55%
Frontenac VI, L.P.(14)...........................     25,576.92       22.19%
Battery Ventures III, L.P.(15)...................     12,788.46       11.10%

--------
* Less than 1% of the issued and outstanding shares of the Common Stock of the Company.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 115,260.983 shares of Common Stock outstanding as of June 1, 1998, including 241.75 shares of Common Stock subject to options that are currently exercisable or are exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the person holding such options.
(2) Includes 230.77 shares of Class A Common and 5,000 shares of Class B Common, but excludes 3,677.885 shares of Class C Common owned of record by Mr. Taylor. The voting rights with respect to the Class C Common have been transferred to the Equity Investors pursuant to the Vesting Agreements (as hereinafter defined). The Class C Common and 3,000 shares of Class B Common are subject to forfeiture. See "Description of Capital Stock."
(3) Includes 230.77 shares of Class A Common and 5,000 shares of Class B Common, but excludes 3,677.885 shares of Class C Common owned of record by Mr. Barnicle. The voting rights with respect to the Class C Common have been transferred to the Equity Investors pursuant to the Vesting Agreements. The Class C Common and 3,000 shares of Class B Common are subject to forfeiture. See "Description of Capital Stock."

(4) Includes 230.77 shares of Class A Common and 5,000 shares of Class B Common, but excludes 3,677.885 shares of Class C Common owned of record by Mr. Beatty. The voting rights with respect to the Class C Common have been transferred to the Equity Investors pursuant to the Vesting Agreements. The Class C Common and 3,000 shares of Class B Common are subject to forfeiture. See "Description of Capital Stock."
(5) Includes 230.77 shares of Class A Common and 5,000 shares of Class B Common, but excludes 3,677.885 shares of Class C Common owned of record by Mr. Addy. The voting rights with respect to the Class C Common have been transferred to the Equity Investors pursuant to the Vesting Agreements. The Class C Common and 3,000 shares of Class B Common are subject to forfeiture. See "Description of Capital Stock."
(6) Includes 17.5 shares of Class A Common subject to options which are exercisable within 60 days of June 1, 1998. Excludes 96.5 shares of Class A Common subject to options which are not exercisable within 60 days of June 1, 1998.
(7) Includes 20 shares of Class A Common subject to options which are exercisable within 60 days of June 1, 1998. Excludes 100 shares of Class A Common subject to options which are not exercisable within 60 days of June 1, 1998. Mr. Kuchevar is not an officer of the Company. He is included in the table because he is part of the group defined as Named Executive Officers in the Summary Compensation Table.
(8) Mr. Perry, a director of the Company, owns no shares in his own name. Includes 46,153.85 shares of Class A Common owned by MDCP and 8,653.85 shares of Class C Common, the voting rights with respect to which have been transferred to MDCP pursuant to the Vesting Agreements. See "Description of Capital Stock." Mr. Perry's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.
(9) Mr. Finnegan, a director of the Company, owns no shares in his own name. Includes 46,153.85 shares of Class A Common owned by MDCP and 8,653.85 shares of Class C Common, the voting rights with respect to which have been transferred to MDCP pursuant to the Vesting Agreements. See "Description of Capital Stock." Mr. Finnegan's address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.
(10) Mr. Crawford, a director of the Company, owns no shares in his own name. Includes 21,538.46 shares of Class A Common owned by Frontenac and 4,038.46 shares of Class C Common, the voting rights with respect to which have been transferred to Frontenac pursuant to the Vesting Agreements. See "Description of Capital Stock." Mr. Crawford's address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603.
(11) Mr. Frisbie, a director of the Company, owns no shares in his own name. Includes 10,769.23 shares of Class A Common owned by Battery and 2,019.23 shares of Class C Common, the voting rights with respect to which have been transferred to Battery pursuant to the Vesting Agreements. See "Description of Capital Stock." Mr. Frisbie's address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.
(12) Includes 230.77 shares of Class A Common and an additional 104 shares of Class A Common subject to options which are exercisable within 60 days of June 1, 1998. Excludes 156 shares of Class A Common subject to options which are not exercisable within 60 days of June 1, 1998.

(13) Includes 46,153.85 shares of Class A Common owned by MDCP and 8,653.85 shares of Class C Common, the voting rights with respect to which have been transferred to MDCP pursuant to the Vesting Agreements. See "Description of Capital Stock." To the Company's knowledge Mr. Perry and Mr. Finnegan, directors of the Company, have the power to vote the shares owned by MDCP. See "Management--Potential Conflicts of Interest."

(14) Includes 21,538.46 shares of Class A Common owned by Frontenac and 4,038.46 shares of Class C Common, the voting rights with respect to which have been transferred to Frontenac pursuant to the Vesting Agreements. See "Description of Capital Stock." To the Company's knowledge Mr. Crawford, a director of the Company, has the power to vote the shares owned by Frontenac. See "Management--Potential Conflicts of Interest."

(15) Includes 10,769.23 shares of Class A Common owned by Battery and 2,019.23 shares of Class C Common, the voting rights with respect to which have been transferred to Battery pursuant to the Vesting Agreements. See "Description of Capital Stock." To the Company's knowledge Mr. Frisbie, a director of the Company, has the power to vote the shares owned by Battery. See "Management--Potential Conflicts of Interest."

                             CERTAIN TRANSACTIONS

THE STOCK PURCHASE AGREEMENT

  The Company and certain of its stockholders entered into a Stock Purchase Agreement (as defined herein). Pursuant to such agreement and additional agreements related thereto the Investors were granted certain put rights, voting rights, and registration rights. See "Description of Capital Stock" for a detailed discussion of the various rights and restrictions affecting the Common Stock of the Company and its stockholders. Concurrent with the consummation of the Offering, the Equity Investors relinquished certain Put Rights (as defined herein) in exchange for certain liquidation rights. See "Description of Capital Stock."

DIRECTOR/STOCKHOLDER RELATIONSHIPS

  Several directors of the Company, who serve as designees of the Equity Investors, also serve on the boards of companies with which the Company may compete or enter into agreements. Specifically, Messrs. Crawford, Finnegan, Frisbie, and Perry are directors of Allegiance Telecom, Inc., a Dallas-based CLEC which competes with the Company. See "Management--Potential Conflicts of Interest."

                         DESCRIPTION OF CAPITAL STOCK

  As of December 31, 1997, there were a total of (i) 85,567.693 shares of Class A Common authorized and 80,307.693 shares outstanding, (ii) 35,000 shares of Class B Common authorized and 20,000 shares outstanding, and (iii) 15,000 shares of Class C Common authorized and 14,711.54 shares outstanding.

  Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") and related documents, each dated November 27, 1996, the Company sold 79,384.62 shares of its Class A Common Stock, $0.01 par value per share (the "Class A Common"), to MDCP, Frontenac, Battery, Brian F. Addy ("Addy"), John R. Barnicle ("Barnicle"), Joseph A. Beatty ("Beatty"), and Robert C. Taylor, Jr. ("Taylor," with Addy, Barnicle, Beatty and Taylor being hereinafter individually referred to as an "Executive Investor" and collectively as the "Executive Investors," and the Equity Investors and the Executive Investors being hereinafter collectively referred to as the "Investors") and converted 1,500 shares of its then outstanding common stock into 20,000 shares of Class B Common Stock, $0.01 par value per share (the "Class B Common"), and 14,711.54 shares of Class C Common Stock, $0.01 par value per share (the "Class C Common," the Class A Common, Class B Common and Class C Common are hereinafter collectively referred to as the "Common Stock"). The Company issued 923.073 shares of Class A Common to stockholders who were designated by the Equity Investors and other investors concurrent with the Stock Purchase Agreement.

  In connection with the Stock Purchase Agreement, the Company and the Investors entered into a number of additional agreements which affect their relative rights as Stockholders of the Company. Following is a description of the relative rights and obligations of the Company's Class A Common, Class B Common and Class C Common.

 Certain Voting Requirements

  Pursuant to the Stock Purchase Agreement, the Company can not take certain enumerated actions without obtaining the prior written consent of the holders of at least 67% of the shares of Class A Common issued to Equity Investors pursuant to the Stock Purchase Agreement. Until such consent is obtained the Company may not, among other things: declare or pay dividends; redeem or purchase the Company's stock or the stock of any of its subsidiaries; issue or agree to issue any securities containing equity features; sell more than 10% of the Company's assets; acquire or invest in another entity; enter into the operation of any business other than the provision of local exchange telecommunications services or other businesses identified in an approved business plan; become subject to any agreement which would restrict the Company's right to perform under the Stock Purchase Agreement or related documents; incur indebtedness exceeding $100,000 (excluding the Notes and any refinancing thereof); make capital expenditures or enter into lease agreements exceeding $100,000 in any twelve-month period unless provided for in an approved business plan; or use proceeds of Class A Common contributions made pursuant to the Stock Purchase Agreement for purposes other than for working capital and budgeted general corporate purposes or as contemplated by an approved business plan. The requirement for such consent terminates upon the consummation of the Company's Initial Public Offering.

 Voting

  Pursuant to the Company's Certificate of Incorporation (the "Certificate"), each share of Common Stock is entitled to one vote per share with the holders of Class A Common, Class B Common and Class C Common voting together as a single class.

  Pursuant to the Vesting Agreement, the Executives have named the Equity Investors as their proxies to vote all shares of Unvested Class C Common from time-to-time outstanding. In addition, pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, that the authorized number of directors shall be established by the bylaws and remain at seven directors. The Stockholders Agreement provides that the seven directors will include (i) two directors designated by MDCP, so long as MDCP holds at least 50% of the shares of Common Stock initially purchased by MDCP under the Stock Purchase Agreement and thereafter one director designated by MDCP so long as MDCP holds at least 10% of such Common Stock and at least 3% of the Company's outstanding Common Stock, (ii) one director designated by Frontenac so long as Frontenac holds at least 20% of the shares of Common Stock initially purchased by Frontenac under the Stock Purchase Agreement and at least 3% of the Company's outstanding Common Stock, (iii) one director designated by Battery so long as Battery holds at least 50% of the shares of Common Stock initially purchased by Battery under the Stock Purchase Agreement and at least 3% of the Company's outstanding Common Stock, (iv) two Executive Investors employed by the Company designated by a majority of the outstanding shares of Common Stock issued to the Executive Investors pursuant to the Stock Purchase Agreement, and (v) one outside director designated by the Equity Investors and reasonably acceptable to the Executive Investors. The rights and requirements under the Stockholders Agreements as to directors shall terminate at the earlier of the closing of the Company's Initial Public Offering or the sale of the Company.

 Investors' Liquidation Right

  Pursuant to the Stock Purchase Agreement, Equity Investors had the right (the "Put Right"), beginning after November 27, 2003, to require the Company to repurchase all, but not less than all, of the Equity Investors' Class A Common purchased pursuant to the Stock Purchase Agreement. Pursuant to a January 1998 amendment to the Stock Purchase Agreement the Investors have agreed to relinquish such Put Right in exchange for certain rights to require liquidation of the Company if the Company has not completed a public offering of its Common Stock prior to November 27, 2003. If a demand for liquidation is made, at the option of the Company, in lieu of liquidation, the Company may repurchase all, but not less than all, the shares of the Company's capital stock then held by the Investors exercising such liquidation right. The Indenture limits the ability of the Company to liquidate itself or to repurchase shares of its Common Stock. In connection with the Offering, the Equity Investors have acknowledged that the Indenture could restrict the Company from liquidating or repurchasing Shares of its Common Stock and agreed in writing that any claim for such payments would be subordinated in right of payment to the Notes.

 Forfeiture, Conversion and Repurchase of Common Stock

  Pursuant to the terms of four separate Vesting Agreements (the "Vesting Agreements"), each dated November 27, 1996, by and among the Executive Investors and each of the Equity Investors, the shares of Class C Common owned by each of the Executive Investors are subject to certain forfeiture provisions.

  Upon the vesting of the Class C Common, such shares of Class C Common are convertible into Class B Common. Pursuant to the Vesting Agreements, upon the vesting of any shares of Class C Common an equal number of shares of Class A Common held by the Equity Investors shall be forfeited by such Equity Investors.

  Pursuant to the terms of the Employment Agreements by and between the Company and each of the Executive Investors, the shares of Class B Common owned by each of the Executive Investors (including any shares of Class B Common received upon conversion of the Class C Common as to which the vesting provisions of the Vesting Agreement have lapsed) are subject to certain forfeiture provisions.

  Pursuant to the Employment Agreements, the Company has the option to purchase (the "Repurchase Option") all Class A Common, Class B Common and Class C Common then owned by each Executive Investor upon the termination of such Executive Investors' employment by the Company for any reason. In certain circumstances, the Company may be required to assign the Repurchase Option, or a portion thereof, to the Equity Investors and/or the other Executive Investors. The purchase price for shares of Unvested Class B and Unvested Class C shall be the par value thereof. The purchase price for the vested shares of Common Stock shall be the fair market value of such shares as determined by the formula set forth in the Employment Agreements.

 Registration Rights

  Pursuant to the terms of a Registration Agreement (the "Registration Agreement") dated November 27, 1996, the Company granted certain holders of the Company's Class A Common and Class B Common Registration Rights. The holders of approximately 78,461.54 shares of Class A Common have the benefit of demand registration rights. Holders of Class A Common which have the benefit of demand registration rights are hereinafter referred to as "Demand Rights Holders." In order for the Demand Rights Holders to effect a demand for registration prior to an Initial Public Offering, the Registration Agreement requires that at least 67% of the Demand Rights Holders request such registration. Prior to an Initial Public Offering, an unlimited number of demands may be made for registration on Form S-1 or any similar long-form registration ("Long-Form Registrations"). After an Initial Public Offering and subject to minimum dollar limits, each Demand Rights Holder is subject to certain limitations on demands which can be made for Long-Form Registrations, while the Demand Rights Holders may make an unlimited number of demands for registration on Form S-2 or S-3 or any similar short-form registration, if available. In addition to demand registration rights, the Demand Rights Holders and the holders of approximately 20,000 shares of Class B Common have unlimited "piggyback" registration rights (hereinafter the Demand Rights Holders and the holders of Class B Common to which such piggyback registration rights have attached will be collectively called the "Piggyback Rights Holders") pursuant to which the Piggyback Rights Holders have the right to request that the Company register their registrable Class A Common and Class B Common whenever the Company registers any of its securities under the Securities Act (other than pursuant to a demand registration) and the registration form to be used may be used for the registration of the registrable Class A Common or Class B Common; unless the piggyback registration is in connection with an underwritten registration and the managing underwriter is of the opinion that inclusion of all or any portion of the shares of Class A Common or Class B Common with respect to which the Piggyback Rights Holders request registration would have an adverse impact on the marketing of the securities to be sold in such underwritten offering.

 Distributions

  Pursuant to the Company's Certificate of Incorporation, the holders of Class A Common, Class B Common, and Class C Common have differing rights to distributions made by the Company depending on the type of distribution involved. The following table details the relative rights based on the type of distribution:

DISTRIBUTION
CLASS A, B, C
COMMON                 CLASS A COMMON                CLASS B COMMON                CLASS C COMMON
-------------          --------------                --------------                --------------
1. Dividends      (i) Each share of Class A (ii) Each share of Class          (iii) No share of Class C
                      Common and                 A Common and                       Common has a
                      Class B Common             Class B Common                     right to receive
                      share equally in any       share equally in any               any
                      dividend declared          dividend declared                  portion of any
                      out of the earnings        out of the earnings                dividends out of
                      of the Company             of the Company                     earnings
2. Other Non-     (i) First, to the holders (ii) Second, to the               (iii)  The holders of
 Liquidating          of Class A                 holders of Class B                  Class C Common
 Distributions(1)     Common (ratably            Common (ratably                     shall have no
                      among such                 among such                          right
                      holders) until the         holders) in an                      (except such right
                      total Other                amount up to the                    as may result from
                      Non-Liquidating            product of the                      their holding
                      Distributions made         quotient obtained by                Class A
                      to each holder             dividing the                        Common or
                      (since November 27,        aggregate number                    Class B Common)
                      1996) is equal             of Class B Common                   to receive any
                      to the sum of the          outstanding by the                  portion of any
                      initial price paid to      aggregate number                    Other Non-
                      the Company for            of shares of Class A                Liquidating
                      such shares of             Common and                          Distributions
                      Class A                    Class B Common
                      Common plus the            outstanding times
                      aggregate                  the aggregate of all
                      contributions to the       Other
                      capital of the             Non-Liquidating
                      Company made               Distributions
                      with respect to such       previously made
                      Class A Common             pursuant to these
                      from November 27,          subsections 2(i) and
                      1996 up to and             2(ii) to the holders
                      including the date         of Class A
                      of such distribution       Common and Class B
                                                 Common from
                                                 November 27, 1996

--------
(1) All distributions other than dividends made out of earnings or distributions as part of a complete liquidation, dissolution, or winding up of the Company are defined as "Other Non-Liquidating Distributions."

DISTRIBUTION
CLASS A, B, C
COMMON                  CLASS A COMMON           CLASS B COMMON           CLASS C COMMON
-------------           --------------           --------------           --------------
             Thereafter, to the holders of Class A Common and
             Class B Common (ratably among such holders) based on
             the number of shares of Class A Common and Class B
             Common held by each such holder.
3. Liquidating     (i) First, to the                                 (ii) Second, to the
 Distributions(2)      holders                                            holders of Class C
                       of Class A                                         Common (ratably
                       Common (ratably                                    among such
                       among such                                         holders) in an
                       holders) until the                                 amount up to the
                       total Other Non-                                   product of the
                       Liquidating                                        quotient obtained
                       Distributions                                      by
                       and Liquidating                                    dividing the
                       Distributions made                                 aggregate
                       to                                                 number of Class C
                       each holder (since                                 Common out-
                       November 27,                                       standing by the
                       1996) is equal to                                  aggregate number
                       the sum of the                                     of shares of Class
                       initial price paid                                 B
                       to                                                 Common and Class C
                       the Company for                                    Common outstanding
                       such shares of Class                               times the aggregate
                       A                                                  of all Other Non-
                       Common plus the                                    Liquidating
                       aggregate                                          Distributions made
                       contributions                                      pursuant to
                       to the capital                                     subsections 2(i)
                       of the Company made                                and 2(ii) to the
                       with respect to such                               holders of Class B
                       Class A Common from                                Common from
                       November 27, 1996                                  November 27, 1996
                       up to and including
                       the date of such
                       distribution
             Third, to the holders of Class B Common and Class C
             Common (ratably among such holders)
             Thereafter, to the holders of all classes of Common
             Stock (ratably among such holders)

--------
(2) All distributions in any complete liquidation, dissolution, or winding up of the Company are defined as "Liquidating Distributions."

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Senior Notes were, and the Exchange Notes will be, issued under the Indenture between the Company and Harris Trust and Savings Bank, as trustee under the Indenture. For purposes of this Description of the Exchange Notes only, the term "Company" refers to Focal Communications Corporation and does not include its subsidiaries except where specifically noted and for purposes of financial data determined on a consolidated basis.

  The terms of the Exchange Notes will be identical in all material respects to the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Senior Notes under the Registration Agreement. The terms of the Exchange Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes will be subject to all such terms, and Holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a complete statement of such terms. A copy of the Indenture is available from the Company on request. The statements and definitions of terms under this caption relating to the Exchange Notes and the Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture but not herein and are qualified in their entirety by express reference to the Indenture. Certain capitalized terms used herein and not otherwise defined below under "--Certain Definitions" are defined in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Notes mature on February 15, 2008 (the "Stated Maturity"). The Exchange Notes will be limited to an aggregate stated principal amount at maturity of $270,000,000. The Senior Notes were issued at an issue price of $555.6578 per $1,000 stated principal amount at maturity (the "Issue Price") (55.56578% of the stated principal amount at maturity) to generate gross proceeds to the Company of $150,027,606. The Exchange Notes are being issued in substitution for the Senior Notes and are, therefore, deemed to have been issued at the same discount. The Exchange Notes will bear interest on the Issue Price at a rate of 12.125% per annum computed on a semiannual bond equivalent basis from the Issue Date. In the period prior to February 15, 2003, interest at a rate of 12.125% per annum will accrue on the Issue Price but will not be payable in cash ("Deferred Interest"). For United States federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder of Exchange Notes as such Deferred Interest accrues from the Issue Date. From February 15, 2003, interest at a rate of 12.125% per annum ("Current Interest") on the stated principal amount at maturity of the Exchange Notes will be payable in cash semiannually on August 15 and February 15 of each year, beginning on August 15, 2003, to the Person in whose name the Exchange Note (or any predecessor Exchange Note) is registered at the close of business on the preceding August 1, or February 1, as the case may be. The stated principal amount at maturity is $1,000 per Exchange Note and represents the Issue Price plus Deferred Interest accrued but unpaid up to February 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal and premium, if any, of the Exchange Notes and, to the extent lawful, interest on overdue installments of interest on the Exchange Notes at a rate per annum equal to the interest rate payable on the Exchange Notes.

  The Exchange Notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 stated principal amount at maturity and integral multiples thereof. The Exchange Notes will be issued only against surrender of an equal stated principal amount at maturity of Senior Notes.

  The interest rate on the Exchange Notes is subject to increase if certain conditions are not satisfied, all as further described under "Description of the Exchange Notes--Exchange Offer; Registration Rights." All references herein to Current Interest and Deferred Interest include any such Additional Interest.

RANKING

  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with the Senior Notes and all other existing and future senior Indebtedness of the Company, and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company, if any. Holders of secured Indebtedness of the Company, however, will have claims that are prior to the claims of the Holders with respect to the assets securing such other Indebtedness except to the extent the Notes are equally and ratably secured by such assets. The Indenture will permit the Company to incur secured Indebtedness. As of December 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the Company would have had no outstanding indebtedness other than the Notes.

  The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon cash flow from such entities to meet its obligations. The Company's subsidiaries will have no direct obligation to pay amounts due on the Exchange Notes and will not guarantee the Exchange Notes. As a result, the Exchange Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities of the Company's subsidiaries (including trade payables). See "Risk Factors--Holding Company Structure; Effective Subordination of the Exchange Notes." Except to the extent that loans made by the Company to its subsidiaries are recognized as Indebtedness, any rights of the Company and its creditors, including the Holders, to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiaries will be subject to the prior claims of such subsidiary's creditors (including trade creditors).

BOOK-ENTRY SYSTEM

  The Exchange Notes will initially be issued in the form of one or more Global Notes (as defined in the Indenture) held in book-entry form. The Exchange Notes will be deposited with the Trustee as custodian for DTC, and DTC or its nominee will initially be the sole registered Holder of the Exchange Notes for all purposes under the Indenture. Except as set forth below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC.

  The Exchange Notes that are issued as described below under "--Certificated Notes" will be issued in definitive form.

  Upon the transfer of an Exchange Note in definitive form, such Exchange Note will, unless the Global Note has previously been exchanged for Exchanges Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of the Exchange Notes being transferred.

  Upon the issuance of a Global Note, DTC or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for such Global Note. Ownership of beneficial interests in such Global Note by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

  Payment of principal of, premium, if any, on and interest on Exchange Notes represented by any such Global Note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Exchange Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, or any agent of the Company will have any responsibility or liability for (i) any aspect of DTC's reports relating to or payment made on account of beneficial ownership interests in a Global Note representing any Exchange Notes or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests or (ii) any other matter relating to the actions and practices of DTC or any of its participants.

  The Company has been advised by DTC that upon receipt of any payment of principal of, premium, if any, on or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note, as shown on the records of DTC. The Company expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

  So long as DTC or its nominee is the registered owner or Holder of such Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Exchange Notes represented by such Global Note for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in Exchange Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided above, owners of beneficial interests in a Global Note will not be entitled to and will not be considered the Holders of such Global Note for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised the Company that it will take any action permitted to be taken by a Holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction.

  DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED NOTES

  The Exchange Notes represented by a Global Note are exchangeable for certificated Exchange Notes only if: (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days; (ii) the Company executes and delivers to the Trustee a notice that such Global Note shall be so transferable, registrable and exchangeable, and such transfer shall be registrable; or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Exchange Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Exchange Notes in authorized denominations and registered in such names as DTC or its nominee holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or its nominee. In the event that a Global Note becomes exchangeable for certificated Exchange Notes: (i) certificated Exchange Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof; (ii) payment of principal, any repurchase price, and interest on the certificated Exchange Notes will be payable, and the transfer of the certificated Exchange Notes will be registrable, at the office or agency of the Company maintained for such purposes; and (iii) no service charge will be made for any issuance of the certificated Exchange Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

OPTIONAL REDEMPTION

  The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice by first class mail to each Holder's last address as it appears in the Register, at the redemption prices (expressed in percentages of stated principal amount at maturity) set forth below, plus accrued and unpaid Current Interest, if any, on the stated principal amount at maturity so redeemed to the redemption date (subject to the right of Holders of record on the relevant Record Date that is on or prior to the redemption date to receive Current Interest, if any, due on an interest payment date), if redeemed during the 12-month period commencing February 15, of the years set forth below:

         YEAR                                                   REDEMPTION PRICE
         ----                                                   ----------------
      2003.....................................................     106.063%
      2004.....................................................     104.042
      2005.....................................................     102.021
      2006 and thereafter......................................     100.000

  In addition, at any time and from time to time prior to February 15, 2001, the Company may redeem in the aggregate up to 35% of the original aggregate stated principal amount at maturity of the Exchange Notes with the proceeds from one or more Public Equity Offerings following which there is a Public Market at a redemption price (expressed as a percentage of Accreted Value on the redemption date) of 112.125%, plus Additional Interest, if any; provided, that at least 65% of the original aggregate stated principal amount at maturity of the Notes remains outstanding after each such redemption.

  If less than all of the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof in stated principal amounts at maturity of $1,000 or integral multiples thereof.

MANDATORY REDEMPTION

  Except as set forth under "--Repurchase at the Option of Holders upon a Change of Control" and "--Asset Sale," the Company is not required to make redemption payments or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 stated principal amount at maturity or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof plus accrued and unpaid Current Interest, if any, to but excluding any Change of Control Payment Date (as defined below).

  Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) shall mail a notice to each Holder stating:
(i) that a Change of Control Offer is being made pursuant to the covenant described under "--Repurchase at the Option of Holders upon a Change of Control" and that all Exchange Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) any Exchange Notes or portions thereof not tendered or accepted for payment will continue to accrue interest; (iv) that unless the Company defaults in the payment of the Change of Control Purchase Price, all Exchange Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date; (v) Holders electing to have any Exchange Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender their Exchange Notes to the Paying Agent at the address set forth in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the stated principal amount at maturity of Exchange Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder's election to have such Exchange Notes or portions thereof purchased; (vii) Holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in stated principal amount at maturity to the unpurchased portion of the Exchange Note or Exchange Notes surrendered, which unpurchased portion must be equal to $1,000 in stated principal amount at maturity or an integral multiple thereof; and (viii) if after giving effect to such Change of Control Offer, at least 95% of the original aggregate stated principal amount at maturity of the Notes has been redeemed or repurchased, the Company shall have the right to redeem the balance of the Notes at the Change of Control Redemption Purchase Price.

  On the Change of Control Payment Date, the Company will: (i) accept for payment Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all Exchange Notes or portions thereof so tendered; and
(iii) deliver, or cause to be delivered, to the Trustee the Exchange Notes so accepted together with an Officers' Certificate listing the Exchange Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each Holder of Exchange Notes so accepted, payment in an amount equal to the Change of Control Purchase Price for such Exchange Notes, and the Company shall execute and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in stated principal amount at maturity to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Note shall be in a stated principal amount at maturity of $1,000 or an integral multiple thereof.

  If after giving effect to a Change of Control Offer at least 95% of the original aggregate stated principal amount at maturity of the Notes has been repurchased, the Company shall have the right to redeem the balance of the Notes at a redemption price (the "Change of Control Redemption Purchase Price") equal to 101% of the Accreted Value thereof plus accrued and unpaid Current Interest, if any, to but excluding the Change of Control Redemption Date (as defined below) by giving the Holders notice of such redemption within 30 days following the Change of Control Payment Date with respect to such Change of Control Offer (the "Change of Control Redemption"). Such notice shall state that (i) a Change of Control Offer has been consummated and after giving effect thereto at least 95% of the original aggregate stated principal amount at maturity of the Notes has been redeemed or repurchased, (ii) the Company is exercising its right to redeem the balance of the outstanding Notes, (iii) the redemption date (the "Change of Control Redemption Date") with respect to such Notes which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, (iv) unless the Company defaults in the payment of the Change of Control Redemption Purchase Price with respect to such Notes, all such Notes will cease to accrue interest from and after such Change of Control Redemption Date and (v) Holders are required to surrender their Notes to the Paying Agent at the address set forth in the notice prior to the close of business on the third Business Day preceding such Change of Control Redemption Date.

  On the Change of Control Redemption Date, the Company will: (i) accept for payment Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Redemption; (ii) irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the applicable Change of Control Redemption Purchase Price in respect of all Exchange Notes so tendered; and (iii) deliver, or cause to be delivered, to the Trustee the Exchange Notes so accepted together with an Officers' Certificate listing the Exchange Notes tendered to the Paying Agent and accepted for payment. The Paying Agent shall promptly mail to each Holder of Exchange Notes so accepted, payment in an amount equal to the applicable Change of Control Redemption Purchase Price for such Exchange Notes.

  The existence of the Holders' right to require, subject to certain conditions, the Company to repurchase Exchange Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. Future indebtedness of the Company may contain provisions which prohibit the purchase by the Company of any Exchange Notes prior to their stated maturity, require obligations thereunder to be repurchased upon a Change of Control or limit or prohibit the Company's ability to comply with its obligations under the Indenture in the event of a Change of Control. Further, the failure of the Company to pay the Change of Control Purchase Price would constitute an Event of Default which in turn could cause an event of default under such other indebtedness of the Company. Moreover, due to the financial effect of such repurchase on the Company, the exercise by the Holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such other indebtedness, even if the Change of Control itself does not. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all Exchange Notes tendered by Holders seeking to accept the Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Exchange Notes tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default would occur under the Indenture.

  One of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the Property of the Company. The Indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

  To the extent such laws and regulations are applicable, the Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer or a Change of Control Redemption.

  Except as described herein with respect to a Change of Control, the Indenture does not contain any other provisions that permit Holders to require that the Company repurchase or redeem Exchange Notes in the event of a takeover, recapitalization or similar restructuring.

ASSET SALE

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution delivered to the Trustee) of the Property or other assets sold or otherwise disposed of, (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or other assets consists of (a) cash, readily-marketable cash equivalents or Telecommunications Assets, (b) the assumption of Indebtedness of the Company or such Restricted Subsidiary (other than Indebtedness that is subordinated by its terms to the Notes) and the release of the Company or the Restricted Subsidiary, as the case may be, from all liability on the Indebtedness so assumed or (c) publicly-traded shares of Capital Stock (other than Preferred Stock and Disqualified Stock) traded in the United States of any Person engaged in a Telecommunications Business and (iii) the Company or any Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth in the next paragraph.

  Within 360 days after any Asset Sale, the Company or any Restricted Subsidiary, as the case may be, may at its option (i) reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets or in Capital Stock of any Person engaged in the Telecommunications Business and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) (a) to the permanent reduction of senior secured Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary unless the proceeds thereof are used by such Restricted Subsidiary in a manner contemplated by (i) through (iii) of this sentence) or other Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary unless the proceeds thereof are used by such Restricted Subsidiary in a manner contemplated by (i) through (iii) of this sentence) that is senior to the Notes or to the permanent reduction of Indebtedness, or to the redemption of Preferred Stock, of any Restricted Subsidiary (other than Indebtedness to, or Preferred Stock owned by, the Company or another Restricted Subsidiary unless the proceeds thereof are used by the Company or such Restricted Subsidiary in a manner contemplated by (i) through (iii) of this sentence) or (b) to the extent none of the Company or any of its Restricted Subsidiaries has any Indebtedness outstanding of the type referred to in the immediately preceding clause (a) (other than Indebtedness under senior secured revolving credit facilities), to the repayment of outstanding Indebtedness under any such revolving credit facility; provided, however, that neither the Company nor any Restricted Subsidiary shall be required to permanently reduce the commitments under any such revolving credit facility by an amount equal to the outstanding Indebtedness thereunder so repaid or prepaid and/or (iii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to prepay, whether in whole or in part, Indebtedness that is pari passu with the Notes and that matures prior to February 15, 2008. Any Net Cash Proceeds from any Asset Sale that are not used within 360 days as described in (i) through (iii) above shall constitute "Excess Proceeds."

  If at any time the aggregate amount of Excess Proceeds calculated as of any date exceeds $5 million, the Company shall, within 30 days of such date, make an offer to purchase (an "Asset Sale Offer"), on a pro rata basis, (i) Notes at a purchase price (the "Offer Purchase Price") in cash equal to 100% of the Accreted Value thereof, plus accrued and unpaid Current Interest thereon, if any, to but excluding the purchase date, in accordance with the procedures set forth in the Indenture and (ii) to the extent required by the terms thereof, any other Indebtedness of the Company that is pari passu with the Notes. The pro rata amount of such Excess Proceeds to be used to purchase Notes shall be in an amount equal to the aggregate amount of such Excess Proceeds multiplied by the quotient obtained by dividing the Accreted Value of the outstanding Notes by the sum of such Accreted Value and the principal amount of such other Indebtedness. To the extent that the aggregate Offer Purchase Price of all Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds relating thereto (such shortfall constituting a "Deficiency"), the Company may use such Deficiency for general corporate purposes and such Deficiency shall not thereafter constitute Excess Proceeds for any purpose. In the event the aggregate Accreted Value of the outstanding Notes tendered pursuant to an Asset Sale Offer is in excess of the Excess Proceeds to be used to purchase such Notes, such Excess Proceeds shall be applied to purchase such Notes on a pro rata basis in stated principal amounts at maturity of $1,000 or integral multiples thereof. Any amount remaining after giving effect to such purchase shall constitute a Deficiency and shall be applied as provided in the immediately preceding sentence. Upon the completion of the purchase of all Notes tendered pursuant to an Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  To the extent such laws and regulations are applicable, the Company will comply with the requirements of Section 14(e) under the Exchange Act and any securities laws and regulations, in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

CERTAIN COVENANTS

  Set forth below are certain covenants that are contained in the Indenture:

 Limitation on Consolidated Indebtedness

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness after the Issue Date; provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds therefrom, the ratio of (a) the aggregate consolidated principal amount of Indebtedness of the Company (including, in the case of the Notes, only the Accreted Value thereof) outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Indebtedness and any other Indebtedness Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to
(b) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness for which consolidated financial statements of the Company are available, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 6.0 to 1.0 for such four-quarter period.

  Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (i) Senior Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $100,000,000, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available pursuant to this clause
  (i) does not exceed the aggregate principal amount outstanding or available under all such Senior Indebtedness immediately prior to such renewal, extension, refinancing or refunding, less, in any case, any amount of such Indebtedness permanently repaid under the covenant described above under "--Asset Sale";

    (ii) Indebtedness (including Guarantees) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of any Capital Lease Obligation and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Issue Date;

    (iii) Indebtedness owed by the Company to any Significant Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or to a Significant Restricted Subsidiary; provided that upon either (a) the transfer or other disposition by a Significant Restricted Subsidiary or the Company of any Indebtedness so permitted to a Person other than the Company or a Significant Restricted Subsidiary or (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock (including by amalgamation, consolidation or merger) of a Significant Restricted Subsidiary (such that upon such sale, transfer or other disposition such Restricted Subsidiary would no longer meet the definition of a Significant Restricted Subsidiary) to a Person other than the Company or a Significant Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such transfer or other disposition;

    (iv) Indebtedness Incurred to renew, extend, refinance or refund (including successive extensions, renewals, refinancings and refundings), whether in whole or in part (each, a "refinancing") (a) the Notes, (b) Indebtedness outstanding at the date of the Indenture, (c) Indebtedness Incurred pursuant to clause (ii) of this paragraph or (d) Indebtedness Incurred pursuant to the first paragraph under the caption "--Limitation on Consolidated Indebtedness," in an aggregate principal amount not to exceed the aggregate principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company and its Restricted Subsidiaries incurred in connection with such refinancing; provided that Indebtedness the proceeds of which are used to refinance the Notes or Indebtedness which is pari passu with the Notes or Indebtedness which is subordinate in right of payment to the Notes shall only be permitted under this clause (iv) if (y) in the case of any refinancing of the Notes or Indebtedness which is pari passu with the Notes, the refinancing Indebtedness is made pari passu to the Notes or constitutes Subordinated Indebtedness, and, in the case of any refinancing of Subordinated Indebtedness, the refinancing Indebtedness constitutes Subordinated Indebtedness and (z) in any case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (1) does not provide for payments of principal of such Indebtedness at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Indebtedness upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Indebtedness being refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such Indebtedness at the option of the holder thereof prior to the time the same are required by the terms of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders upon a Change of Control";

    (v) Indebtedness (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (b) in respect of guarantees or letters of credit Incurred in the ordinary course of business or (c) arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in the case of this clause (c) Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition);

    (vi) Indebtedness outstanding under the Notes and the Indenture;

    (vii) Subordinated Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $100,000,000, less, in any case, any amount of such Indebtedness permanently repaid as provided under the covenant described above under "--Asset Sale";

    (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (a) the Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (x) such capital contribution or Net Cash Proceeds have not been used pursuant to clause
  (iii)(c) of the first paragraph, or clause (ii) or (vi) of the second paragraph, of the "--Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (y) if such capital contribution or Net Cash Proceeds are used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, the amount of such Net Cash Proceed exceeds one-half of the amount of Acquired Indebtedness so Incurred and (b) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Issue Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (x) such capital contribution or Net Cash Proceeds have not been used pursuant to clause (iii)(c) of the first paragraph, or clause (ii) or (vi) of the second paragraph, of the "-- Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (y) if such capital contribution or Capital Stock is used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred provided, in the case of each of clause (a) and (b), that any such Indebtedness Incurred pursuant to this clause (viii) does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

    (ix) Acquired Indebtedness;

    (x) Indebtedness of the Company to the extent the net proceeds thereof are promptly (a) used to repurchase Notes tendered as a result of a Change of Control Offer or (b) deposited to defease the Notes as provided under the covenant described below under "--Satisfaction and Discharge of the Indenture, Defeasance"; and

    (xi) Indebtedness not otherwise permitted to be Incurred pursuant to clauses (i) through (x) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (xi), will not exceed $5,000,000 aggregate principal amount at any one time outstanding.

  For purposes of determining any particular amount of Indebtedness under this "--Limitation on Consolidated Indebtedness" covenant, (i) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (ii) any Liens granted pursuant to the equal and ratable provisions referred to in the "--Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "--Limitation on Consolidated Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided, however, that the Company may allocate portions of such Indebtedness between or among such clauses.

 Limitation on Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Consolidated Indebtedness" and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended (the amount so expended, if other than cash, to be determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) or declared for all Restricted Payments after the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter for which the Company's financial statements are available immediately preceding the date of such Restricted Payment, plus (b) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Person the amount of Investments previously made subsequent to the Issue Date by the Company or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment; plus (c) the aggregate Net Cash Proceeds received after the Issue Date (x) as capital contributions to the Company, (y) from the issuance (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company, or (z) from the conversion of Indebtedness of the Company into Capital Stock (other than Disqualified Stock and other than by a Subsidiary of the Company) of the Company after the date of the Indenture, except, in the case of this clause
(c), to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the covenant described above under "-- Limitation on Consolidated Indebtedness" or to make Restricted Payments pursuant to clauses (ii) or (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant.

  The foregoing limitations shall not prevent the Company from (i) paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the preceding paragraph, (ii) retiring (a) any Capital Stock of the Company or (b) any Indebtedness of the Company that is subordinate in right of payment to the Notes, in exchange for, or out of the proceeds of the substantially concurrent sale of Qualified Stock of the Company, (iii) retiring any Indebtedness of the Company subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), provided that such new Indebtedness (a) is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being refinanced, (b) has an Average Life longer than the Notes, and (c) has no scheduled principal payments due in any amount earlier than the equivalent amount of principal under the Indebtedness so retired, (iv) retiring any Capital Stock or options to acquire Capital Stock of the Company held by any directors, officers or employees of the Company or any Restricted Subsidiary upon the termination of such Person's tenure as a director or employee, as the case may be; provided that the aggregate price paid for all such retired Capital Stock or options shall not exceed $5,000,000 in the aggregate, (v) retiring any Capital Stock of the Company to the extent necessary (as determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) to prevent the loss, or to secure the renewal or reinstatement, of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency, (vi) Investments in any Person the primary business of which is related, ancillary or complimentary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (a) $20,000,000 and (b) the amount of Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the covenant described above under "--Limitation on Consolidated Indebtedness" or to make Restricted Payments pursuant to clause (iii)(c) of the first paragraph, or clause (ii) or this clause (vi) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (c) the net reduction in Investments made pursuant to this clause
(vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), provided that the net reduction in any Investment shall not exceed the amount of such Investment, (vii) the declaration or payment of dividends on the Common Stock of the Company (so long as such dividends are paid to the holders of all classes of Common Stock) following a Public Equity Offering of such Common Stock of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering, (viii) payments or distributions to dissenting stockholders pursuant to applicable law to the extent required in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company and (ix) making Investments not otherwise permitted in an aggregate amount not to exceed $2,000,000 at any one time outstanding.

  In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (ii) and (iii) of the foregoing paragraph shall not be included as Restricted Payments.

  Not later than the date of making any Restricted Payment (including any Restricted Payment permitted to be made pursuant to the two previous paragraphs), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available financial statements.

 Limitation on Liens

  The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property or other assets or interests therein now owned or hereafter acquired or any income or profits therefrom or any interest thereon to secure any Indebtedness without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes equally and ratably with such Indebtedness, provided that no Indebtedness of the Company which is subordinate in right of payment to the Notes may be so secured.

  The foregoing restrictions shall not apply to: (i) Liens existing on the date of the Indenture and securing Indebtedness outstanding on the date of the Indenture, (ii) Liens Incurred on or after the Issue Date pursuant to clause
(i) of the second paragraph under the covenant "--Limitation on Consolidated Indebtedness", (iii) Liens in favor of the Company or any Significant Restricted Subsidiary, (iv) Liens on Property of the Company or a Restricted Subsidiary acquired, constructed or constituting improvements made after the Issue Date to secure Indebtedness incurred pursuant to clause (ii) of the second paragraph under "--Limitation on Consolidated Indebtedness" which is otherwise permitted under the Indenture, provided that (a) the principal amount of any Indebtedness secured by any such Lien does not exceed 100% of such purchase price or cost of construction or improvement of the Property subject to such Lien, (b) such Lien attaches to such Property prior to, at the time of, or within 180 days after the engineering, acquisition, installation, development, improvement, completion of construction or commencement of operation of such Property and (c) such Lien does not extend to or cover any Property other than the specific item of Property (or portion thereof) acquired, engineered, constructed, installed, developed or constituting the improvements made with the proceeds of such Indebtedness, (v) Liens to secure Acquired Indebtedness, provided that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other Property, (vi) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i),
(ii), (iv) and (v) so long as such Lien does not extend to any other Property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under clause (iv) of the second paragraph of "--Limitation on Consolidated Indebtedness," (vii) Liens not otherwise permitted by the foregoing clauses (i) through (vi) in an aggregate amount not to exceed 5% of the Company's Consolidated Tangible Assets as of the date on which any such Lien arises, (viii) Liens granted after the Issue Date pursuant to the immediately preceding paragraph to secure the Notes and (ix) Permitted Liens.

 Limitation on Sale and Leaseback Transactions

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction (other than a Sale and Leaseback Transaction between the Company or a Restricted Subsidiary on the one hand and a Restricted Subsidiary or the Company on the other hand), unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value (as evidenced by a Board Resolution) of the Property subject to such transaction, (ii) the Attributable Indebtedness of the Company or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted under the covenant described under "-- Limitation on Consolidated Indebtedness," (iii) the Company or such Restricted Subsidiary would be permitted to create a Lien on such Property without securing the Notes by the covenant described under "--Limitation on Liens" and
(iv) the Net Cash Proceeds from such transaction are applied in accordance with the covenant described under "--Asset Sale."

 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective, or enter into, any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (ii) to make loans or advances to the Company or any Restricted Subsidiary or (iii) to transfer any of its Property to the Company or any other Restricted Subsidiary, except: (a) any encumbrance or restriction existing as of the Issue Date, (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of Property, so long as the encumbrances or restrictions in any such agreement relate solely to the Property so acquired, (c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by the Company or another Restricted Subsidiary (other than any such Indebtedness Incurred by such Restricted Subsidiary in connection with or in anticipation of such acquisition), (d) any encumbrance or restriction pursuant to an agreement effecting a permitted refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in such agreements, (e) in the case of clause (iii) above only, customary provisions (x) that restrict the subletting, assignment or transfer of any Property or other asset that is a lease, license, conveyance or contract or similar Property or other asset, (y) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any Property or other assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (z) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of Property or other assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, (f) in the case of clause (iii) above only, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Indebtedness of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the Property subject to such security agreement, (g) any encumbrance or restriction pursuant to Senior Indebtedness which is permitted to be outstanding under clause (i) of the second paragraph of "--Limitation on Consolidated Indebtedness," (h) in the case of clause (iii) only, any encumbrance or restriction pursuant to an agreement for Indebtedness that is permitted to be outstanding under clause
(ii) of the second paragraph of "--Limitation on Consolidated Indebtedness," and (i) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that the consummation of such transaction would not result in a Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into.

  The foregoing limitations shall not prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under the "--Limitation on Liens" covenant or (ii) restricting the sale or other disposition of Property or other assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries otherwise permitted under "-- Limitation on Consolidated Indebtedness."

 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

  The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of directors' qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the covenant described above under "--Limitation on Restricted Payments" if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock (other than Disqualified Stock) of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with the covenant described above under "--Asset Sale."

 Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of, any of its Properties or assets to, or purchase any Property or other assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction or series of related Affiliate Transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that could have been obtained in a comparable arm's-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has determined to be fair to the Company or the relevant Restricted Subsidiary) and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate payments or, in the case of assets or Property, a Fair Market Value in excess of $1,000,000, a certificate of the chief executive, operating or financial officer of the Company evidencing such officer's determination that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and is in the best interests of the Company or such Restricted Subsidiary, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or, in the case of assets or Property, a Fair Market Value in excess of $5,000,000, a Board Resolution certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (i) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors who have determined that such Affiliate Transaction or series of related Affiliate Transactions is in the best interest of the Company or such Restricted Subsidiary and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or, in the case of any assets or Property, a Fair Market Value in excess of $10,000,000, a written opinion stating that the transaction complies with clause (i) above from a financial point of view from an investment banking firm of national standing in the United States which, in the good faith judgment of the Board of Directors, is independent with respect to the Company and its Subsidiaries and qualified to perform such task; provided that the following shall not be deemed Affiliate Transactions: (1) any employment, noncompetition, confidentiality or similar agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) any agreement or arrangement with respect to the compensation of a director or officer of the Company or any Restricted Subsidiary approved by a majority of the disinterested members of the Board of Directors, (3) transactions permitted by the covenant described under "--Limitation on Restricted Payments," (4) transactions pursuant to any agreement or arrangement existing on the Issue Date, including any renewal, replacement, extension, amendment or other modification thereof, provided such modifications are not materially more adverse to the Company or the Restricted Subsidiaries, (5) issuances of Capital Stock of the Company to any Affiliates and (6) the sale of telecommunications services to any Affiliate on an arm's length basis which is undertaken in the ordinary course of the Company's business.

 Restricted and Unrestricted Subsidiaries

    (i) The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if such Subsidiary does not have any obligations which, if in default, would result in a cross default on Indebtedness of the Company or a Restricted Subsidiary (other than Indebtedness to the Company or a Significant Restricted Subsidiary), and
  (a) such Subsidiary has total assets of $1,000 or less, (b) such Subsidiary has assets of more than $1,000 and an Investment in such Subsidiary in an amount equal to the Fair Market Value of such Subsidiary would then be permitted under the first paragraph of "--Limitation on Restricted Payments" or (c) such designation is effective immediately upon such Person becoming a Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company shall be classified as a Restricted Subsidiary thereof.

    (ii) The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

    (iii) The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with clause (ii) shall be made by the Board of Directors pursuant to a Board Resolution and shall be effective as of the date specified in such Board Resolution.

 Reports

  The Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders, to securities analysts and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual reports on Form 10-K and the information, documents, and other reports that the Company is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act as well as quarterly reports ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to either of such sections of the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the Holders of Notes at the time the Company is required to file the same with the Trustee.

AMALGAMATION, CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

  The Company will not, in any transaction or series of related transactions, amalgamate or consolidate with, or merge with or into, any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the surviving corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person, unless:

    (i) either (a) the Company shall be the surviving corporation or (b) the corporation (if other than the Company) formed by such amalgamation or consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of the Company's covenants and obligations under the Indenture;

    (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred in connection with or in respect of such transaction or series of related transactions), no Default shall have occurred and be continuing;

    (iii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred in connection with or in respect of, and any Indebtedness to be repaid in connection with or as a result of, such transaction or series of related transactions), the Company (or the Surviving Entity, if the Company is not the surviving corporation) (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (B) would be permitted to Incur at least $1 of additional Indebtedness pursuant to the first paragraph of the covenant "--Limitation on Consolidated Indebtedness"; provided that this clause (iii)(B) shall not apply to (x) a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or the Surviving Entity, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred for all purposes of the Indenture) or (y) a consolidation, merger or sale of all or substantially all of the assets of the Company if immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred in connection with or in respect of, and any Indebtedness to be repaid in connection with or as a result of, such transaction or series of related transactions) the Company's (or the Surviving Entity's) leverage ratio computed pursuant to the first paragraph under "--Limitation on Consolidated Indebtedness" would be equal to or less than the leverage ratio of the Company immediately prior to such transaction.

    (iv) if, as a result of any such transaction, Property of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "--Limitation on Liens" above, the Company or the Surviving Entity to the Company shall have secured the Notes as required thereby; and

    (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

EVENTS OF DEFAULT

  Each of the following is an "Event of Default" under the Indenture:

    (i) default in the payment of interest (including Additional Interest, if any) on any Note when the same becomes due and payable, and the continuance of such default for a period of 30 days;

    (ii) default in the payment of the principal of (or premium, if any, on) any Note at its maturity, upon optional redemption, including a Change in Control Redemption Offer, required repurchase (including pursuant to a Change of Control Offer or an Asset Sale Offer) or otherwise or the failure to make an offer to purchase any Note as required under the Indenture;

    (iii) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty addressed in clauses (i) or (ii) above) and continuance of such Default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% of the aggregate stated principal amount at maturity of the outstanding Notes;

    (iv) (a) any principal payment in excess of $1,000,000 with respect to Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or (b) Indebtedness of the Company or any Restricted Subsidiary is accelerated by the Holders thereof and the principal amount of such accelerated Indebtedness exceeds $5,000,000;

    (v) the entry by a court of competent jurisdiction of one or more final judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10,000,000 which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days; or

    (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary shall occur.

  If any Event of Default (other than an Event of Default specified in clause
(vi) above) occurs and is continuing, then and in every such case either the Trustee or the Holders of not less than 25% of the aggregate stated principal amount at maturity of the outstanding Notes may declare the Accreted Value of, and any accrued and unpaid Current Interest on, all Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration, such Accreted Value and any accrued and unpaid Current Interest thereon will become and be immediately due and payable. If any Event of Default specified in clause (vi) above occurs, the Accreted Value of, and any accrued and unpaid Current Interest on, the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of either the Trustee or any Holder. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (iv) shall be remedied, or cured or waived by the holders of the relevant Indebtedness, within 60 days after such Event of Default.

  The Company will be required to deliver to the Trustee on or before a date not more than 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. In addition, the Company is required within 30 days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (other than relating to the payment of principal or interest) if the Trustee determines that withholding such notice is in the Holders' interest.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Company and the Trustee may, at any time and from time to time, without notice to or consent of any Holder of Notes, enter into one or more indentures supplemental to the Indenture (i) to evidence the succession of another Person to the Company in accordance with the terms of the Indenture and the assumption by such successor of the covenants of the Company in the Indenture and the Notes, (ii) to add to the covenants of the Company, for the benefit of the Holders, or to surrender any right or power conferred upon the Company by the Indenture, (iii) to add any additional Events of Default, (iv) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee, (v) to secure the Notes, (vi) to cure any ambiguity in the Indenture, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided such actions shall not adversely affect the interests of the Holders in any material respect or (vii) to comply with the requirements of the Commission or any other regulatory authority in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  With the consent of the Holders of not less than a majority in stated principal amount at maturity of the outstanding Notes, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders; provided that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note: (i) change the Stated Maturity of the principal of, or the due date of any installment of interest on, any Note, or alter the redemption provisions thereof, or reduce the principal amount thereof (or premium, if any), or the interest thereon that would be due and payable upon Maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, (ii) reduce the percentage in stated principal amount at maturity of the outstanding Notes, (iii) subordinate in right of payment, or otherwise subordinate, the Notes to any other Indebtedness, (iv) impair the right to institute suit for the enforcement of any payment with respect to the Notes, (v) make any change that would result in the Company being required to make any deduction or withholding from any payment made under or with respect to the Notes or modify any provision of this paragraph (except to increase any percentage set forth herein).

  The Holders of not less than a majority in stated principal amount at maturity of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default under the Indenture and its consequences, except a Default (i) in the payment of any amount on any Note, or (ii) in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

 Satisfaction and Discharge of the Indenture, Defeasance

  The Company may terminate its obligations under the Indenture when (i) either (a) all outstanding Notes have been delivered to the Trustee for cancellation or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (or premium, if any, on) and interest to the date of deposit or maturity or date of redemption, (ii) the Company has paid or caused to be paid all sums payable by the Company under the Indenture and
(iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Indenture.

  The Company, at its election, shall (i) be deemed to have paid and discharged its debt on the Notes and the Indenture shall cease to be of further effect as to all outstanding Notes (except as to (a) rights of registration of transfer, substitution and exchange of Notes and the Company's right of optional redemption, (b) rights of Holders to receive payments of principal of, premium, if any, and interest on the Notes (but not the Change of Control Purchase Price or the Offer Purchase Price), (c) the rights, obligations and immunities of the Trustee under the Indenture and (d) certain other specified provisions in the Indenture) and (ii) cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the Holders, at any time prior to the Maturity of the Notes, of (a) United States dollars in an amount,
(b) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Notes, money in an amount, or (c) a combination thereof, sufficient to pay and discharge the principal of, and interest on, the Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Indenture and of the Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of independent counsel, reasonably acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for U.S. federal income tax purposes with respect to the Holders (and, in the case of defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law), and (ii) the Company's deposit will not result in the trust created thereby or the Trustee being subject to regulation under the Investment Company Act of 1940, as amended.

THE TRUSTEE

  Harris Trust and Savings Bank will be the Trustee under the Indenture and its current address is 111 West Monroe Street, Chicago, Illinois 60690-0755.

  The Holders of not less than a majority in stated principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless such Holders shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

 No Personal Liability of Controlling Persons, Directors, Officers, Employees and Stockholders

  No controlling Person, director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any covenant, agreement or other obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its past, present or future status as a controlling Person, director, officer, employee, incorporator or stockholder of the Company. By accepting a Note each Holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the Notes. Nonetheless, such waiver may not be effective to waive liabilities under the Federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

GOVERNING LAW

  The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of laws provisions.

TRANSFER AND EXCHANGE

  The Senior Notes will be subject to certain restrictions on transfer. A Holder may transfer or exchange Notes in accordance with the Indenture. The Company, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company entered into a Registration Agreement with the Initial Purchasers for the benefit of the holders of Senior Notes, pursuant to which the Company has filed a Registration Statement (of which this Prospectus constitutes a part) with the Commission (the "Exchange Offer") registering the exchange of the Senior Notes for the Exchange Notes having terms substantially identical in all material respects to the Senior Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and will not be entitled to certain benefits under the Registration Agreement). The Company will offer the Exchange Notes in exchange for surrender of the Senior Notes. Pursuant to the Registration Agreement, the Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Senior Notes. For each Senior Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Senior Note will receive an Exchange Note having a stated principal amount at maturity equal to that of the surrendered Senior Note. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Senior Notes) with the prospectus contained in the Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Registration Statement will be kept effective for a period of 90 days after the Exchange Offer has been consummated in order to permit resales of Exchange Notes acquired by broker-dealers in after-market transactions.

  A holder of Senior Notes (other than certain specified holders) who wishes to exchange such Senior Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  The Company has filed the Registration Statement and will commence the Exchange Offer pursuant to the Registration Agreement. In the event that (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Registration Statement is not declared effective within 180 days after the date of original issuance of the Senior Notes, (iii) the Exchange Offer is not consummated (the term "consummated" as used in this context shall mean that the Company has offered the Exchange Notes in exchange for surrender of the Senior Notes, kept such offer open for the period of time required above and fulfilled all of its other obligations under such offer) within 210 days after the date of original issuance of the Senior Notes, (iv) the Initial Purchasers so request with respect to Senior Notes held by such Initial Purchasers and thus not eligible to be exchanged for Exchange Notes in the Exchange Offer, or
(v) any holder of the Senior Notes (other than an Initial Purchaser or any affiliate of the Company) does not receive freely tradeable Exchange Notes in the Exchange Offer (it being understood that, for purposes of this clause (v), (a) the requirement that a holder deliver a prospectus containing the information required by Items 507 and/or 508 of Regulation S-K under the Securities Act in connection with sales of Exchange Notes acquired in exchange for the Senior Notes shall result in such Exchange Notes being not "freely tradeable" but (b) the requirement that a Participating Broker-Dealer deliver a prospectus in connection with sales of Exchange Notes acquired in the Exchange Offer in exchange for Senior Notes acquired as a result of market making activities or other trading activities shall not result in the Exchange Notes being not "freely tradeable"), the Company will, at its cost, (x) as promptly as practicable, file a Shelf Registration Statement covering resales of the Senior Notes or the Exchange Notes, as the case may be, (y) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (z) keep the Shelf Registration Statement effective until two years (or any shorter period under Rule 144(k) under the Securities Act) after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of an Initial Purchaser) or such shorter period that will terminate when all the Senior Notes or Exchange Notes, as applicable, covered by the Shelf Registration Statement have been sold. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Senior Notes or the Exchange Notes, as the case may be. A holder selling such Senior Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such holder (including certain indemnification obligations).

  In the event that (i) either the Exchange Offer has not been consummated or the Shelf Registration Statement has not been declared effective on or prior to the 210th day following the date of original issuance of the Senior Notes; or (ii) after the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Senior Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement without being succeeded promptly by an additional registration statement filed and declared effective (each such event referred to in clauses (i) and (ii) a "Registration Default"), interest ("Additional Interest") will accrue on the Senior Notes and the Exchange Notes (in addition to the stated interest on the Senior Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will be payable in cash semiannually in arrears on August 15 and February 15 of each year, beginning on the August 15 or February 15 immediately following a Registration Default, at a rate per annum equal to 0.50% of the Accreted Value of the Notes (determined daily) at the end of each subsequent 90-day period. In no event shall such rate per annum exceed 1.50% of the Accreted Value of the Notes (determined daily) in the aggregate regardless of the number of Registration Defaults.

  The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to the Company.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date (the "Specified Date"), with respect to each $1,000 stated principal amount at maturity of Notes the sum of (i) the Issue Price of each Note and (ii) the amount of accrued but unpaid Deferred Interest on such Note to the Specified Date such that:

    (a) If the Specified Date is one of the following dates (each a "Semiannual Accrual Date") the Accreted Value will be the amount set forth opposite such date below:

                        SEMIANNUAL ACCRUAL DATE                   ACCRETED VALUE
                        -----------------------                   --------------
      February 18, 1998..........................................   $  555.66
      August 15, 1998............................................   $  588.77
      February 15, 1999..........................................   $  624.46
      August 15, 1999............................................   $  662.32
      February 15, 2000..........................................   $  702.47
      August 15, 2000............................................   $  745.06
      February 15, 2001..........................................   $  790.23
      August 15, 2001............................................   $  838.14
      February 15, 2002..........................................   $  888.95
      August 15, 2002............................................   $  942.84
      February 15, 2003 and thereafter...........................   $1,000.00

    (b) If the Specified Date occurs before February 15, 2003, and between two Semiannual Accrual Dates, the Accreted Value shall be the sum of (x) the Accreted Value for the Semiannual Accrual Date immediately preceding the Specified Date and (y) an amount equal to the Deferred Interest accrued from such Semiannual Accrual Date to the Specified Date.

  "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person; provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided further that neither the Company nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

  "Asset Sale" means any transfer, conveyance, sale, lease or other disposition by the Company or any of its Restricted Subsidiaries (including an amalgamation, consolidation or merger or other sale of any such Restricted Subsidiary with, into or to any Person (other than the Company or any other Restricted Subsidiary) in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary to the Company or a Significant Restricted Subsidiary or by the Company to a Significant Restricted Subsidiary) of (i) shares of Capital Stock or other ownership interests of a Subsidiary of the Company (other than pursuant to an amalgamation, merger or consolidation of a Restricted Subsidiary into the Company or any Restricted Subsidiary), (ii) substantially all of the assets of the Company or any Restricted Subsidiary representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of the Company or any of its Restricted Subsidiaries outside of the ordinary course of business and, in each case, that is not governed by the provisions of the Indenture applicable to amalgamations, consolidations, mergers, and transfers of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business or sales or other dispositions of equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or a Restricted Subsidiary, (b) contemporaneous exchanges by the Company or any Restricted Subsidiary of

Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; provided that the applicable Telecommunications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a Board Resolution), or (c) the sale or other disposition of any assets (x) with a Fair Market Value (as certified in an Officers' Certificate) not in excess of $1,000,000 or (y) that constitute Restricted Payments which are permitted under the covenant "--Limitation on Restricted Payments" above.

  "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by the responsible accounting officer of such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the payments during the remaining term shall include such penalty).

  "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (b) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors.

  "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been a duly adopted resolution of the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee within 60 days of adoption thereof.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal Property which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person prepared in accordance with GAAP, and the maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount that would appear on the face of a balance sheet of such Person in accordance with GAAP.

  "Capital Stock" in any Person means any and all shares, interests, participation or other equivalents of an equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to subscribe for or acquire an equity interest in such Person.

  "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company to any "Person" or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder (as defined below) or any Restricted Subsidiary, shall have occurred, (ii) any "Person" or "group" (as the term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the Voting Stock of the Company (including any warrants, options or rights to acquire such Voting Stock), calculated on a fully diluted basis, (iii) at any time after a Public Market shall exist, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with (a) any directors whose election or appointment by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (b) any directors elected pursuant to the terms of any shareholders' agreement among the Company's shareholders) cease for any reason to constitute a majority of the Board of Directors then in office or
(iv) the merger, amalgamation or consolidation of the Company with or into another Person or the merger of another Person with or into the Company shall have occurred, and the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after giving effect to such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

  "Common Stock" means, with respect to the Company, the Class A Common Stock, Class B Common Stock, Class C Common Stock or any similar common stock of the Company.

  "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income, by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period, (iii) the consolidated depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, (iv) any non-cash expense related to the issuance to employees of the Company or any Restricted Subsidiary of options to purchase Capital Stock of the Company or such Restricted Subsidiary, (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity and (vi) any non-cash expense related to a purchase accounting adjustment not requiring an accrual or reserve and separately disclosed in the Company's consolidated statement of operations and deficit, and decreased by the amount of any non-cash item that increases such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary to the extent of such restriction and
(b) (1) if, during or after such period, the Company or any of its Restricted Subsidiaries shall have made any disposition of any Person or business, then Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries shall be computed so as to give pro forma effect to such disposition and (2) if, during or after such period, the Company or any of its Restricted Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by the Company or a Restricted Subsidiary, then Consolidated Cash Flow Available for Fixed Charges shall be computed so as to give pro forma effect to the acquisition of such Person or business.

  "Consolidated Income Tax Expense" for any period means the aggregate amount of the provisions for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Indebtedness discount (including original issue discount), (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities, (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, (iv) Preferred Stock dividends of the Company's Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable,
(v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid, (vi) interest on Indebtedness guaranteed by the Company and its Restricted Subsidiaries, (vii) the portion of any Capital Lease Obligation accruing during such period that is allocable to interest expense in accordance with GAAP, (viii) capitalized interest and (ix) commitment and other fees with respect to senior credit facilities.

  "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or net loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication (i) all items classified as extraordinary or non-recurring, (ii) any net income (or net loss) of any Person other than the Company and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period, (iii) the net income (or net loss) of any Person acquired by the Company or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) net gains (or net losses) in respect of Asset Sales by the Company or its Restricted Subsidiaries, (vi) the net income (or net loss) of any Restricted Subsidiary to the extent that the payment of dividends or other distributions to the Company is restricted by the terms of its constituting documents or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to the Company,
(vii) with regard to a non-wholly owned Restricted Subsidiary, any aggregate net income (or net loss) in excess of the Company's or such Restricted Subsidiary's pro rata share of such non-wholly owned Restricted Subsidiary's net income (or net loss), and (viii) the cumulative effect of changes in accounting principles.

  "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under GAAP would be included on a consolidated balance sheet of such Person and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on such consolidated balance sheet.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take account of Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP.

  "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness by the holder thereof at any time, in whole or in part, on or prior to the Stated Maturity of the Notes.

  "Eligible Cash Equivalents" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof in each case with a term of not more than one year, (ii) investments in time deposit accounts, term deposit accounts, certificates of deposit, money-market deposits, bankers acceptances and obligations maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof and which bank or trust company has, or the obligation of which bank or trust company is guaranteed by a bank or trust company which has, capital, surplus and undivided profits aggregating in excess of $150,000,000 and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Corporation and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, territory or province of the United States of America or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Corporation or "A-2" by Moody's Investors Service, Inc.

  "Fair Market Value" means, with respect to any asset or Property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

  "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

  "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided that the term "Guaranteed" and any meaning correlative thereto shall not include endorsements for collection or deposit.

  "Holder" means (i) in the case of any Certificated Note, the Person in whose name such Certificated Note is registered in the Note Register and (ii) in the case of any Global Note, the Depositary.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness and that the accrual of interest shall not be deemed an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to have been Incurred by the Company at the time at which such Person becomes a Subsidiary of the Company.

  "Indebtedness" means, at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are being contested in good faith), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by Persons other than such Person or its Restricted Subsidiaries, the maximum fixed redemption or repurchase price of Preferred Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such first Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property and assets or the amount of the Indebtedness so secured) and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such stock as if such stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that, if such stock is not then permitted to be repurchased, the repurchase price shall be the book value of such stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

  "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or
(iii) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude extensions of trade credit in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

  "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

  "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, setoff right, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the Indenture, whether on the Stated Maturity, on the Change of Control Payment Date or purchase date established pursuant to the terms of the Indenture with regard to an Asset Sale Offer, as applicable, or by declaration of acceleration, call for redemption or otherwise.

  "Net Cash Proceeds" means (i) with respect to the sale of any Property or other assets by the Company or any of the Restricted Subsidiaries, cash or readily marketable cash equivalents received net of (a) all reasonable out-of-pocket expenses of the Company or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of the Company) and all U.S. federal, state, provincial, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as a liability under GAAP by the Company or its Restricted Subsidiaries, (b) all payments made or required to be made by the Company or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale, (c) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of the Company) in Restricted Subsidiaries as a result of such transaction and
(d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reasonable reserve against any liabilities associated with such assets and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such transaction, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such transaction, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a Board Resolution; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment or indemnification or other payment or similar adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to the Company or the Restricted Subsidiaries from escrow; and provided, further, that any noncash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indenture and (ii) with respect to any sale, issuance, transfer or other disposition of Capital Stock, the proceeds of such sale, issuance, transfer or other disposition in the form of cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and reasonable out-of-pocket expenses of the Company or any Subsidiary of the Company incurred in connection with such sale, issuance, transfer or other disposition and net of taxes paid or payable as a result thereof.

  "Officers' Certificate" means a certificate signed by (i) the President or the Chief Executive Officer and (ii) the Chief Financial Officer, the Chief Accounting Officer or the Treasurer, of the Company and delivered to the Trustee, which shall comply with the Indenture.

  "Permitted Holders" means Madison Dearborn Capital Partnership, L.P., Frontenac V.I. L.P., and Battery Ventures III, L.P., and Affiliates (other than the Company and the Restricted Subsidiaries) of each of the foregoing.

  "Permitted Investments" means (i) Eligible Cash Equivalents, (ii) Investments in any Person engaged in a Telecommunications Business as a result of which such Person becomes a Restricted Subsidiary in compliance with the Indenture, (iii) Investments pursuant to agreements or obligations of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make Investments described in clause (ii) above, (iv) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits, (v) Investments, Capital Stock, bonds, notes, debentures or other debt or equity securities received as a result of Asset Sales permitted under the covenant described under "--Asset Sale," (vi) Investments in existence at the Issue Date, (vii) commission, payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP,
(viii) loans or advances to employees and directors made in the ordinary course of business at any time outstanding not to exceed in the aggregate $5,000,000 and (ix) stock, obligations or securities received in satisfaction of judgments.

  "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (ii) other Liens incidental to the conduct of the Company's or a Restricted Subsidiary's business or the ownership of its Property and assets, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' Property or other assets when taken as a whole, or materially impair the use thereof in the operation of its business, (iii) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to secure Indebtedness owing to the Company, (iv) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance and other types of social security,
(v) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen and other types of statutory obligations, (vi) deposits made to secure the performance of tenders, bids, leases, surety and appeal bonds, government contracts, performance and return-of money bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money), (vii) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries, (viii) Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with GAAP, (ix) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease, (x) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, (xi) Liens encumbering Property or other assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such Property or other assets, (xii) Liens on Property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary, provided that such Liens do not extend to or cover any Property or other assets of the Company or any Restricted Subsidiary other than the Property or other assets acquired, (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof, (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (xv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (xvi) Liens on or sales of receivables; and (xvii) Liens in favor of the Trustee pursuant to the Indenture.

  "Person" means any individual, corporation, limited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or other asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock of any other Person.

  "Public Equity Offering" means an underwritten primary public offering of the Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

  "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than the Company or a Restricted Subsidiary on the Capital Stock of any Restricted Subsidiary, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Significant Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is an entity other than a corporation), (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of the Company or (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes (other than permitted refinancings thereof) or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by the Company in a Restricted Subsidiary engaged in a Telecommunications Business or (c) an Investment by a Restricted Subsidiary in the Company or in a Restricted Subsidiary engaged in a Telecommunications Business.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated as an "Unrestricted Subsidiary."

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Senior Indebtedness" means all Indebtedness of the Company which is not, expressly by its terms, subordinate or junior in right of payment to the Notes.

  "Significant Restricted Subsidiary" means any Restricted Subsidiary of which the Company owns, directly or indirectly, 80% or more of all of the outstanding Capital Stock or other ownership interests (other than any director's qualifying shares).

  "Subordinated Indebtedness" means Indebtedness of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default in the payment of principal (or premium, if any) or interest on the Notes exists, (ii) in the event that any other Default exists, upon notice by Holders of 25% or more of the aggregate stated principal amount at maturity of the outstanding Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Indebtedness (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made for a period of 179 days from the date of such notice, and (iii) such Indebtedness may not (x) provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders upon a Change of Control" (and which shall provide that such Indebtedness will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "-- Repurchase at the Option of Holders upon a Change of Control").

  "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, real or personal, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities, (ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products, or (iii) evaluating, owning, operating, participating in or pursuing any other business that is primarily related to those identified in the foregoing clauses (i) or (ii) above (in the case of this clause (iii), however, in a manner consistent with the Company's manner of business on the Issue Date), and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date or have entered into agreements to engage in or to acquire a company to engage in or contemplate engaging in, as expressly set forth in this Prospectus; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indenture. See "--Restricted and Unrestricted Subsidiaries" for a description of the conditions in which the Company may designate a Subsidiary of the Company an "Unrestricted Subsidiary."

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests (other than any director's qualifying shares) of which shall at the time be owned by such Person or by one or more other Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more other Wholly Owned Restricted Subsidiaries of such Person.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until   , 1998, all dealers effecting transactions in the Exchange
Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Senior Notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

  The following, subject to the limitations set forth below, are the material U.S. federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes. As used herein, a "U.S. Holder" means a beneficial owner of a Note who purchased a Senior Note pursuant to the Offering at the Issue Price that is for U.S. federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. This summary deals only with Notes held as capital assets and does not address persons with special tax situations, such as Non-U.S. Holders (as defined herein), financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or that are part of a straddle or a conversion transaction, or persons whose functional currency is not the U.S. dollar, and does not discuss any aspect of state, local or foreign tax laws or any estate or gift tax considerations.

  This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (the "Regulations"), rulings and judicial decisions issued thereunder, all of which may be repealed, revoked or modified, possibly with retroactive effect. Holders of the Notes should consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax considerations of the purchase, exchange, ownership and disposition of the Notes.

  THE FOLLOWING DOES NOT PURPORT TO BE A DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES. EACH HOLDER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, EXCHANGE OWNERSHIP AND DISPOSITION OF THE NOTES.

THE EXCHANGE

  The exchange of Senior Notes for Exchange Notes will not be treated as an exchange for U.S. federal income tax purposes because the Exchange Notes will not differ materially in kind or extent from the Senior Notes. As a result, holders who exchange their Senior Notes for Exchange Notes will not recognize any income, gain or loss for U.S. federal income tax purposes. A U.S. Holder will have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes immediately after the exchange as it had in the Senior Notes immediately before the exchange.

ORIGINAL ISSUE DISCOUNT

 General

  Because the Senior Notes were issued at an Issue Price which was substantially less than their stated principal amounts at maturity and because Current Interest on the Notes will not be payable until August 15, 2003, the Notes have been issued with OID, and each U.S. Holder will be required to include in income in each year, in advance of the receipt of cash payments on such Notes, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the U.S. Holder held the Notes.

  In the event of a Registration Default as described under "Description of the Exchange Notes--Exchange Offer; Registration Rights", Additional Interest will accrue on the Notes in the manner described therein. According to the Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Solely for purposes of determining the amount of OID, the Notes would be treated as retired and reissued on any date the amount of interest were changed for an amount equal to its adjusted issue price.

 The Amount of Original Issue Discount

  The amount of OID with respect to each Note is equal to the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price." The "issue price" of the Notes is equal to the initial offering price to the public (not including any bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of the Notes are sold. The "stated redemption price at maturity" of each Note will include all payments to be made in respect thereof, including any Current Interest payments. Accordingly, payments on the Note (including principal and Current Interest payments) are not separately included in a U.S. Holder's income as interest, but rather are treated first as payments of accrued OID and then as payments of principal which reduce the U.S. Holder's basis in the Notes.

  A U.S. Holder of a debt instrument issued with OID is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the debt instrument. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined on a constant yield basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by a U.S. Holder as long as
(i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the first or final day of an accrual period. The amount of OID attributable to each "accrual period" will be equal to the product of (i) the "adjusted issue price" at the beginning of such accrual period and (ii) the "yield to maturity" of the debt instrument stated in a manner appropriately taking into account the length of the accrual period. The "yield to maturity" is the discount rate that, when used in computing the present value of all payments to be made under the Notes, produces an amount equal to the issue price of the Notes. The "adjusted issue price" of a Note at the beginning of an accrual period is generally defined as the issue price of the Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the Note. Accordingly, a U.S. Holder of a Note will be required to include OID thereon in gross income for U.S. federal tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of a Note is the difference between (x) the amount payable at the maturity of the Note and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

 High-Yield Discount Obligations

  The Notes constitute AHYDOs as their yield to maturity exceeds the sum of the applicable federal rate in effect at the time of the issuance of the Notes (the "AFR") plus five percentage points. For February 1998, the long-term AFR was 5.84% (based on semiannual compounding). Under Sections 163(e) and 163(i) of the Code, a C corporation that is an issuer of a debt obligation subject to the AHYDO rules may not deduct any portion of OID on the obligation until such portion is actually paid. A debt obligation is generally subject to the AHYDO rules if (i) its maturity date is more than five years from the date of issue,
(ii) its yield to maturity equals or exceeds the sum of the AFR plus five percentage points, and (iii) it bears "significant OID." A debt obligation will bear significant OID for this purpose if, as of the close of any accrual period ending more than five years after issuance, the total amount of income includible by a holder with respect to the debt instrument exceeds the sum of
(i) the total amount of "interest" paid under the obligation before the close of such accrual period and (ii) the product of the issue price of the debt instrument and its yield to maturity. In addition, the yield to maturity of the Notes exceeds the sum of the AFR plus six percentage points. Accordingly, under the Code, a portion of the OID under the Notes, equal to the product of the total OID under the Notes times the ratio of (a) the excess of the yield to maturity over the sum of the AFR plus six percentage points to (b) the yield to maturity (the "Disqualified Portion"), will not be deductible by the Company and will be treated for some purposes as dividends to the holders of the Notes (to the extent that such amounts would have been treated as dividends to the holders of the Notes if they had been distributions with respect to the Company's stock). The Disqualified Portion will be nondeductible by the Company, and may qualify for the dividend received deduction for corporate U.S. Holders, but will be treated as OID and not as dividends for withholding tax purposes.

 Effect of Mandatory and Optional Redemptions on OID

  In the event of a Change of Control, the Company will be required to offer to redeem all of the Notes, at redemption prices specified elsewhere herein. If after giving effect to a Change of Control Offer at least 95% of the original aggregate stated principal amount of the Notes has been repurchased, the Company may, at its option, redeem the balance of the Notes at redemption prices specified elsewhere herein. In the event that the Company receives net proceeds from one or more public offerings, the Company may, at its option, use all or a portion of such net proceeds to redeem Notes having an aggregate issue price of up to 35% of the aggregate Issue Price of the Notes at redemption prices specified elsewhere herein; provided that Notes having an issue price equal to at least 65% of the original aggregate stated principal amount of the Notes remain outstanding after such redemption. In addition, upon an Asset Sale, the Company may in certain circumstances be required to redeem all or part of the Notes. Computation of the yield and maturity of the Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the Notes (that does not reflect a Change of Control, an Asset Sale, or a Public Equity Offering) is significantly more likely than not to occur. The Company has determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the Notes will be paid according to their stated schedule.

  The Company may redeem the Notes, in whole or in part, at any time on or after February 15, 2003, at redemption prices specified elsewhere herein plus accrued and unpaid Current Interest, if any, on the Notes so redeemed to but excluding the date of redemption. The Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the Regulations, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company believes that it will not be presumed to redeem the Notes prior to their stated maturity under these rules because the exercise of such option would not lower the yield-to-maturity of the Notes.

  U.S. Holders may wish to consult their tax advisor regarding the treatment of such contingencies under the Regulations.

 Tax Basis

  A U.S. Holder's initial tax basis in a Note generally will be equal to the purchase price paid by such U.S. Holder for such Note. A U.S. Holder's tax basis in a Note will be increased by the amount of OID that is included in such U.S. Holder's income and will be decreased by the amount of any cash payments received.

 Sale or Redemption

  Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received by such holder and (ii) the U.S. Holder's adjusted tax basis therein. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition. On

August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. Gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

  The following summary describes certain United States federal income and estate tax consequences of the ownership of Notes as of the date hereof by any holder who is a beneficial owner of a Note but is not a U.S. Holder (a "Non-U.S. Holder").

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) generally no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (including OID) on a Note owned by a Non-U.S. Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a "controlled foreign corporation" (as defined in Section 957 of the Code) that is related directly, indirectly or constructively to the Company through stock ownership and (iii) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

    (b) generally no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or retirement of a Note and

    (c) a Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder generally will not be includible in the individual's gross estate for the purposes of the United States federal estate tax as a result of such individual's death, provided that such individual does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note will not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(iii) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current temporary Regulations, these requirements will be met if (1) the beneficial owner provides the payor his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor or substitute form)) or (2) a financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it (or by another financial institution acting on behalf of the Non-U.S. Holder), and furnishes a paying agent with a copy thereof.

  Regulations recently issued by the Internal Revenue Service, which will be effective for payments made after December 31, 1998 (subject to certain transition rules), made modifications to the certification procedures applicable to Non-U.S. Holders. In general, these regulations unify certain certification procedures and forms and clarify and modify reliance standards. A Non-U.S. Holder should consult its own advisor regarding the effect of the new Regulations.

  If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest (including
OID) made to Non-U.S. Holders will generally be subject to a 30% withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest (including OID) paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

  If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to United States federal income tax on such interest (including OID) on a net income basis in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

  Any gain or income realized upon the sale, exchange or retirement of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non--U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest (including OID) on a Note and to certain payments or proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, is required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

  Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in the third paragraph under "--Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). Payments of the proceeds from the sale by a holder who is not a U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments.

  Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

  In October 1997, Regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments (including
OID) in respect of a Note or proceeds from the sale of a Note that are made after December 31, 1998. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the Notes should consult their tax advisors concerning possible application of the final regulations to amounts of OID that they are required to include as well as the possible application of such regulation to any payments made on or with respect to the Notes.

  Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

  The Company is required to furnish certain information to the Internal Revenue Service, and will furnish annually to record holders of Notes, information with respect to interest and OID accruing during the calendar year. The OID information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. No assurance can be given that the Internal Revenue Service will not challenge the accuracy of the reported information. Subsequent holders who purchase Notes for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for U.S. federal income tax purposes.

                                 LEGAL MATTERS

  The legality of the Exchange Notes offered hereby are being passed upon for the Company by Ross & Hardies, Chicago, Illinois.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Consolidated Financial Statements as of December 31, 1996 and 1997 and for the period from May 31, 1996 to December 31, 1996 and for the year ended December 31, 1997 and the financial statement schedule included in this Registration Statement have been audited and the Pro Forma Consolidated Balance Sheet and Pro Forma Statements of Operations and Stockholders' Equity as of and for the year ended December 31, 1997 included in this Registration Statement have been examined by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. For further information about the Company and the Exchange Offer, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission or, in the case of certain such documents, by accessing the Commission's World Wide Web site at http://www.sec.gov.

  The Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will file with the Trustee after it files with the Commission copies of the annual reports on Form 10-K and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act as well as quarterly reports (collectively, the "SEC Reports"). In the event the Company ceases to be required to file SEC Reports pursuant to either of such Sections of the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the Holders of the Notes at the time the Company is required to file the same with the Trustee.

GLOSSARY

  Access Charges--The charges paid by an interexchange carrier to a LEC for the origination or termination of the IXC's customer's long distance calls.

  Access Line--A circuit that connects a telephone user (customer) to the public switched telephone network.

  CLEC (Competitive Local Exchange Carrier)--A category of telephone service provider (carrier) that offers services similar to the former monopoly local telephone company, as recently allowed by changes in telecommunications law and regulation. A CLEC may also provide other types of telecommunications services (long distance, etc.)

  CLEC Certification--Granted by a state public service commission or public utility commission, this allows a telecommunications service provider the legal standing to offer local exchange telephone services in direct competition with the incumbent LEC and other CLECs. Such certifications are granted on a state by state basis.

  Central Office--The switching system (such as a DMS-500 by Nortel) used to connect calls.

  Communications Act of 1934, The--The first major federal legislation that established rules for broadcast and non-broadcast communications, both wireless and wired telephony.

  DMS-500--A telephone switch manufactured by Nortel, that provides both local exchange switching (also known as a "class 5" switch) and a long distance switch (also known as a "class 4" switch) in a single device.

  FCC (Federal Communications Commission)--The United States Government organization charged with the oversight of all public communications media.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

  Interconnection Agreement--A contract between an ILEC and a CLEC for the interconnection of the party's networks, for the purpose of mutual passing of traffic between the networks, allowing customers of one of the networks to call users served by the other network. These agreements set out the financial and operational aspects of such interconnection.

  Interim Number Portability--A temporary technique that allows local exchange service customers of an ILEC to keep their existing telephone number, while moving their service to a CLEC. This interim technique uses a central office feature called remote call forwarding. The permanent solution to number portability is to be implemented over the next few years.

  Fiber Optic Digital Network--A modern telephone technology that combines voice and data switching in an efficient manner.

  ISP (Information Service Provider)--An information service provider which allows for access to the Internet.

  IXC (Interexchange Carrier)--A provider of telecommunications services between exchanges, or cities; also called long distance carrier. A long distance carrier may offer services over its own or another carrier's facilities.

  LEC (Local Exchange Carrier)--Any telephone service provider offering local exchange services.

  Local Exchange--An area inside of which telephone calls are generally completed without any toll, or long distance charges. Local exchange areas are defined by the state regulator of telephone services.

  POP (Point of Presence)--A location where a carrier, usually an IXC, has located transmission and terminating equipment to connect its network to the networks of other carriers, or to customers.

  PUC (Public Utility Commission)--A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

  Reciprocal Compensation--The compensation paid by a carrier to terminate traffic on another carrier's network.

  RBOC (Regional Bell Operating Company)--One of the LECs created by the divestiture of the local exchange business from AT&T in 1984. These include BellSouth, Bell Atlantic, Ameritech, US West and SBC.

  Special Access Lines--Private, non-switched connections between an IXC and a customer, for the purpose of connecting the customer's long distance calls directly to the IXC's network, without having to pay the LEC's access charges.

  Switch--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. The DMS-500 by Nortel is an example of a switch.

  Switched Services--Transmission of switched calls through the local switched network.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................. F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1996, 1997 and March 31,
   1998................................................................... F-3
  Consolidated Statements of Operations for the Period from May 31, 1996
   (Commencement of Operations), to December 31, 1996, for the Year Ended
   December 31, 1997 and for the Three Months Ending March 31, 1997 and
   1998................................................................... F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the Period
   from May 31, 1996 (Commencement of Operations), to December 31, 1996,
   for the Year Ended December 31, 1997 and for the Three Months Ending
   March 31, 1997 and 1998................................................ F-5
  Consolidated Statements of Cash Flows for the Period from May 31, 1996
   (Commencement of Operations), to December 31, 1996, for the Year Ended
   December 31, 1997 and for the Three Months Ending March 31, 1997 and
   1998................................................................... F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................ F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Focal Communications Corporation:

  We have audited the accompanying consolidated balance sheets of FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES (a Delaware corporation) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from May 31, 1996 (commencement of operations), to December 31, 1996, and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Focal Communications Corporation and Subsidiaries as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from May 31, 1996 (commencement of operations), to December 31, 1996, and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
January 14, 1998

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   MARCH 31,
                                        DECEMBER 31,  DECEMBER        1998
                ASSETS                      1996      31, 1997    (UNAUDITED)
                ------                  ------------ -----------  ------------
CURRENT ASSETS:
  Cash and cash equivalents............  $3,790,121  $ 2,256,552  $152,758,944
  Accounts receivable, trade (net of
   allowance for doubtful accounts of
   $469,000 and $1,046,000 at December
   31, 1997 and March 31, 1998,
   respectively).......................         --     2,355,814     5,196,879
  Related-party receivables............      16,883       34,883       120,349
  Other current assets.................         --        90,559       328,631
                                         ----------  -----------  ------------
    Total current assets...............   3,807,004    4,737,808   158,404,803
                                         ----------  -----------  ------------
FIXED ASSETS, at cost:
  Communications network...............         --     7,906,336    11,125,470
  Construction in progress.............      37,285    1,938,236     4,325,152
  Computer equipment...................      45,018      941,237     1,211,371
  Leasehold improvements...............         --       652,173     2,268,183
  Furniture and fixtures...............         --       355,759       437,337
  Motor vehicles.......................         --           --         19,289
                                         ----------  -----------  ------------
                                             82,303   11,793,741    19,386,802
  Less--Accumulated depreciation and
   amortization........................       1,150      616,967     1,260,951
                                         ----------  -----------  ------------
    Fixed assets, net..................      81,153   11,176,774    18,125,851
  Other non-current assets (net).......         --           --      5,697,368
                                         $3,888,157  $15,914,582  $182,228,022
                                         ==========  ===========  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
 ------------------------------------
CURRENT LIABILITIES:
  Accounts payable.....................  $  197,246  $ 1,502,479  $  5,256,228
  Accrued liabilities..................      71,212      367,890       497,404
  Current maturities of long-term
   debt................................         --       943,621           --
                                         ----------  -----------  ------------
    Total current liabilities..........     268,458    2,813,990     5,753,632
LONG-TERM DEBT, net of current
 maturities............................         --     2,593,265   152,093,513
                                         ----------  -----------  ------------
OTHER NONCURRENT LIABILITIES...........         --       179,481       269,222
                                         ----------  -----------  ------------
REDEEMABLE COMMON STOCK:
  Class A, $.01 par value, 85,567
   shares authorized and 80,307 issued
   and outstanding at December 31,
   1997................................   4,024,653   12,403,218           --
                                         ----------  -----------  ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, Class A, $.01 par
   value, 85,567 shares authorized and
   80,307 issued and outstanding at
   March 31, 1998......................         --           --            803
  Common stock, Class B, $.01 par
   value; 35,000 shares authorized,
   20,000 shares issued and outstanding
   at December 31, 1996, 1997 and March
   31, 1998............................         200          200           200
  Common stock, Class C, $.01 par
   value; 15,000 shares authorized,
   14,711 shares issued and outstanding
   at December 31, 1996, 1997 and March
   31, 1998............................         147          147           147
  Additional paid-in capital...........         --      (103,565)   26,098,850
  Accumulated deficit..................    (405,301)  (1,972,154)   (1,988,345)
                                         ----------  -----------  ------------
    Total stockholders' equity
     (deficit).........................    (404,954)  (2,075,372)   24,111,655
                                         ----------  -----------  ------------
                                         $3,888,157  $15,914,582  $182,228,022
                                         ==========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          FOR THE PERIOD FROM
                             MAY 31, 1996       FOR THE    FOR THE THREE MONTHS
                           (COMMENCEMENT OF   YEAR ENDING    ENDING MARCH 31,
                            OPERATIONS) TO     DECEMBER    ---------------------
                           DECEMBER 31, 1996   31, 1997      1997        1998
                          ------------------- -----------  ---------  ----------
                                                               (UNAUDITED)
REVENUES................       $     --       $ 4,023,690  $     --   $5,102,448
EXPENSES:
  Customer service and
   network operations...             --         2,154,980      8,692   1,826,893
  Selling, general and
   administrative.......         421,777        2,887,372    416,492   1,307,625
  Depreciation and amor-
   tization.............           1,150          615,817      7,337     890,871
                               ---------      -----------  ---------  ----------
    Total operating ex-
     penses.............         422,927        5,658,169    432,521   4,025,389
                               ---------      -----------  ---------  ----------
    Operating income
     (loss).............        (422,927)      (1,634,479)  (432,521)  1,077,059
                               ---------      -----------  ---------  ----------
OTHER INCOME (EXPENSE):
  Interest income.......          17,626          195,696     43,055   1,015,902
  Interest expense......             --           128,070        135   2,109,152
                               ---------      -----------  ---------  ----------
                                  17,626           67,626     42,920  (1,093,250)
                               ---------      -----------  ---------  ----------
NET LOSS................       $(405,301)     $(1,566,853) $(389,601) $  (16,191)
                               ---------      -----------  ---------  ----------
ACCRETION TO REDEMPTION
 VALUE OF CLASS A COMMON
 STOCK..................             --          (103,565)   (25,891)        --
                               ---------      -----------  ---------  ----------
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS....       $(405,301)     $(1,670,418) $(415,492) $  (16,191)
                               =========      ===========  =========  ==========
BASIC AND DILUTED NET
 LOSS PER SHARE OF COM-
 MON STOCK..............       $  (12.42)     $    (16.69) $   (4.18) $    (0.16)
                               =========      ===========  =========  ==========
BASIC AND DILUTED
 WEIGHTED AVERAGE NUMBER
 OF SHARES OF COMMON
 STOCK OUTSTANDING......          32,625          100,093     99,461     100,307
                               =========      ===========  =========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 FOR THE PERIOD FROM MAY 31, 1996 (COMMENCEMENT OF OPERATIONS), TO DECEMBER 31,
   1996, FOR THE YEAR ENDED DECEMBER 31, 1997, AND FOR THE THREE MONTHS ENDED
                                 MARCH 31, 1998

                                         CLASS A          CLASS B          CLASS C
                                      COMMON STOCK     COMMON STOCK     COMMON STOCK
                      COMMON STOCK   $.01 PAR VALUE   $.01 PAR VALUE   $.01 PAR VALUE   ADDITIONAL
                      -------------- ---------------- ---------------- ----------------   PAID-IN    ACCUMULATED
                      SHARES  AMOUNT SHARES   AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT    CAPITAL      DEFICIT       TOTAL
                      ------  ------ -------- ------- -------- ------- -------- ------- -----------  -----------  -----------
May 31, 1996
 (commencement of
 operations)......       --    $--        --   $  --       --   $  --       --   $  --         $--          $--          $--
 Issuance of
  common stock....     1,500    --        --      --       --      --       --      --          --           --           --
 Conversion of
  common stock to
  Class B common..    (1,125)   --        --      --    20,000     200      --      --          --           --           200
 Conversion of
  common stock to
  Class C common..      (375)   --        --      --       --      --    14,711     147         --           --           147
 Net loss.........       --     --        --      --       --      --       --      --          --      (405,301)    (405,301)
                      ------   ----  --------  ------ --------  ------ --------  ------ -----------  -----------  -----------
BALANCE,
 December 31, 1996..     --     --        --      --    20,000     200   14,711     147         --      (405,301)    (404,954)
 Accretion of
  redeemable
  common stock....       --     --        --      --       --      --       --      --     (103,565)         --      (103,565)
 Net loss.........       --     --        --      --       --      --       --      --          --    (1,566,853)  (1,566,853)
                      ------   ----  --------  ------ --------  ------ --------  ------ -----------  -----------  -----------
BALANCE,
 December 31, 1997..     --     --        --      --    20,000     200   14,711     147    (103,565)  (1,972,154)  (2,075,372)
 Adjustment to
  reflect
  amendment to
  stock purchase
  agreement.......       --     --     80,307     803      --      --       --      --   12,402,415          --    12,403,218
 Class A common
  capital
  contributions...       --     --        --      --       --      --       --      --   13,800,000          --    13,800,000
 Net Loss.........       --     --        --      --       --      --       --      --          --       (16,191)     (16,191)
                      ------   ----  --------  ------ --------  ------ --------  ------ -----------  -----------  -----------
BALANCE, March 31,
 1998
 (Unaudited)......       --    $--     80,307  $  803   20,000  $  200   14,711  $  147 $26,098,850  $(1,988,345) $24,111,655
                      ======   ====  ========  ====== ========  ====== ========  ====== ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           PERIOD FROM
                          MAY 31, 1996
                          (COMMENCEMENT
                               OF       FOR THE YEAR   FOR THREE MONTHS ENDED
                          OPERATIONS),     ENDED             MARCH 31,
                           TO DECEMBER  DECEMBER 31,  -------------------------
                            31, 1996        1997         1997          1998
                          ------------- ------------  -----------  ------------
                                                            (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net loss..............   $ (405,301)  $ (1,566,853) $  (389,602) $    (16,191)
  Adjustments to
   reconcile net loss to
   net cash provided by
   (used in) operating
   activities--
    Depreciation and
     amortization.......        1,150        615,817        7,337       890,871
    Deferred lease
     costs..............          --         179,481          --         89,741
    Accretion of senior
     discount notes.....          --             --           --      2,062,174
    Provision for losses
     on accounts
     receivable.........          --         469,000          --        577,000
    (Increase) decrease
     in operating assets
     and liabilities--
      Accounts
       receivable.......          --      (2,824,814)         --     (3,418,065)
      Related-party
       receivables......      (16,883)       (18,000)     (29,679)      (85,466)
      Other assets......          --         (90,559)         --       (238,072)
      Accounts payable
       and accrued
       liabilities......      268,458      1,601,911     (110,651)    3,883,263
                           ----------   ------------  -----------  ------------
        Net cash
         provided by
         (used in)
         operating
         activities.....     (152,576)    (1,634,017)    (522,595)    3,745,255
                           ----------   ------------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Capital expenditures..      (82,303)   (11,655,524)  (2,244,385)   (7,593,061)
  Capitalized debt
   issuance costs.......          --             --           --            --
                           ----------   ------------  -----------  ------------
        Net cash used in
         investing
         activities.....      (82,303)   (11,655,524)  (2,244,385)   (7,593,061)
CASH FLOW FROM FINANCING
 ACTIVITIES:
  Net proceeds from
   issuance of long-term
   debt.................          --       3,697,500          --    144,083,351
  Payments on bank
   credit facility and
   capital leases.......          --        (216,528)        (486)   (3,533,153)
  Proceeds from Class A
   common capital
   contributions........    4,025,000      8,275,000    4,000,000    13,800,000
                           ----------   ------------  -----------  ------------
        Net cash
         provided by
         financing
         activities.....    4,025,000     11,755,972    3,999,514   154,350,198
                           ----------   ------------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    3,790,121     (1,533,569)   1,232,534   150,502,392
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............          --       3,790,121    3,790,121     2,256,552
                           ----------   ------------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, end of
 period.................   $3,790,121   $  2,256,552  $ 5,022,655  $152,758,944
                           ==========   ============  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 31, 1996 AND 1997, AND MARCH 31, 1997 AND 1998

1. ORGANIZATION AND OPERATIONS

  Focal Communications Corporation began operations on May 31, 1996. Focal Communications Corporation and Subsidiaries (the "Company") is a competitive local exchange carrier ("CLEC") in the United States and offers a range of telecommunications services. The Company currently has operations in Illinois and New York. The Company competes with incumbent local exchange carriers ("ILECs") by providing high quality, local telecommunications services, primarily over fiber optic digital networks, to meet the voice and data transmission needs of its customers. The Company's customers are principally telecommunications-intensive businesses, other carriers and resellers and internet service providers.

  The Company incurred an accumulated deficit of $1,972,154 from May 31, 1996 (commencement of operations), through December 31, 1997. The Company must recognize significant sales and obtain additional capital to adequately grow its operations. Future profitability of the Company is dependent upon continued market acceptance and the Company continuing to adequately provide and maintain its services. Management believes that current financial forecasts, marketing strategies and capital raising plans are adequate to address these issues.

2. SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The 1996, 1997, and March 31, 1998 consolidated balance sheets include the accounts of the Company and all wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

 Interim Financial Information

  The unaudited consolidated balance sheet as of March 31, 1998, the unaudited consolidated statement of stockholders' equity for the three months ended March 31, 1998 and the unaudited statements of operations and cash flows for the three months ended March 31, 1997 and 1998 include, in the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results which may be expected for the year ended December 31, 1998. The information included in these notes to financial statements relating to the three months ended March 31, 1998 and 1997 is unaudited.

 Basis of Accounting

  The accompanying consolidated financial statements have been prepared on the accrual basis of accounting.

 Use of Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 Risks and Uncertainties

  The Company has recorded revenues and related accounts receivable totaling $1.7 million as of December 31, 1997, and $3.2 million as of March 31, 1998 from another carrier who is currently disputing its obligation to the Company. This dispute was ruled on in favor of the Company by the Illinois Commerce Commission ("ICC") in March of 1998. The other carrier has appealed the ICC ruling, and a stay of payments due was granted in federal district court pending consideration of the appeal. A federal court ruling is expected in June.

 Concentration of Suppliers

  The Company currently leases its transport capacity from a limited amount of suppliers and is dependent upon the availability of fiber optic transmission facilities owned by the suppliers. The Company is currently vulnerable to the risk of renewing favorable supplier contracts, timeliness of the supplier in processing the Company's orders for customers and is at risk to regulatory agreements that govern the rates to be charged to the Company.

 Cash and Cash Equivalents

  Cash and cash equivalents (stated at cost which approximates market) consist principally of highly liquid investments, with a maturity date of three months or less when purchased.

 Revenue Recognition

  Revenue is recognized over the period in which the services are provided. Monthly recurring charges include fees paid by customers for lines in service, additional features on those lines and colocation space. These charges are billed monthly, in advance, and are fully earned during the month. Usage charges, initial, non-recurring charges, and reciprocal compensation charges are billed in arrears and are fully earned when billed.

 Depreciation and Amortization

  Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

        ASSET DESCRIPTION                            USEFUL LIFE
        -----------------                            -----------
      Communications network........... 3-8 years
      Computer equipment............... 3 years
      Leasehold improvements........... Shorter of asset life or life of lease
      Furniture and fixtures........... 2-5 years

  When depreciable assets are replaced or retired, the amounts at which such assets were carried are removed from the respective accounts and charged to accumulated depreciation and any gains or losses on disposition is recorded currently in the consolidated statements of operations.

  Maintenance and repairs are charged to expense as incurred, while major replacements and improvements are capitalized.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 Impairment of Long-Lived Assets

  The Company periodically assesses the recoverability of the carrying cost of its long-lived assets based on a review of its projected undiscounted cash flows related to the asset held for use. If assets are determined to be impaired then the asset is written down to its fair value based on the present value of the discounted cash flows of the related asset or other relevant measures (quoted market prices, third party offers, etc.). Based on its review, management does not believe that an impairment of the long-lived assets has occurred.

 Capitalized Interest

  Interest is capitalized in connection with the construction of major facilities and communication networks. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. No interest was capitalized for the period from May 31, 1996, to December 31, 1996, and for the year ended December 31, 1997, and for the three months ended March 31, 1998.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect. State and local taxes may be based on factors other than income.

 Other Noncurrent Liabilities

  Other noncurrent liabilities represent deferred lease incentives which reduce lease expense ratably over future periods.

 Financial Instruments

  The carrying amounts of the Company's financial instruments at December 31, 1996 and 1997 and March 31, 1997 and 1998 approximate their fair values. The following methods were used in estimating fair value disclosures for significant financial instruments: (i) cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying amount due to the short duration of those instruments and (ii) long-term debt approximates the underlying cash flows discounted at the Company's incremental borrowing rates.

 Stock-Based Compensation

  The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recorded for its stock option awards, but rather, the Company has determined the pro forma net loss amount for 1997, and the three months ended March 31, 1998 as if compensation expense had been recorded for options granted during 1997 and the three months ended March 31, 1998 under the fair value method described in SFAS No. 123, "Accounting for Stock-Based Compensation."

  The Company utilized the Black-Scholes option pricing model to estimate the fair value of options at the date of grant during 1997 and the three months ended March 31, 1998. Had the Company adopted SFAS No. 123, pro forma net loss applicable to common stockholders and pro forma basic and diluted net loss per share of common stock would have been approximately ($1,710,434) and ($17.09) for the year ended December 31, 1997,

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES and ($35,353) and ($0.35) for the quarter ended March 31, 1998. The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, compensation expense is recognized as the options vest and additional awards may also be granted.

 Accretion to Redemption Value of Class A Common Stock

  Accretion to redemption value of redeemable Class A common stock represents the change in the redemption value of all outstanding Class A common stock allocable to each period. The redemption values for all Class A common shares are based on fair market value and accretion is calculated using the effective interest method (Note 11).

 Loss Per Share

  Basic and diluted loss per share were computed in accordance with SFAS No. 128, "Earnings Per Share" (Note 7).

3. RELATED-PARTY RECEIVABLES

  As part of the stock purchase agreement (Note 10), executive shareholders, as defined, purchased their Class A common shares with 90-day promissory notes. The promissory notes are with recourse to each executive and have a prepayment provision without penalty. The notes are secured by a pledge of all Company common stock and other assets held by the executives. Interest accrues on a daily basis at a rate equal to the applicable federal rate (5.61% at February 13, 1998) for obligations of similar duration. On March 31, 1998 there was $120,348 due from the executive shareholders.

4. LONG-TERM DEBT

  During September, 1997, the Company entered into a credit facility with a bank which provides for, among other things, a committed equipment line of up to a maximum principal amount of $6,000,000. The credit facility expires on October 30, 2002.

  The Company may request advances ranging from 70% to 100%, of invoice amounts related to equipment purchases and construction of facilities, as defined. All advances under the committed equipment line bear interest at two percentage points above the prime rate (10.5% at December 31, 1997).

  All advances that are outstanding for 30 days will be payable in 48 equal monthly installments of principal, plus all accrued interest. Advances, once repaid, may not be reborrowed. Total advances of $3,480,972 were outstanding as of December 31, 1997. All of the outstanding Class A, Class B and Class C common stock have been pledged as security for the performance of all obligations as defined in the credit facility. In February 1998 all amounts outstanding on this credit facility were repaid and the credit facility was terminated.

  In February 1998 the Company completed its offering of $270 million stated principal amount at maturity of its 12.125% senior discount notes due 2008 (the "Notes"), which resulted in gross proceeds of $150,027,606. The Notes bear interest at the rate of 12.125% per annum (computed on a semiannual bond equivalent basis). In the period prior to February 15, 2003, interest will accrue but will not be payable in cash. From February 15, 2003, interest on the stated principal amount at maturity of the Notes will be payable in cash semi-annually on August 15 and February 15 of each year, beginning on August 15, 2003.

  The Notes are senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future senior indebtedness of the Company, if any, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any. Holders of secured indebtedness of the

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Company, however, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other indebtedness. The Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries (including accounts payable).

  The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003, at 106.063% of their stated principal amount at maturity, plus accrued and unpaid current interest, declining ratably to 100% of their stated principal amount at maturity, plus accrued and unpaid current interest, on or after February 15, 2006. In addition, at any time and from time to time, prior to February 15, 2001, the Company may redeem in the aggregate up to 35% of the original aggregate stated principal amount at maturity of the Notes with the proceeds from one or more public equity offerings following which there is a public market, at a redemption price (expressed as a percentage of accreted value on the redemption date) of 112.125%, plus additional interest, if any; provided that at least 65% of the original aggregate stated principal amount at maturity of the Notes remains outstanding after each such redemption.

  The Notes indenture contains certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness (and, in the case of certain subsidiaries, issue preferred stock), pay dividends or make distributions in respect of the Company's or such subsidiaries' capital stock, make other restricted payments, enter into sale and leaseback transactions, incur liens, cause encumbrances or restrictions to exist on the ability of certain subsidiaries to pay dividends or make distributions in respect of their capital stock, issue and sell capital stock of certain subsidiaries, enter into transactions with affiliates, sell assets, or amalgamate, consolidate, merge or sell or otherwise dispose of all or substantially all of their property and assets. These covenants are subject to exceptions and qualifications.

  Long-term debt at December 31, 1997 and March 31, 1998, consists of the following:

                                                      DECEMBER 31,  MARCH 31,
                                                          1997         1998
                                                      ------------ ------------
                                                                   (UNAUDITED)
      Credit facility with bank, maximum borrowing
       level at $6,000,000...........................  $3,480,972  $        --
      12.125% senior discount notes due 2008, net of
       unamortized discount of $117,910,220..........         --    152,089,780
      Capital leases on equipment with interest at
       14.66%, $2,327 due monthly through April,
       2000..........................................      55,914         3,733
                                                       ----------  ------------
                                                        3,536,886   152,093,513
      Less--Current Maturities.......................     943,621           --
                                                       ----------  ------------
                                                       $2,593,265  $152,093,513
                                                       ==========  ============

  Aggregate maturities of long-term debt outstanding as of December 31, 1997, is as follows:

      1998........................................................... $  943,621
      1999...........................................................    943,621
      2000...........................................................    937,579
      2001...........................................................    712,065
                                                                      ----------
          Total...................................................... $3,536,886
                                                                      ==========

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

5. STOCK OPTIONS

  The Company established the Focal Communications Corporation 1997 Non-Qualified Stock Option Plan (the "Plan") effective February 27, 1997. The Plan is administered by the Company's Board of Directors (the "Board"). The Board has sole and complete authority to select participants and grant options for the Company's Class A common shares which shall not exceed 5,260 shares, as defined. During 1997, and the three months ended March 31, 1998 stock options were granted to employees and a director with exercise prices approximating the fair market value of the shares on the date of grant and, accordingly, no compensation expense has been recognized in connection with the options.

  The Plan gives the Board complete discretion in determining vesting periods and terms of each participant's options granted. All options granted to employees and to a director during 1997 and the three months ended March 31, 1998 provide vesting ranging from three to four years. Vesting occurs at 10% immediately for one participant, 25% on the first-year anniversary from grant date for all remaining participants and vesting at 12.5% to 15% every six months for the remainder of vesting years. The term of each option is 10 years. In addition, the Plan provides for accelerated vesting upon certain events, as defined.

  The following summarizes option activity:

                                                                      WEIGHTED
                                                  SHARES OF           AVERAGE
                                                   CLASS A  EXERCISE  EXERCISE
                                                   COMMON    PRICES    PRICES
                                                  --------- --------- --------
      Outstanding at December 31, 1996...........     --    $     --  $   --
        Granted during 1997......................   1,222   $290-$320 $296.61
                                                    -----   --------- -------
      Outstanding at December 31, 1997...........   1,222   $290-$320 $296.61
                                                    =====   ========= =======
        Granted during the three months ended
         March 31, 1998..........................     627   $     335 $335.00
                                                    -----   --------- -------
      Outstanding at March 31, 1998..............   1,849   $290-$335 $309.63
                                                    =====   ========= =======

  The fair value of each option was estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, no dividend yield, a risk-free interest rate ranging from 6.0% to 6.66%, expected volatility of 41.67% and expected life of five years.

  The Black-Scholes option model estimated the weighted average fair value at the date of grant of options granted in 1997 and for the three months ended March 31, 1998 to be $161 per option as of March 31, 1998. The remaining contractual life of all options was approximately 10 years.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. INCOME TAXES

  There is no current or deferred tax expense for the period from May 31, 1996, to December 31, 1996, for the year ended December 31, 1997, and for the three months ended March 31, 1998. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income. Management has considered these factors and has concluded that a full valuation allowance for financial reporting purposes is required for the deferred tax assets. The income tax effect of temporary differences comprising the net deferred tax asset is a result of the following:

                                                             1996      1997
                                                           --------  ---------
      Deferred income tax liabilities--Depreciation......  $    --   $(227,000)
                                                           --------  ---------
      Deferred income tax assets--Assets recorded for tax
       purposes..........................................       --     205,000
      Net operating losses...............................    76,000    724,000
                                                           --------  ---------
                                                             76,000    929,000
                                                           --------  ---------
      Less--Valuation allowance..........................   (76,000)  (702,000)
                                                           --------  ---------
      Net deferred tax assets............................  $    --   $     --
                                                           ========  =========

  The Company has net operating loss carryforwards as of December 31, 1997 of approximately $1,811,000 for tax purposes to offset future taxable income. The operating loss carryforwards expire principally in 2012.

7. LOSS PER SHARE

  SFAS No. 128, "Earnings Per Share," requires the Company to calculate its earnings per share based on basic and diluted earnings per share, as defined. Basic and diluted loss per share for the period from May 31, 1996, to December 31, 1996, for the year ended December 31, 1997, and for the three months ended March 31, 1998 was computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock (Class A and Class B common stock).

                                 DECEMBER 31, DECEMBER 31, MARCH 31, MARCH 31,
                                     1996         1997       1997      1998
                                 ------------ ------------ --------- ---------
      Basic Weighted Average
       Number of Common Shares
       Outstanding..............    32,625      100,093     99,461    100,307
      Dilutive Stock Options....       --           --         --       1,304
                                    ------      -------     ------    -------
      Dilutive Weighted Average
       Number of Common Shares
       Outstanding..............    32,625      100,093     99,461    101,611
                                    ======      =======     ======    =======

  The 14,711 Class C common shares and the Company's 1,849 unvested stock options granted during 1997 and the three months ended March 31, 1998, are antidilutive and have been excluded from diluted loss per share calculation for the year ended December 31, 1997 and the three months ended March 31, 1998.

8. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) Plan (the "Plan") covering substantially all eligible employees. Under the Plan, participants may make pretax contributions from 1% to 15% of eligible earnings, as defined. The Company may elect to contribute to the Plan at its discretion. There have been no Company contributions to the Plan for the years ended December 31, 1996 and 1997. In February 1998 the company elected to match 30% of the first 10% that an employee contributes to the plan.

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES

  Under the terms of various short- and long-term contracts, the Company is obligated to pay office rents and rent for leasing fiber optic transmission facilities. The Company is obligated to pay office rents in connection with its operations through 2012. The office rent contracts provide for certain scheduled increases and for possible escalation of basic rentals based on a change in the cost of living or on other factors. The Company expects to enter into other contracts for additional office space, other facilities, equipment and maintenance services in the future.

  A summary of such fixed commitments at December 31, 1997, is as follows:

      YEAR                                                              AMOUNT
      ----                                                            ----------
      1998........................................................... $  575,000
      1999...........................................................    584,000
      2000...........................................................    595,000
      2001...........................................................    475,000
      2002...........................................................    500,000
      Thereafter.....................................................  4,784,000
                                                                      ----------
        Total........................................................ $7,513,000
                                                                      ==========

  Rent expense under operating leases for office rent and rent for leasing fiber optic transmission facilities was approximately $6,488 for the period from May 31, 1996, to December 31, 1996, and $651,159 for the year ended December 31, 1997, and $166,484 for the three months ended March 31, 1998.

  In the ordinary course of business, the Company is involved in various regulatory matters (Note 2), proceedings and claims.

10. STOCK PURCHASE AGREEMENT

  On November 27, 1996, the Company entered into a Stock Purchase Agreement (the "Agreement") with Institutional Investors and Executives ("Investors"), as defined in the Agreement. The Agreement resulted in 79,384 shares of Class A Common Stock, par value $.01 per share being issued for an aggregate purchase price of $4 million, and subsequent transactions in which Investors will make pro-rata contributions to the capital of the Company (with no additional shares being issued) of up to an additional $21.8 million (total investment of up to $25.8 million). Total capital contributions to the Company for the issuance of Class A common were $4,025,000 and $8,275,000 for the period from May 31, 1996, to December 31, 1996, and for the year ended December 31, 1997, respectively.

  Subsequent to the closing of the Agreement, the Company sold 77 shares and 846 shares of Class A Common shares to Designees (as defined in the Agreement) of the Institutional Investors, for a total purchase price of $25,000 and $275,000 for the period from May 31, 1996, to December 31, 1996, and for the year ended December 31, 1997, respectively.

  As part of the Agreement, the Company and Executives' existing common stock held by the executives converted into newly issued Class B common and Class C common shares (the "Exchange"). The closing of the Exchange and issuance of Class B common and Class C common shares took place simultaneously with the initial closing of the issuance of Class A common shares under the Agreement. A summary of the Company's Class A, B and C common stock is as follows:

    Class A Common--A total of 85,567 shares have been authorized and 79,461 and 80,307 are issued and outstanding as of December 31, 1996 and 1997, respectively. Institutional Investors, as defined, who

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES hold Class A common shares have the right to put the shares to the Company at fair market value (Notes 11 and 14). Once the put right is exercised by the Institutional Investors, the Executive Investors and Designees of the Institutional Investors have the right to participate in the put option as to all, but not less than all, of the shares of Class A common owned by them and pursuant to the Agreement. The Class A common held by Institutional Investors have demand registration rights, all Class A common stockholders have voting rights, piggyback registration rights, participate in earnings and dividends and other preference features, as defined.

    Class B Common--A total of 35,000 shares have been authorized and 20,000 shares are issued and outstanding as of December 31, 1996 and 1997. Class B common stockholders have voting rights, piggyback registration rights, participate in earnings and dividends and other preference features, as defined. The Executive Stock Agreement ("ESA") provides vesting for Class B common of 20% at the closing of the Agreement and an additional 20% on each of the four anniversaries of the closing date of the Agreement. The ESA also provides for vesting acceleration upon the occurrence of certain events (as defined): (a) qualified sale of the Company; (b) qualified reorganization; and (c) public offering of the Company's stock.

    Class C Common--A total of 15,000 shares have been authorized and 14,711 shares are issued and outstanding as of December 31, 1996 and 1997. Class C common stockholders have voting rights in which the executives have named the Institutional Investors as their proxies to vote all unvested Class C common shares. The ESA and other vesting agreements, under the Agreement, provide vesting of the Class C common shares. Under the vesting agreements, the Class C common shares vest, based upon certain triggering events (as defined), including: (a) qualified sale of the Company; (b) qualified liquidation of the Company; and (c) public offering of the Company's stock. The Class C common shares will be automatically forfeited on November 27, 2003 if a triggering event does not occur. Once a triggering event takes place the vesting of Class C common shares will also be subject to vesting under the ESA which provides vesting at 20% at the closing of the agreement and an additional 20% on each of the four anniversaries of the closing date (November 27, 1996). Pursuant to the vesting agreements, upon the vesting of any shares of Class C common an equal number of shares of Class A common held by the Institutional Investors will be forfeited. At the time of a triggering event the Company will be subject to a compensation charge equal to the value transferred to the Class C common stockholders.

11. REDEEMABLE COMMON STOCK

  As defined in the Agreement (Note 10), Institutional Investors which hold an aggregate of 78,461 shares of Class A common shares have the right to put the shares to the Company on or after November 27, 2003, at the greater of the initial purchase price per share of Class A common owned by the Institutional Investors or fair market value, as defined in the Agreement. Once the put right is exercised by the Institutional Investors, the Executive Investors and Designees of the Institutional Investors have the right to participate in the put option as to all, but not less than all, of the shares of Class A common owned by them and pursuant to the Agreement. This put right automatically terminates upon the closing of an initial public offering, as defined. The Company records accretion each quarter to the expected redemption value at November 27, 2003, based on the effective interest method.

  Although management has not obtained an appraisal of the fair market value of the Company, certain public equity transactions have occurred within the industry upon which management has based its estimate on the potential redemption value of the aforementioned shares to be $333 and $325 per share as of December 31, 1997 and 1996, respectively. The Company recorded accretion totaling $103,565 and $0 for the year ended December 31, 1997, and for the period from May 31, 1996, to December 31, 1996, respectively.

  During January 1998, the Agreement was amended and the aforementioned put right was replaced by a provision which would allow the Class A common Institutional Investors, Executive Investors, and Designees of

               FOCAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

Institutional Investors, as defined, to require the Company to voluntarily liquidate. The Institutional Investors at any time and from time to time on or after November 27, 2003, but not after the consummation of a public offering, shall have the right to require the Company to voluntarily liquidate the assets of the Company. Upon receipt of notice of the required liquidation, the Company may elect to purchase all but not less than all of the Institutional Investors' Class A common shares.

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  Cash paid for interest and noncash investing and financing activities for the year ended December 31, 1997, and for the three months ended March 31, 1998, was as follows:

                                                    FOR THE YEAR FOR THE THREE
                                                       ENDED     MONTHS ENDED
                                                    DECEMBER 31,   MARCH 31,
                                                        1997         1998
                                                    ------------ -------------
                                                                  (UNAUDITED)
      Cash paid during the year for interest.......   $ 94,533      $69,079
                                                      ========      =======
      Fixed assets acquired under capital leases...   $ 68,589      $   --
                                                      ========      =======
      Payments made under capital leases...........   $ 12,675      $51,908
                                                      ========      =======
      Accretion to redemption value of Class A
       common stock................................   $103,565      $   --
                                                      ========      =======

13. SELECTED CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

                             1ST QUARTER  2ND QUARTER 3RD QUARTER  4TH QUARTER
                             -----------  ----------- -----------  -----------
1996 (for period from May
 31, 1996 (commencement of
 operations), to December
 31, 1996)--
  Revenues.................. $      --     $     --   $      --    $      --
  Loss from operations......        --           --      (21,650)    (401,277)
  Net loss applicable to
   common stockholders......        --           --      (21,650)    (383,651)
                                                                   ==========
  Basic and diluted net loss
   per share................ $      --     $     --   $    (1.08)  $    (7.77)
                             ==========    =========  ==========   ==========
1997--
  Revenues.................. $      --     $  86,907  $1,226,076   $2,710,707
  Income (loss) from
   operations...............   (432,526)    (820,686)   (461,382)      80,115
  Net income (loss)
   applicable to common
   stockholders.............   (415,492)    (794,257)   (466,446)       5,777
  Basic and diluted net
   income (loss) per share.. $    (4.18)   $   (7.92) $    (4.65)  $      .06
                             ==========    =========  ==========   ==========
1998--
  Revenues.................. $5,102,448
  Income (loss) from
   operations...............  1,077,059
  Net income (loss)
   applicable to common
   stockholders.............    (16,191)
  Basic and diluted net loss
   per share................ $    (0.16)
                             ==========

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PRO-SPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY-ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITA-TION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  11
The Exchange Offer.......................................................  21
Use of Proceeds..........................................................  29
Capitalization...........................................................  29
Selected Consolidated Financial and Operating Data.......................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  36
Management...............................................................  48
Security Ownership of Certain Beneficial Owners and Management...........  55
Certain Transactions.....................................................  57
Description of Capital Stock.............................................  57
Description of the Exchange Notes........................................  62
Plan of Distribution.....................................................  92
Certain United States Federal Income Tax Considerations..................  93
Legal Matters............................................................  98
Independent Public Accountants...........................................  98
Available Information....................................................  98
Index to Consolidated Financial Statements............................... F-1

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                                 $270,000,000

                       FOCAL COMMUNICATIONS CORPORATION

OFFER TO EXCHANGE ITS 12.125% SENIOR DISCOUNT NOTES DUE 2008, SERIES B FOR ANY
       AND ALL OF ITS OUTSTANDING 12.125% SENIOR DISCOUNT NOTES DUE 2008

                                    [LOGO]

                               ----------------

                                  PROSPECTUS
                              DATED        , 1998

                               ----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware General Corporation Law. The Company has statutory authority to indemnify the officers and directors. The applicable provisions of the DGCL state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.

  Under the applicable provisions of the DGCL, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

    (1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

    (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

    (3) By the affirmative vote of a majority of the shares entitled to vote thereon.

  The Company's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any subsidiary of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which he has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) Exhibits

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
   1.1   Purchase Agreement with Salomon Brothers Inc, Morgan Stanley & Co.
         Incorporated, and NationsBanc Montgomery Securities LLC, dated
         February 12, 1998.+
   2.1   Plan of Reorganization and Agreement by and among Focal Communications
         Corporation and its Subsidiaries, dated June 12, 1997.+
   3.1   Certificate of Incorporation+
   3.2   By-Laws+
   4.1   Indenture with Harris Trust and Savings Bank, dated February 18,
         1998.+
   4.2   Initial Global 12.125% Senior Discount Note Due February 15, 2008,
         dated February 18, 1998.+
   4.3   Exchange and Registration Agreement with Salomon Brothers Inc, Morgan
         Stanley & Co. Incorporated, and NationsBanc Montgomery Securities LLC,
         dated February 18, 1998.+
   4.4   Form of Exchange Agent Agreement with Harris Trust and Savings Bank,
         dated    , 1998.+
   4.5   Stock Purchase Agreement with Madison Dearborn Capital Partners, L.P.,
         Frontenac VI, L.P., Battery Ventures III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty, and Robert C. Taylor Jr., dated November 27,
         1996.+
   4.6   Amendment to Stock Purchase Agreement with Madison Dearborn Capital
         Partners, L.P., Frontenac VI, L.P., Battery Ventures III, L.P., Brian
         F. Addy, John R. Barnicle, Joseph Beatty, and Robert C. Taylor Jr.,
         dated January 23, 1998.+
   4.7   Executive Investor Stock Pledge Agreement with Brian F. Addy, dated
         November 27, 1996.+
   4.8   Executive Investor Stock Pledge Agreement with John R. Barnicle, dated
         November 27, 1996.+
   4.9   Executive Investor Stock Pledge Agreement with Joseph A. Beatty, dated
         November 27, 1996.+
   4.10  Executive Investor Stock Pledge Agreement with Robert C. Taylor, Jr., dated November 27, 1996.+
   4.11  Stockholders Agreement with Madison Dearborn Capital Partners, L.P.,
         Frontenac VI, L.P., Battery Ventures III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty, and Robert C. Taylor Jr., dated November 27,
         1996.+
   4.12  Executive Stock Agreement and Employment Agreement with Brian F. Addy, dated November 27, 1996.+
   4.13  Executive Stock Agreement and Employment Agreement with John R.
         Barnicle, dated November 27, 1996.+
   4.14  Executive Stock Agreement and Employment Agreement with Joseph A.
         Beatty, dated November 27, 1996.+
   4.15  Executive Stock Agreement and Employment Agreement with Robert C.
         Taylor, Jr., dated November 27, 1996.+
   4.16  Registration Agreement with Madison Dearborn Capital Partners, L.P.,
         Frontenac VI, L.P., Battery Ventures III, L.P., Brian F. Addy, John R.
         Barnicle, Joseph Beatty, and Robert C. Taylor Jr., dated November 27,
         1996.+
   5.1   Opinion of Ross & Hardies+
   8.1   Tax Opinion of Ross & Hardies+
  10.1   Interconnection Agreement with Ameritech Information Industry
         Services, dated October 28, 1996.+

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  10.2   Interconnection Agreement with Ameritech Information Industry
         Services, dated October 24, 1997.+
  10.3   Interconnection Agreement with New York Telephone Company, dated
         November 10, 1997.+
  10.4   Amended and Restated Interconnection Agreement with Ameritech
         Information Industry Services, dated March 16, 1998.+
  10.5   Network Products Purchase Agreement with Northern Telecom Inc., dated
         January 21, 1997.+
  10.6   Amendments No. 1 and No. 2 to Network Products Purchase Agreement with
         Northern Telecom Inc., both dated March 6, 1998.+
  10.7   Lease Agreement for property located at 200 North LaSalle, Chicago,
         IL, dated December 31, 1996.+
  10.8   First Amendment to Lease Agreement for property located at 200 North
         LaSalle, Chicago, IL, dated May 14, 1997.+
  10.9   Second Amendment to Lease Agreement for property located at 200 North
         LaSalle, Chicago, IL, dated November 15, 1997.+
  10.10  Third Amendment to Lease Agreement for property located at 200 North
         LaSalle, Chicago, IL, dated March 2, 1998.+
  10.11  Lease Agreement for property located at 32 Old Slip, New York, NY, dated May 20, 1997.+
  10.12  Lease Agreement for property located at 650 Townsend Street, San
         Francisco, CA, dated January 26, 1998.+
  10.13  Lease Agreement for property located at 701 Market Street,
         Philadelphia, Pennsylvania, dated March 10, 1998.+
  10.14  1997 Non-Qualified Stock Option Plan, adopted February 27, 1997.+
  10.15  Form of Stock Option Agreement+
  10.16  Employment Agreement with Renee M. Martin, dated March 20, 1998+
  10.17  Software License with DPI/TFS, Inc., dated April 10, 1997+
  10.18  Fourth Amendment to Lease Agreement for property located at 200 North
         LaSalle, Chicago, IL, dated April 4, 1998.+
  10.19  Lease Agreement for property located at 1120 Vermont Avenue, N.W.,
         Washington, D.C., dated as of May 4, 1998.+
  10.20  Lease Agreement for property located at 1200 West Seventh Street, Los
         Angeles, California, dated as of May 19, 1998.+
  12.1   Statement re Computation of Ratios+
  21.1   Subsidiaries of the Registrant+
  23.1   Consent of Arthur Andersen LLP
         Consent of Ross & Hardies (included as part of its opinions filed as
  23.2   Exhibits 5.1 and 8.1 hereto)+
  24.1   Powers of Attorney (included on signature pages hereof)+
  25.1   Statement of Eligibility of Trustee+
  99.1   Form of Letter of Transmittal+
  99.2   Form of Notice of Guaranteed Delivery+

--------
+  Previously Filed.

 (B) Financial Statement Schedules.

  Schedules not listed have been omitted because they are inapplicable or the information required to be set forth therein is provided in the Consolidated Financial Statements of the Company or notes thereto.

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

    (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the
City of Chicago, State of Illinois, on       , 1998.

                                          Focal Communications Corporation

                                                 /s/ Robert C. Taylor, Jr.
                                          By: _________________________________
                                                  ROBERT C. TAYLOR, JR.
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities indicated on       , 1998.

              SIGNATURE                               TITLE(S)

      /s/ Robert C. Taylor, Jr.        President, Chief Executive Officer and
-------------------------------------   Director
        ROBERT C. TAYLOR, JR.

        /s/ John R. Barnicle*          Executive Vice President, Chief
-------------------------------------   Operating Officer, Assistant
          JOHN R. BARNICLE              Secretary, and Director

        /s/ Joseph A. Beatty           Executive Vice President, Principal
-------------------------------------   Financial Officer, Treasurer and
          JOSEPH A. BEATTY              Assistant Secretary

       /s/ Robert M. Junkroski         Controller (Principal Accounting
-------------------------------------   Officer)
         ROBERT M. JUNKROSKI

     /s/ James E. Crawford, III*       Director
-------------------------------------
       JAMES E. CRAWFORD, III

        /s/ Paul T. Finnegan*          Director
-------------------------------------
          PAUL T. FINNEGAN

       /s/ Richard D. Frisbie*         Director
-------------------------------------
         RICHARD D. FRISBIE

         /s/ James N. Perry*           Director
-------------------------------------
         JAMES N. PERRY, JR.

        /s/ Paul G. Yovovich*          Director
-------------------------------------
          PAUL G. YOVOVICH
*Signed by Joseph A. Beatty pursuant to power of attorney